As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333-169432

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Wolverine Bancorp, Inc. and

Wolverine Bank 401(k) Profit Sharing Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5710 Eastman Avenue

Midland, Michigan 48640

(989) 631-4280

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. David H. Dunn

President and Chief Executive Officer

5710 Eastman Avenue

Midland, Michigan 48640

(989) 631-4280

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Eric Luse, Esq. Steven Lanter, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 780 Washington, D.C. 20015 (202) 274-2000	Lori M. Beresford Kilpatrick Stockton LLP 607 14th Street, N.W. Suite 900 Washington, DC 20005 (202) 508-5880

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,901,375	$10.00	$39,013,750 (1)	$2,782 (2)
Participation interests	169,846 interests			(3)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously filed.
(3)	The securities of Wolverine Bancorp, Inc. to be purchased by the Wolverine Bank 401(k) Profit Sharing Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

WOLVERINE BANK

401(k) PLAN

Offering of Participation Interests in up to 169,846 Shares of

WOLVERINE BANCORP, INC.

COMMON STOCK

In connection with the conversion of Wolverine Bank (“Wolverine Bank” or the “Bank”) from the mutual to the stock form of organization and the related offering of shares of common stock of Wolverine Bancorp, Inc., Wolverine Bancorp, Inc. and the Bank are allowing participants in the Wolverine Bank 401(k) Plan (the “Plan”) to invest all or a portion of their accounts in the common stock of Wolverine Bancorp, Inc.

Wolverine Bank adopted the Plan, effective as of September 15, 2010, for the benefit of the Bank’s employees. The Plan replaced the Pentegra Defined Contribution Plan for Financial Institutions (the “Prior Plan”). The account balances of active employees of the Bank have been transferred from the Prior Plan to the Plan provided that such active employees consented to the transfer.

Wolverine Bank has registered on behalf of the Plan up to 169,846 participation interests so that the trustee of the Plan could purchase up to 169,846 shares of Wolverine Bancorp, Inc. common stock in the offering at the purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in stock units representing an ownership interest in the common stock of Wolverine Bancorp, Inc. at the time of the stock offering.

The prospectus of Wolverine Bancorp, Inc., dated [                    ], accompanies this prospectus supplement. It contains detailed information regarding the conversion and stock offering of Wolverine Bancorp, Inc. common stock and the financial condition, results of operations and business of Wolverine Bancorp, Inc. and Wolverine Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see the “Risk Factors” section of the prospectus.

The interests in the Plan and the offering of Wolverine Bancorp, Inc. common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Wolverine Bancorp, Inc. of interests or shares of common stock pursuant to the Plan. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Wolverine Bancorp, Inc., Wolverine Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock or stock units representing an ownership interest in Wolverine Bancorp, Inc. common stock shall under any circumstances imply that there has been no change in the affairs of Wolverine Bancorp, Inc. or any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is [                    ].

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THE OFFERING

Securities Offered

Wolverine Bancorp, Inc. is offering stock units in the Wolverine Bank 401(k) Plan adopted by Wolverine Bank (the “Plan”). The stock units represent indirect ownership of Wolverine Bancorp, Inc. common stock through the Wolverine Bancorp, Inc. Stock Fund established under the Plan in connection with the stock offering. The Plan may acquire up to 169,846 shares of Wolverine Bancorp, Inc. common stock in the stock offering for the accounts of active employees. Only employees of Wolverine Bank may become participants in the Plan and only participants may purchase stock units in the Wolverine Bancorp, Inc. Stock Fund. Your investment in stock units in connection with the stock offering through the Wolverine Bancorp, Inc. Stock Fund is subject to the purchase priorities contained in the Plan of Conversion of Wolverine Bank.

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Wolverine Bancorp, Inc. is contained in the accompanying prospectus. The address of the principal executive office of Wolverine Bancorp, Inc. and Wolverine Bank is 5710 Eastman Avenue, Midland, Michigan 48640. Wolverine Bank’s telephone number is (989) 631-4280.

All elections to purchase stock units in the Wolverine Bancorp, Inc. Stock Fund in the stock offering under the Plan and any questions about this prospectus supplement should be addressed to Rick A. Rosinski, Chief Operating Officer and Treasurer, Wolverine Bank, 5710 Eastman Avenue, Midland, Michigan 48640, telephone number: (989) 839-8771; fax: (989) 631-7610; email: rick.rosinski@wolverinebank.com.

Questions about the common stock being offered or about the prospectus may be directed to the Stock Information Center at (____) ____ - _____.

Election to Purchase Common Stock in the Offering: Priorities	In connection with the conversion and stock offering, you may elect to transfer all or part of your account balances in the Plan to the Wolverine Bancorp, Inc. Stock Fund, to be used to purchase common stock of Wolverine Bancorp, Inc. issued in the stock offering. The trustee of the Wolverine Bancorp, Inc. Stock Fund will purchase common stock of Wolverine Bancorp, Inc. to be held as stock units in accordance with your directions. However, such directions are subject to purchase limitations in the Plan of Conversion of Wolverine Bank.

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The shares of common stock of Wolverine Bancorp, Inc. are being offered at $10 per share in a subscription offering and community offering. In the offering, the shares are being offered in the following descending order of priority:

Subscription Offering:

(1)	First, to depositors of Wolverine Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2009.

(2)	Second, to Wolverine Bank’s tax-qualified plans, including the employee stock ownership plan.

(3)	Third, to depositors of Wolverine Bank with aggregate account balances of at least $50 as of the close of business on [__________].

(4)	Fourth, to depositors of Wolverine Bank as of [_____________] and to borrowers of Wolverine Bank as of April 2, 1993 whose borrowings remain outstanding as of [___________].

If there are shares remaining after all of the orders in the subscription offering have been filled, shares may be offered in a community offering to the general public.

If you fall into subscription offering categories (1), (3), or (4) above, you have subscription rights to purchase Wolverine Bancorp, Inc. common stock in the subscription offering and you may use funds in the Plan to pay for the stock units. You may also be able to purchase stock units representing an ownership interest in shares of Wolverine Bancorp, Inc. common stock in the subscription offering even though you are ineligible to purchase through subscription offering categories (1), (3), or (4) if Wolverine Bancorp, Inc. determines to allow the Plan to purchase stock through subscription offering category (2), reserved for its tax-qualified employee plans. If the Plan is not included in category (2), then any order for stock units placed by those ineligible to subscribe in categories (1), (3), and (4) will be considered an order placed in the community offering. Subscription offering orders, however, will have preference over orders placed in a community offering.

You may also be able to purchase Wolverine Bancorp, Inc. common stock outside of the Plan. You will separately receive offering materials in the mail, including a Stock Order Form. If you wish to purchase stock outside of the Plan, you must complete and submit the Stock Order Form and payment, using the reply envelope provided.

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The amount that you elect to transfer from your existing account balances for the purchase of stock units representing an ownership interest in shares of Wolverine Bancorp, Inc. common stock in the stock offering will be removed from your existing accounts and transferred to an interest-bearing cash account, pending the closing of the conversion, which will occur up to several weeks after the stock offering period ends.

At the closing of the conversion, and subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the stock offering is over-subscribed and whether the Plan will purchase through category 2), the amount that you have transferred to purchase stock units will be placed in the Wolverine Bancorp, Inc. Stock Fund and allocated to your Plan account.

In the event the stock offering is oversubscribed, i.e. there are more orders for shares of common stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase shares of common stock in the stock offering, the amount that cannot be invested in shares of common stock, and any interest earned, will be reinvested in the other investment funds of the Plan in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you do not have an existing election as to the investment of future contributions, then such amounts will be transferred to and invested in the applicable Target Retirement Fund (based upon your normal retirement date), pending your reinvestment in another fund of your choice.

If you choose not to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Composition and Purpose of Stock Units	The Wolverine Bancorp, Inc. Stock Fund will initially invest 100% in the common stock of Wolverine Bancorp, Inc. Accordingly, initially one stock unit will equal one share of common stock of Wolverine Bancorp, Inc. and a stock unit will be initially valued at $10.

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After the closing of the conversion, as Plan participants begin to trade their stock units or acquire new stock units, the Wolverine Bancorp, Inc. Stock Fund will maintain a cash component for liquidity purposes. Liquidity is required in order to facilitate daily transactions such as investment transfers or distributions from the Wolverine Bancorp, Inc. Stock Fund. Following the stock offering, each day, the stock unit value of the Wolverine Bancorp, Inc. Stock Fund will be determined by dividing the total market value of the Wolverine Bancorp, Inc. Stock Fund at the end of the day by the total number of units held in the Wolverine Bancorp, Inc. Stock Fund by all participants as of the previous day’s end. The change in stock unit value reflects the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the Wolverine Bancorp, Inc. Stock Fund, less any investment management fees. The market value and unit holdings of your account in the Wolverine Bancorp, Inc. Stock Fund will be reported to you on your regular Plan participant statements and you may also view your account balances by internet access to your account.

Value of the Plan Assets	As of September 7, 2010, the market value of the assets of the Plan was approximately $1,698,467, all of which was attributable to active employees of Wolverine Bank.

In Order to Participate in the Offering	Enclosed is a Special Investment Election Form on which you can elect to transfer all or a portion of your account balance in the Plan to the Wolverine Bancorp, Inc. Stock Fund for the purchase of stock units at $10 each in the offering. If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering (which will be designated as “stock units” in the Plan), you should indicate that decision on the Special Investment Election Form. If you do not wish to purchase stock units in the offering through the Plan, you must still fill out the Special Investment Election Form and check the box for “No Election” in Section D of the form. In either case, return the Special Investment Election Form to Rick A. Rosinski, Chief Operating Officer and Treasurer, Wolverine Bank, as indicated below, no later than _________, ______ __, 2010 at __:00 p.m., Eastern Standard Time.

How to Order

You can elect to transfer all or a portion of your account balance in the Plan to the Wolverine Bancorp, Inc. Stock Fund for the purchase of stock units. This is done by following the procedures described below. Please note the following stipulations concerning this election:

•     You can direct all or a portion of your current account balance to the Wolverine Bancorp, Inc. Stock Fund.

•     Your election is subject to a minimum purchase of 25 shares which equates to $250.00.

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•     Your election is subject to a maximum purchase of 35,000 shares which equals $350,000.

•     The election period for purchases through the Plan closes [______, ________ __, 2010, at __:00 p.m., Eastern Standard Time.]

•     After your election is accepted, funds will be transferred from each of your designated accounts in a dollar amount rounded down to the closest amount divisible by $10.00. The transferred amount will remain in an interest bearing account until the conversion closes. At that time, the common shares purchased based on your election will be transferred to the Wolverine Bancorp, Inc. Stock Fund and any remaining funds will be transferred out of the interest bearing account for investment in other funds under the Plan based on your election currently on file for future contributions. If you do not have an election on file for future contributions, any remaining funds will be transferred to the applicable Target Retirement Fund (based upon your normal retirement date) to be reinvested by you in your discretion.

•     The amount transferred to the interest bearing account needs to be segregated and held until the conversion closes. Therefore, this money is not available for distributions, loans or withdrawals.

•     During the offering period, however, you will continue to have the ability to transfer amounts not invested in the Wolverine Bancorp, Inc. Stock Fund among all the other investment funds on a daily basis.

You are allowed only one election to transfer funds to the Wolverine Bancorp, Inc. Stock Fund. Follow these steps to make your election to use all or part of your account balance in the Plan to purchase shares in the stock offering:

•     Use the enclosed Special Investment Election Form to transfer all or a portion of your account balance to the Wolverine Bancorp, Inc. Stock Fund to purchase stock in the offering. Your interests in the fund will be represented by stock units. Indicate next to each fund in which you are invested, the percentage amount of that fund you wish to transfer to the Wolverine Bancorp, Inc. Stock Fund.

•     Please print your name and social security number on the Special Investment Election Form.

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•     Please complete Section D of the Special Investment Election Form - Purchaser Information - indicating your individual purchase priority and provide the information requested on your accounts in Wolverine Bank.

•     Sign and date the Special Investment Election Form and return it by hand delivery, regular mail or fax to the person designated immediately below.

Order Deadline	If you wish to purchase common stock with your Plan account balances, your Special Investment Election Form must be received by Rick A. Rosinski, Chief Operating Officer and Treasurer, Wolverine Bank, 5710 Eastman Avenue, Midland, Michigan 48640, telephone number (989) 839-8771; fax (989) 631-7610; no later than __:00 p.m., Eastern Standard Time, on _______, ______ __, 2010. To allow for processing, this deadline is prior to the offering period deadline for the return of Stock Order Forms (which is ______ __, 2010). If you have any questions with respect to the Special Investment Election Form, please contact Rick A. Rosinski.

Irrevocability of Transfer Direction	You may not revoke your Special Investment Election Form once it has been delivered to Rick A. Rosinski. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering among all of the other investment funds on a daily basis.

Other Purchases in Your Account During the Offering Period	Whether or not you choose to purchase stock in the offering through the Plan, you will at all times have complete access to those amounts in your account that you do not apply towards purchases in the offering. For example, you will be able to purchase other funds within the Plan with that portion of your account balance that you do not apply towards purchases in the offering during the offering period. Such purchases will be made at the prevailing market price in the same manner as you make such purchases now, i.e., through telephone transfers and internet access to your account. You can only purchase stock units in the offering through the Plan by returning your Special Investment Election Form to Rick A. Rosinski, Chief Operating Officer and Treasurer, Wolverine Bank, by the due date. You cannot purchase stock units in the offering by means of telephone transfers or the internet. That portion of your Plan account balance that you elect to apply towards the purchase of stock units in the offering will be irrevocably committed to such purchase.

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Direction to Purchase Wolverine Bancorp, Inc. Stock Fund Units after the Offering	After the conversion closes, you will again have complete access to any amount that you directed towards the purchase of shares in the offering. For example, after the conversion closes, you may sell any shares that you purchased in the offering. Special restrictions may apply to transfers directed to and from the Wolverine Bancorp, Inc. Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Wolverine Bancorp, Inc.

Purchase Price of Common Stock in the Offering

The trustee will pay $10 per share of common stock in the stock offering, which will be the same price paid by all other persons for a share of common stock in the stock offering. No sales commission will be charged for common stock purchased in the stock offering.

After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trustee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

Nature of a Participant’s Interest in the Common Stock	The common stock acquired by the trustee will be denominated in stock units in trust for the participants of the Plan. Stock units acquired by the trustee at your direction will be allocated to your account.

Voting Rights of Common Stock	The Plan provides that you may direct the trustee how to vote any shares of Wolverine Bancorp, Inc. common stock held by the Wolverine Bancorp, Inc. Stock Fund, represented by the stock units credited to your account. If the trustee does not receive your voting instructions, the Plan administrator will exercise these rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

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DESCRIPTION OF THE PLAN

Introduction

Wolverine Bank adopted the Plan effective as of September 15, 2010. In connection with the conversion of Wolverine Bank from the mutual to stock form of organization and the establishment of a new stock holding company, Wolverine Bank desires to permit employees who participate in the Plan to purchase common stock of Wolverine Bancorp, Inc.

The Plan is a single employer tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Wolverine Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Wolverine Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with Rick A. Rosinski, Chief Operating Officer and Treasurer, Wolverine Bank; telephone number: (989) 839-8771; fax: (989) 631-7610; email: rick.rosinski@wolverinebank.com. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

As an employee of Wolverine Bank, you become eligible to participate in the Plan on the first day of the month coincident with or next following the date you complete three months of employment. In order for you to complete three months of employment, you must compete at least 250 hours of employment in a three-consecutive month period. The initial eligibility period is measured from your date of employment.

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You become eligible to receive employer contributions on the first day of the month coincident with or next following the date you complete one year of employment and attain age 21. In order for you to complete one year of employment, you must complete at least 1,000 hours of employment in a 12-consecutive month period. The initial 12 consecutive month period is measured from your first day of employment.

Contributions under the Plan

Elective Deferrals. You are permitted to defer on a pre-tax basis any whole percentage of your Plan Salary, up to 100%, subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. You may also designate your elective contributions to a Plan account that accepts Roth after-tax contributions. For purposes of the Plan, “Plan Salary” means your total taxable compensation as reported on your Form W-2, including any pre-tax contributions that you make to a Section 125 cafeteria plan and qualified transportation fringe benefits plan under Code Section 132(f). In 2010, the Plan Salary of each participant taken into account under the Plan is limited to $245,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code).

In connection with the stock offering, you may, as described above, direct the trustee to invest up to 100% of your Plan account in the Wolverine Bancorp, Inc. Stock Fund as a one-time special election. Following the stock offering, you may elect to defer up to 100% of your elective salary deferral contributions or matching contributions into the Wolverine Bancorp, Inc. Stock Fund and you may also elect to transfer into the Wolverine Bancorp, Inc. Stock Fund all or a portion of your accounts invested in other funds under the Plan.

Employer Matching Contributions. Wolverine Bank will make Safe Harbor matching contributions to the Plan equal to 100% of your contributions, up to 3% of your Plan Salary, plus 50% of your elective contributions that exceed 3% of your Plan Salary, but do not exceed 5% of your Plan Salary.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2010, the amount of your before-tax contributions and, if applicable, after-tax Roth contributions may not exceed $16,500 per calendar year.

Catch-up Contributions. If you have made the maximum amount of regular before-tax contributions allowed by the Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the Plan Year), you are also eligible to make an additional catch-up contribution. You may authorize your employer to withhold a specified dollar amount of your compensation for this purpose. For 2010, the maximum catch-up contribution is $5,500.

Vesting under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in your elective deferral contributions and employer Safe Harbor matching contributions.

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Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in the Plan’s trust (the “Trust”).

Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following funds:

S&P 500 Index Fund

TIPS Index Fund

S&P MidCap Fund

NASDAQ 100 Index Fund

Russell 2000 Index Fund

International Fund

Passive Bond Market Index Fund

SSgA Target Retirement 2010 Fund

SSgA Target Retirement 2015 Fund

SSgA Target Retirement 2020 Fund

SSgA Target Retirement 2025 Fund

SSgA Target Retirement 2030 Fund

SSgA Target Retirement 2035 Fund

SSgA Target Retirement 2040 Fund

SSgA Target Retirement 2045 Fund

SSgA Target Retirement 2050 Fund

SSgA Target Retirement Income Fund

Pentegra Stable Value Fund

Short Term Investment Fund

Government Short Term Investment Fund

US REIT Index Fund

Vanguard Growth Index Fund

Vanguard Value Index Fund

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Performance History

The following table provides performance data with respect to the above investment funds as of June 30, 2010:

Fund Name	YTD Returns as of June 30, 2010	Average Annual Total Returns as of June 30, 2010

		1 Year	3 Year	5 Year	10 Year
S&P 500 Index Fund	-6.91%	13.79%	-10.28%	-1.35%	-2.11%
TIPS Index Fund	4.05%	8.77%	6.92%	4.29%	n/a
S&P MidCap Fund	-1.65%	24.14%	-6.43%	1.61%	4.76%
Nasdaq 100 Index Fund	-6.51%	17.67%	-3.59%	2.77%	-7.77%
Russell 2000 Index Fund	-2.20%	20.84%	-8.91%	-0.07%	2.50%
International Fund	-13.34%	5.47%	-13.66%	0.43%	-0.68%
Passive Bond Market Index Fund	5.06%	8.94%	7.09%	4.99%	5.89%
SSgA Target Retirement 2010 Fund	0.12%	12.22%	-1.08%	1.81%	n/a
SSgA Target Retirement 2015 Fund	-1.07%	13.31%	-3.05%	n/a	n/a
SSgA Target Retirement 2020 Fund	-2.06%	13.55%	-4.38%	1.26%	n/a
SSgA Target Retirement 2025 Fund	-2.88%	14.22%	-5.57%	n/a	n/a
SSgA Target Retirement 2030 Fund	-3.70%	14.29%	-6.73%	0.76%	n/a
SSgA Target Retirement 2035 Fund	-4.79%	14.51%	-7.72%	n/a	n/a
SSgA Target Retirement 2040 Fund	-5.12%	14.08%	-7.83%	0.77%	n/a
SSgA Target Retirement 2045 Fund	-5.20%	14.27%	-7.71%	n/a	n/a
SSgA Target Retirement 2050 Fund	-5.12%	14.33%	n/a	n/a	n/a
SSgA Target Retirement Income Fund	-0.19%	9.53%	0.38%	2.33%	n/a
Pentegra Stable Value Fund	1.06%	2.11%	2.61%	3.10%	3.90%
Short Term Investment Fund	-0.09%	-0.12%	1.53%	2.66%	2.52%
Government Short Term Investment Fund	-0.15%	-0.28%	1.27%	2.52%	2.38%
US REIT Index Fund	4.91%	54.13%	-10.95%	-1.18%	n/a
Vanguard Growth Index Fund	-8.24%	12.49%	-6.98%	-0.06%	-4.32%
Vanguard Value Index Fund	-5.62%	15.62%	-13.38%	-2.56%	0.05%

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Description of the Investment Funds

The following is a description of each of the funds as of June 30, 2010:

S&P 500 Index Fund. The fund seeks to replicate the returns and characteristics of the S&P 500 Index. The fund seeks to maintain the returns of the index by investing in a portfolio that replicates the index by owning securities in the same capitalization weights as they appear in the index. Replication seeks low turnover, accurate tracking, and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs in the fund. The fund uses a hierarchy of trading alternatives when appropriate – internal crossing, external crossing, futures, and open market trades – to attempt to capitalize on every opportunity to reduce the fund’s transaction costs. To provide 100% equity exposure, the base fund maintains a small (generally less than 5%) position in unleveraged S&P 500 stock index futures contracts. Futures help enable better tracking of index returns and allow for greater liquidity.

TIPS Index Fund. The fund seeks to match the total rate of return of the Barclays Capital U.S. Inflation Notes Index during a calendar year. The fund seeks to match the return of the index by investing in a portfolio of U.S. Treasury inflation protected securities. The duration of the fund is managed to that of the benchmark at all times, as are the sector and security weights. Overall sector and security weightings are also matched to the index. The fund is one of full replication, investing in a portfolio that owns the market-value weight of each security in the index.

S&P MidCap Fund. The fund seeks to replicate the returns and characteristics of the S&P MidCap 400 Index. The fund seeks to match the return of the index by investing in a portfolio that owns units of one or more portfolios that hold securities of the index, in the same capitalization weights as they appear in the index. Replication seeks low turnover, accurate tracking and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs. We use a hierarchy of trading alternatives when appropriate – internal crossing, external crossing, futures, and open market trades – to attempt to capitalize on every opportunity to reduce transaction costs. To provide 100% equity exposure, the base fund maintains a small (generally less than 5%) position in S&P MidCap 400 stock index futures contract. Futures help enable better tracking of index returns and allow for greater liquidity.

Nasdaq 100 Index Fund. The fund seeks to match the performance of the NASDAQ 100 Index. The fund invests in all of the stocks in the NASDAQ 100 Index in proportion to their weighting in the Index. The Fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

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Russell 2000 Index Fund. The fund seeks to replicate the returns and characteristics of the Russell 2000 Index. The fund seeks to match the return of the index by investing in a portfolio that holds the securities of the index. Replication seeks low turnover, accurate tracking and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs. We use a hierarchy of trading alternatives when appropriate – internal crossing, external crossing, futures, and open market trades – to attempt to capitalize on every opportunity to reduce transaction costs. To provide 100% exposure to the equity market and help increase tracking accuracy, the base fund may hold Russell 2000 Index futures contracts (no more than 5% of the holdings are futures). Futures help enable better tracking of index returns and allow for greater liquidity.

International Fund. The fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE) Index while providing daily liquidity. The fund typically invests in all the stocks in the MSCI EAFE Index in proportion to their weighting in the Index. The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

Passive Bond Market Index Fund. The fund seeks to match the returns of the Barclays Capital U.S. Aggregate Bond Index. The fund invests primarily in government, corporate, mortgage-backed and asset-backed securities. The fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.

SSgA Target Retirement Funds (including SSgA Target Retirement Income Fund, SSgA Target Retirement 2010 Fund, SSgA Target Retirement 2015 Fund, SSgA Target Retirement 2020 Fund, SSgA Target Retirement 2025, Fund SSgA Target Retirement 2030 Fund, SSgA Target Retirement 2035, SSgA Target Retirement 2040, Fund Fund SSgA Target Retirement 2045 Fund, and SSgA Target Retirement 2050 Fund). These funds offer complete, low cost investment strategies with asset allocations which become more conservative as you near retirement and are designed for people who want a professional to decide what types of investments are best for their selected retirement date. You simply select the fund with a date closest to when you expect to retire and invest accordingly. The funds seek to match, as closely as possible, the performance of the corresponding SSgA Custom Index, over the long term. Each fund seeks to achieve its objective by investing in a set of underlying SSgA collective trust funds representing various asset classes. Each fund (other than the SSgA Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name.

Over time, the allocation to asset classes and funds change according to a predetermined “glide path.” (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund). Each fund’s asset allocation will become more conservative as it approaches its target retirement date. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of a portfolio, which may be a primary source of income after retirement. The allocations reflected in the glide path do not reflect tactical decisions made by SSgA to overweight or underweight a particular asset class based on its market outlook but rather management of each fund’s strategic allocation according to its glide path and applicable benchmark. Each fund attempts to closely match the characteristics and returns or its custom benchmark as opposed to any attempts to outperform this benchmark.

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Once a fund reaches its target retirement date, it will begin a five-year transition period to the SSgA Target Retirement Income Fund resulting at the end of that five-year period in an allocation to stocks that will remain fixed at approximately 35% of assets. The remainder of the fund will be invested in fixed-income securities.

Pentegra Stable Value Fund. The fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. The fund invests in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. Each issuer must meet the credit quality criteria in order to be approved by the investment manager. The fund is managed to a weighted average maturity of approximately 1.5-4.0 years and maintains an average AA credit quality.

Short Term Investment Fund. The fund seeks to maximize current income while preserving capital and liquidity through investing in a diversified portfolio of short-term securities. The fund’s yield reflects short-term interest rates. The fund seeks to maintain a diversified portfolio of short-term securities by investing in high-quality money market securities and other short-term debt investments. Most of the investments in the fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investors Service.

Government Short Term Investment Fund. This fund seeks to provide the safety of principal and current income offered by short-term U.S. government securities. The fund seeks to preserve principal and offer liquidity by investing only in short-term issues of the U.S. Treasury and its agencies. The fund’s investments have a short time to maturity, with no more than 20% of the fund invested beyond 90 days. No security may have a maturity of more than 13 months.

US REIT Index Fund. The fund invests primarily in equity shares of real estate investment trusts (REITs). The fund typically invests in all securities in the Dow Jones/Wilshire REIT Index in proportion to their weighting in the Index. The fund seeks to match the performance of the Dow Jones/Wilshire REIT Index while providing daily liquidity. As such we seek to maintain sector and security weightings that closely match the Index. The Dow Jones/Wilshire REIT Index is comprised of 90 publicly traded REITs. To be included in the Index, a company must be an equity owner and operator of commercial (or residential) real estate and must generate at least 75% of its revenue from such assets. The REITs invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. REITS generate income from rentals or lease payments and offer the potential for growth from property appreciation and the potential for capital gains from the sale of properties.

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Vanguard Growth Index. The fund seeks to track the investment performance of the MSCI US Prime Market Growth Index, an unmanaged benchmark representing large U.S. firms. Using full replication, the portfolio holds all stocks in the same capitalization weighing as the index. The experience and stability of Vanguard’s Quantitative Equity Group have permitted continuous refinement of techniques for reducing tracking error. The group uses proprietary software to implement trading decisions that accommodate cash flow and maintain close correlation with index characteristics. Vanguard’s refined indexing process, combined with low management fees and efficient trading, has provided tight tracking net of expenses.

Vanguard Value Index. The fund seeks to track the investment performance of the MSCI US Prime Market Value Index, an unmanaged benchmark representing U.S. large-capitalization value stocks. Using full replication, the portfolio holds all stocks in the same capitalization weighing as the index. The experience and stability of Vanguard’s Quantitative Equity Group have permitted continuous refinement of techniques for reducing tracking error. The group uses proprietary software to implement trading decisions that accommodate cash flow and maintain close correlation with index characteristics. Vanguard’s refined indexing process, combined with low management fees and efficient trading, has provided tight tracking net of expenses.

Wolverine Bancorp, Inc. Stock Fund. In connection with the stock offering, the Plan now offers the Wolverine Bancorp, Inc. Stock Fund as an additional choice to the investment options described above. Wolverine Bancorp, Inc. Stock Fund invests primarily in the shares of common stock of Wolverine Bancorp, Inc. In connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest up to 100% of your Plan account in Wolverine Bancorp, Inc. Stock Fund as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your elective deferral contributions or matching contributions in Wolverine Bancorp, Inc. Stock Fund; you may also elect to transfer into Wolverine Bancorp, Inc. Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

Wolverine Bancorp, Inc. Stock Fund consists primarily of investments in the shares of common stock of Wolverine Bancorp, Inc. After the stock offering, the trustee of the Plan will use all amounts held by it in Wolverine Bancorp, Inc. Wolverine Bancorp, Inc. Stock Fund to purchase additional shares of common stock of Wolverine Bancorp, Inc.

As of the date of this prospectus supplement, there is no established market for Wolverine Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of Wolverine Bancorp, Inc. Stock Fund. Performance of Wolverine Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Wolverine Bancorp, Inc. and Wolverine Bank and market conditions for shares of Wolverine Bancorp, Inc. common stock generally.

Investments in Wolverine Bancorp, Inc. Stock Fund involve specials risks common to investments in the shares of common stock of Wolverine Bancorp, Inc.

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For a discussion of material risks you should consider, see the “Risk Factors” section of the attached prospectus and the section of the Prospectus Supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

Withdrawals and Distributions from the Plan

Applicable federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the participant’s termination of employment with Wolverine Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59  1/2, regardless of whether such a withdrawal occurs during the participant’s employment with Wolverine Bank or after termination of employment.

Withdrawal from your Account while Employed. In general, employer contributions credited on your behalf are available for in-service withdrawal after such employer contributions have been invested in the Plan for 2 years or you have been a participant in the Plan for at least 5 years or you have reached the age of 59 1/2. In addition, your elective deferrals are available, in general, for in-service withdrawal after you have reached the age of 59 1/2.

Hardship. In the event you incur a financial hardship, you may request a withdrawal from your 401(k) Plan account.

Rollover Account. You may make a withdrawal from your rollover account without any restrictions and pursuant to the procedures established in the Plan.

Loan. You may request a loan from your account pursuant to the procedures established in the Plan.

Distribution upon Termination of Employment. You may make withdrawals from your account at any time after you terminate employment. In the event your vested account balance as of the date of your termination is less than $1,000, your interest in the Plan will be cashed out and payment sent to you. If your total vested account equals or exceeds $1,000, you may elect, in lieu of a lump sum payment, to be paid in annual installments with the right to take in a lump sum the vested balance of your account at any time during such payment period.

Disability. In the event you become disabled, you will be entitled to the same withdrawal rights as if you had terminated your employment.

Death. In the event of your death, the value of your entire account will be payable to your beneficiary.

Administration of the Plan

The Trustee and Custodian. The trustee of the Plan is Pentegra Trust Company. Pentegra Trust Company serves as trustee for all the investment funds under the Plan, except for the Wolverine Bancorp, Inc. Stock Fund. Wolverine Bank is the trustee of the Wolverine Bancorp, Inc. Stock Fund.

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Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is Wolverine Bank, Attention: Rick A. Rosinski, Chief Operating Officer and Treasurer, Wolverine Bank, 5710 Eastman Avenue, Midland, Michigan 48640, telephone number: (989) 839-8771. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of Wolverine Bank to continue the Plan indefinitely. Nevertheless, Wolverine Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Wolverine Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Wolverine Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

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Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Wolverine Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59  1/2, and consists of the balance credited to participants under the Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by Wolverine Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Wolverine Bank, which is included in the distribution.

Wolverine Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Wolverine Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Wolverine Bancorp, Inc. common stock, that is, the excess of the value of Wolverine Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Wolverine Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Wolverine Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Wolverine Bancorp, Inc. common stock, to the extent of the amount of net

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unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Wolverine Bancorp, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Wolverine Bancorp, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account (IRA) in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

There has been an important change in Federal law that provides specific rights concerning investments in employer securities, such as Wolverine Bancorp, Inc. common stock. Because you may in the future have investments in Wolverine Bancorp, Inc. Stock Fund under the Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The Plan must allow you to elect to move any portion of your account that is invested in the Wolverine Bancorp, Inc. Stock Fund from that investment into other investment alternatives under the Plan. You may contact the Plan Administrator shown above for specific information regarding this new right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the Plan are available to you if you decide to diversify out of the Wolverine Bancorp, Inc. Stock Fund.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in Wolverine Bancorp, Inc. common stock through the Plan.

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It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Wolverine Bank, the Plan Administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Wolverine Bancorp, Inc. common stock, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Wolverine Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Wolverine Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of Wolverine Bancorp, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Wolverine Bancorp, Inc. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Wolverine Bancorp, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Wolverine Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Wolverine Bancorp, Inc.’s common stock resulting from non-exempt purchases and sales of Wolverine Bancorp, Inc. common stock within any six-month period.

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The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases within the Wolverine Bancorp, Inc. Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the assets available for plan benefits at December 31, 2009, is available upon written request to the Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock has been passed upon by Luse Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to Wolverine Bancorp, Inc. in connection with Wolverine Bancorp, Inc.’s stock offering.

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PROSPECTUS

WOLVERINE BANCORP, INC.

(Proposed Holding Company for Wolverine Bank)

Up to 3,392,500 Shares of Common Stock

Wolverine Bancorp, Inc., a Maryland corporation, is offering up to 3,392,500 shares of common stock on a best efforts basis in connection with the conversion of Wolverine Bank, a federally chartered savings bank, from the mutual to the stock form of organization. We may sell up to 3,901,375 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 2,507,500 shares in order to complete the offering. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “WBKC” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering the shares of common stock in a “subscription offering.” Depositors of Wolverine Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2009 will have first priority rights to buy our shares of common stock. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account is 35,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 50,000 shares. The offering is expected to expire at 12:00 noon, Eastern time, on [expiration date]. We may extend this expiration date without notice to you until [extension date], unless the Office of Thrift Supervision approves a later date, which may not be beyond [final date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 3,901,375 shares or decreased to fewer than 2,507,500 shares. If the offering is extended beyond [extension date], or if the number of shares of common stock to be sold is increased to more than 3,901,375 shares or decreased to fewer than 2,507,500 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Wolverine Bank and will earn interest at a rate of 0.05% per annum until completion of the offering.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. has advised us that following the offering it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	2,507,500	2,950,000	3,392,500	3,901,375
Gross offering proceeds	$25,075,000	$29,500,000	$33,925,000	$39,013,750
Estimated offering expenses (excluding selling agent fees and expenses)	$1,011,950	$1,011,950	$1,011,950	$1,011,950
Estimated selling agent fees and expenses(1) (2)	$370,163	$421,050	$471,938	$530,458
Estimated net proceeds	$23,692,887	$28,067,000	$32,441,112	$37,471,342
Estimated net proceeds per share	$9.45	$9.51	$9.56	$9.60

(1)	See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.
(2)	If all shares of common stock are sold in the syndicated community offering, excluding shares purchased by the employee stock ownership plan and shares purchased by insiders of Wolverine Bancorp, Inc., for which no selling agent commissions would be paid, the maximum selling agent commissions and expenses would be $1.3 million at the minimum, $1.6 million at the midpoint, $1.8 million at the maximum and $2.1 million at the maximum, as adjusted. See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of fees to be paid to Keefe, Bruyette & Woods, Inc. and other FINRA member firms in the event that shares are sold in a syndicated community offering.

These securities are not deposits or savings accounts and are not federally insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at (            )             -            .

KEEFE, BRUYETTE & WOODS

The date of this prospectus is November     , 2010.

WOLVERINE BANK SAGINAW BAY Midland Saginaw 10 127 10 75 23 23 23 475 69 75 59 96 496 Frankenmuth MICHIGAN Flint Lansing Fenton Downtown Office Frankenmuth Office 118 Ashman Street 464 North Main Street Midland, MI 48640 Frankenmuth, MI 48734 South Saginaw Road Office Saginaw Loan Center 1015 South Saginaw Road 3200 Tittabawassee Road, Midland, MI 48640 Suite 2 Saginaw, MI 48604 Eastman Avenue Office 5710 Eastman Avenue Midland, MI 48640

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SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Financial Statements and the notes to the Financial Statements.

In this prospectus, the terms “we,” “our,” and “us” refer to Wolverine Bancorp, Inc. and Wolverine Bank, unless the context indicates another meaning.

Wolverine Bank

Wolverine Bank is a federally chartered savings bank headquartered in Midland, Michigan. Wolverine Bank was originally chartered in 1933. At June 30, 2010, we had $308.6 million of total assets, $176.5 million of deposits and $41.7 million of total equity. We provide financial services primarily to individuals, families and businesses in the Great Lakes Bay Region of Michigan and to a lesser extent throughout all of Michigan through our three banking offices located in Midland, Michigan, which is the County Seat of Midland County, and our banking office and loan center located, respectively, in Frankenmuth and Saginaw, Michigan, which are located in neighboring Saginaw County. Midland, Michigan is located in the eastern portion of Michigan’s lower peninsula, approximately 120 miles northwest of Detroit and approximately 90 miles north of Lansing, Michigan.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans including multifamily loans and land loans, one- to four-family residential mortgage loans and home equity loans and lines of credit, and to a lesser extent, construction loans, commercial non-mortgage loans and consumer loans (consisting primarily of mobile home loans, automobile loans, loans secured by savings deposits and other consumer loans). At June 30, 2010, $134.6 million, or 53.4%, of our total loan portfolio was comprised of commercial real estate loans including multifamily loans and land loans, and $83.6 million, or 33.2%, of our total loan portfolio was comprised of one- to four-family residential mortgage loans. We also invest in securities, which historically have consisted primarily of U.S. government and agency debt securities, and to a lesser extent, municipal obligations.

We offer a variety of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and retirement accounts, including health savings accounts.

We offer extended hours at our branch offices, and we are dedicated to offering alternative banking delivery systems utilizing state-of-the-art technology, including ATMs, online banking, remote deposit capture and telephone banking delivery systems.

Generally, we retain in our portfolio all adjustable-rate loans that we originate, as well as fixed-rate one- to four-family residential mortgage loans with terms of less than 15 years. Consistent with our interest rate risk strategy and based upon the market and interest rate environment, we will consider holding in our portfolio longer term fixed-rate one- to four-family residential mortgage loans. Historically, as part of our interest rate risk strategy, we have sold into the secondary market substantially all of our fixed-rate one- to four-family residential mortgage loans with terms of 15 years or greater on a servicing-released basis. In 2009, consistent with our interest rate risk strategy we originated for sale and sold $66.2 million of fixed-rate one- to four-family residential mortgage loans, including loan refinancings, into the secondary market.

Wolverine Bank’s executive offices are located at 5710 Eastman Avenue, Midland, Michigan 48640. Our telephone number at this address is (989) 631-4280. Our website address is www.wolverinebank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Wolverine Bancorp, Inc.

Wolverine Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Wolverine Bank upon completion of the mutual-to-stock conversion and the stock offering. Wolverine Bancorp, Inc. has not engaged in any business to date.

Our executive offices are located at 5710 Eastman Avenue, Midland, Michigan 48640. Our telephone number at this address is (989) 631-4280.

Our Organizational Structure

Wolverine Bank is a mutual savings bank that has no stockholders. Pursuant to the terms of our plan of conversion, Wolverine Bank will convert from the mutual to the stock form of ownership. As part of the conversion, we are offering for sale in a subscription offering, and, if necessary, a community offering and a syndicated community offering, shares of common stock of Wolverine Bancorp, Inc., our newly formed stock holding company. Upon the completion of the conversion and stock offering, Wolverine Bank will be a wholly owned subsidiary of Wolverine Bancorp, Inc.

Business Strategy

Our goal is to continue to provide the highest quality customer service and offerings to our customers at all of our branch locations and to continue to increase our commercial and residential real estate lending in our primary market area. Additionally, we are seeking to expand our presence in new markets. Our business strategy is to accomplish these goals and to grow and improve our profitability by:

•

growing our loan portfolio by continuing to emphasize the origination of commercial real estate loans, including multifamily and land loans, one- to four-family residential mortgage loans and commercial non-mortgage loans, including increasing our loan participations that are collateralized by properties outside of our primary market area, while maintaining strong asset quality;

•	maintaining prudent underwriting standards and aggressively monitoring our loan portfolio to maintain asset quality;

•	reducing our overall cost of funds by emphasizing lower-cost core deposits, including low cost public funds from municipalities, townships and non-profit organizations, and reducing our borrowings;

•

managing interest rate risk by originating adjustable-rate loans for retention in our portfolio and continuing to sell our longer-term, fixed-rate one- to four-family residential mortgage loans that we originate for sale; and

•

expanding our banking franchise by establishing or acquiring new branches, or acquiring other financial institutions, or the deposits and assets of other institutions, including FDIC-assisted acquisitions, or other financial services companies (although we currently have no understandings or agreements to acquire other banks, thrifts, branches thereof or other financial services companies).

Our business strategy is designed to expand our banking relationships with customers and to diversify our sources of revenue. A full description of our products and services begins on page 64 of this prospectus under the heading “Business of Wolverine Bank.”

We intend to use this strategy in guiding our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase our capital to support future growth;

•

to have greater flexibility to structure and finance the expansion of our operations, including potential cash or stock acquisitions of other financial institutions, including FDIC-assisted acquisitions, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management alternatives, including the ability to pay dividends and the ability to repurchase shares of our common stock, subject to market conditions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

Historically, Wolverine Bank has operated as a traditional mutual savings association dedicated primarily to offering residential mortgage loans and various deposit products to customers in the Great Lakes Bay Region, Michigan market area. As a traditional mortgage lender, Wolverine Bank has experienced very limited growth during the past five years. However, the significant changes in the financial services industry that have occurred in recent years as a result of the collapse of the financial markets in 2008, the severe nationwide economic recession that followed, and the increased regulatory burden of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and implementing regulations and policies, have severely strained the financial and managerial resources of community banks and will continue to do so in the future. Management believes that Wolverine Bank will be better equipped to address these challenges as a larger, well-capitalized bank in a stock holding company structure. While our mutual savings bank charter enabled us in the past to operate successfully in our local market, it is not suitable for our future growth and market expansion plans. Specifically, mutual institutions cannot raise capital or issue stock to acquire other financial institutions. Moreover, selling institutions often want the acquiring institution’s stock or a combination of stock and cash as consideration for a merger. Lastly, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Wolverine Bank has not required these capital tools and stock incentives in the past, they will be essential to our business strategy of growth and expansion beyond our local market area, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of June 30, 2010, Wolverine Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital. As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

Terms of the Conversion and the Offering

Under Wolverine Bank’s plan of conversion, Wolverine Bank will convert to stock form and will become a subsidiary of Wolverine Bancorp, Inc. In connection with the conversion, we are offering between 2,507,500 and 3,392,500 shares of common stock to eligible depositors of Wolverine Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 3,901,375 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 3,901,375 or decreased to less than 2,507,500, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	First, to depositors of Wolverine Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2009.

•

Second, to Wolverine Bank’s tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase up to 8.0% of the shares of common stock sold in the offering, with the remaining shares in this purchase priority allocated to our 401(k) plan.

•	Third, to depositors of Wolverine Bank with aggregate account balances of at least $50 as of the close of business on [supplemental date].

•	Fourth, to depositors of Wolverine Bank as of [other member date] and to borrowers of Wolverine Bank as of April 2, 1993 whose borrowings remain outstanding as of [other member date].

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons residing in the Michigan Counties of Midland, Saginaw, Bay, Clare, Gladwin, Isabella, Gratiot, Shiawassee, Genesee and Tuscola. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a syndicated community offering managed by Keefe, Bruyette & Woods, Inc.

We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering and, accordingly, any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances known to us at the time.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest at June 30, 2009, [supplemental date] or [other member date], as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Wolverine Bancorp, Inc., assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that as of August 13, 2010, this market value was $29,500,000. By regulation, this market value forms the midpoint of a valuation range with a minimum of $25,075,000 and a maximum of $33,925,000. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 2,507,500 shares to 3,392,500 shares. We may sell up to 3,901,375 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded thrift holding companies with assets between $199 million and $591 million that RP Financial, LC. considered comparable to us.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (1)
			(in millions)
First Clover Leaf Financial Corp. (FCLF)	NASDAQ	Edwardsville, IL	$591
Citizens Community Bancorp, Inc. (CZWI)	NASDAQ	Eau Claire, WI	$576
First Savings Financial Group (FSFG)	NASDAQ	Clarksville, IN	$494
First Capital, Inc. (FCAP)	NASDAQ	Corydon, IN	$458
North Central Bancshares (FFFD)	NASDAQ	Fort Dodge, IA	$452
Wayne Savings Bancshares (WAYN)	NASDAQ	Wooster, IA	$407
River Valley Bancorp (RIVR)	NASDAQ	Madison, IN	$395
LSB Financial Corp. (LSBI)	NASDAQ	Lafayette, IN	$372
First Fed of Northern Michigan (FFNM)	NASDAQ	Alpena, MI	$227
FFD Financial Corp. (FFDF)	NASDAQ	Dover, OH	$199

(1)	Figures as of June 30, 2010 unless noted otherwise.

The following table presents a summary of selected pricing ratios for Wolverine Bancorp, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on earnings for the twelve months ended June 30, 2010 and book value as of June 30, 2010, except as noted in the table above where company information is as of March 31, 2010, the most recent information available as of the time of the appraisal. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 16.4% on a price-to-book value basis and a discount of 24.3% on a price-to-tangible book value basis. The pricing ratios result from our generally having higher levels of equity but lower core earnings than the companies in the peer group on a pro forma basis. The pricing ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. In reviewing and approving the valuation, our Board of Directors considered the range of price-to-book value ratios and price-to-tangible book value ratios at the different ranges of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the others.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
Wolverine Bancorp, Inc. (pro forma)(1)
Maximum, as adjusted	(14.66	)x	52.41%	52.41%
Maximum	(12.80	)x	48.45%	48.45%
Midpoint	(11.18	)x	44.56%	44.56%
Minimum	(9.53	)x	40.23%	40.23%

Valuation of peer group companies using stock prices as of August 13, 2010
Averages	16.31	x	59.78%	64.04%
Medians	16.54	x	57.96%	65.25%

Peer Group

Citizens Community Bancorp, Inc (CZWI)	13.67	x	37.17%	42.01%
FFD Financial Corp (FFDF)	19.14	x	74.90%	74.90%
First Capital, Inc. (FCAP)	21.12	x	90.02%	101.78%
First Clover Leaf Financial Corp. (FCLF)	NM		56.58%	67.73%
First Federal of Northern Michigan (FFNM)	NM		33.37%	34.52%
First Savings Financial Group (FSFG)	15.47	x	60.12%	71.29%
LSB Financial Corp. (LSBI)	NM		46.87%	46.87%
North Central Bancshares (FFFD)	16.54	x	52.81%	52.81%
River Valley Bancorp (RIVR)	17.65	x	86.62%	85.71%
Wayne Savings Bancshares (WAYN)	10.56	x	59.34%	62.76%

(1)	Based on earnings for the twelve months ended June 30, 2010 and book value as of June 30, 2010.

RP Financial, LC. advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial, LC. determined that our pro forma price-to-core earnings ratios were not meaningful due to our net loss for the trailing 12-month period ended June 30, 2010 in comparison to the peer group companies, and our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies. See “—How We Determined the Offering Range.”

Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued or overvalued, nor did the board draw any conclusions regarding how the historical pricing data reflected above may affect Wolverine Bancorp, Inc.’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Wolverine Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Wolverine Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $25.1 million or increases above $39.0 million, subscribers may be resolicited with the approval of the Office of Thrift Supervision and be given the opportunity to change or cancel their orders. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 28, 2009 and August 13, 2010. These companies did not constitute the group of ten comparable public companies utilized in RP Financial, LC.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 28, 2009 and August 13, 2010

			Percentage Price Appreciation (Depreciation) From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through August 13, 2010

Peoples Federal Bancshares, Inc. (PEOP)	07/07/2010	OTCBB	4.0	6.9	4.2	4.0
Fairmount Bancorp, Inc. (FMTB)	06/03/2010	NASDAQ	10.0	20.0	10.0	20.0
Harvard Illinois Bancorp, Inc. (HARI)	04/09/2010	OTCBB	0.0	0.0	(1.0)	(32.0)
OBA Financial Services, Inc. (OBAF)	01/22/2010	NASDAQ	3.9	1.1	3.1	10.2
OmniAmerican Bancorp, Inc. (OABC)	01/21/2010	NASDAQ	18.5	13.2	9.9	11.2
Versailles Financial Corp. (VERF)	01/13/2010	OTCBB	0.0	0.0	0.0	0.0
Athens Bancshares, Inc. (AFCB)	01/07/2010	NASDAQ	16.0	13.9	10.6	10.1
Territorial Bancorp, Inc. (TBNK)	07/15/2010	NASDAQ	49.9	47.5	48.7	72.9
St. Joseph Bancorp, Inc. (SJBA)	02/02/2009	OTCBB	0.0	0.0	0.0	0.0
Hibernia Hmstd Bncrp, Inc. (HIBE)	01/28/2009	OTCBB	5.0	5.0	5.0	55.0

Average			11.7	10.1	9.5	15.9
Median			4.5	3.1	4.1	10.2
High			49.9	47.5	48.7	72.9
Low			0.0	0.0	(1.0)	(32.0)

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the independent appraisal itself; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Wolverine Bancorp, Inc. Moreover, the pricing ratios for their stock offerings were in some cases different than the pricing ratios for Wolverine Bancorp, Inc.’s common stock, and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

There can be no assurance that our stock price will not trade below $10.00 per share, which has been the case for many mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 35,000 shares ($350,000) of common stock. If any of the following persons purchases shares of common stock through different accounts, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 50,000 shares ($500,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to Wolverine Bancorp, Inc.; or

•	authorizing us to withdraw funds from the types of Wolverine Bank deposit accounts permitted on the stock order and certification form.

Wolverine Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Wolverine Bank line of credit or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your Wolverine Bank deposit accounts, so that it is received (not postmarked) before 12:00 noon, Eastern time, on [expiration date], which is the expiration of the offering period. For orders paid for by check or money order, the funds will be cashed promptly and held in a segregated account at Wolverine Bank. We will pay interest on those funds at a rate of 0.05% per annum from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at a rate of 0.05% per annum subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts with Wolverine Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the conversion and offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 3,901,375 shares or decreased to fewer than 2,507,500 shares, or the offering is extended beyond [extension date].

By signing the stock order and certification form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Wolverine Bank, the Federal Deposit Insurance Corporation or any other government agency.

You may be able to subscribe for shares of common stock using funds in your individual retirement account (IRA). If you wish to use some or all of the funds in your Wolverine Bank IRA to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of IRA fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] expiration of the offering period, for assistance with purchases using funds from your Wolverine Bank IRA or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order and certification form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 3,901,375 shares of common stock in the stock offering which is the adjusted maximum of the offering range, and we have net proceeds of $37.5 million, we intend to distribute the net proceeds as follows:

•	$18.7 million (50.0% of the net proceeds) will be invested in Wolverine Bank;

•	$3.1 million (8.3% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$15.6 million (41.7% of the net proceeds) will be retained by us.

We may use the remaining funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. Wolverine Bank may use the proceeds it receives to support increased lending and other products and services, and to repay borrowings. The net proceeds retained by Wolverine Bancorp, Inc. and Wolverine Bank also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order and certification form, together with full payment for the shares of common stock, at the Stock Information Center or any of our branch offices no later than 12:00 noon, Eastern time, on [expiration date]. Stock order and certification forms will not be accepted at our loan center. A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by 12:00 noon, Eastern time on [expiration date]. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by hand delivery to our Stock Information Center, located at 5710 Eastman Avenue, Midland, Michigan 48640, or to any of our branch offices. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond [extension date] or the number of shares of common stock to be sold is decreased to less than 2,507,500 shares or increased to more than 3,901,375 shares. If the offering is extended beyond [extension date], or if the number of shares of common stock to be sold is decreased to less than 2,507,500 shares or is increased to more than 3,901,375 shares, we will, with the approval of the Office of Thrift Supervision, resolicit subscribers, giving them the opportunity to confirm, cancel or change their stock orders during a specified resolicitation period.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Eastern time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,507,500 shares of common stock, we may take steps to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond [extension date], so long as we resolicit subscriptions that we have previously received in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 3,901,375 shares in the offering without further notice to you. If our pro forma market value at that time is either below $25.1 million or above $39.0 million, then, after consulting with the Office of Thrift Supervision, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Wolverine Bancorp, Inc.’s common stock; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Wolverine Bank that is being called to vote upon the conversion, and at any time after member approval with the approval of the Office of Thrift Supervision.

We must sell a minimum of 2,507,500 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings rate and we will cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 105,600 shares of common stock in the offering, or 4.2% of the shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by our directors and executive officers for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase up to 8% of the total number of shares of common stock that we sell in the offering, or up to 271,400 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. Subject to regulatory approval, we reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares have been sold in the offering. Assuming the employee stock ownership plan purchases 271,400 shares in the offering, we will recognize annual pre-tax compensation expense of $135,700 over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable Office of Thrift Supervision regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 135,700 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 339,250 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 474,950 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

If 4% of the shares of common stock sold in the offering are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders’ ownership interest in Wolverine Bancorp, Inc. would be diluted by approximately 3.8%. If 10% of the shares of common stock sold in the offering are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders’ ownership interest in Wolverine Bancorp, Inc. would be diluted by approximately 9.1%.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans
					Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)

Employee stock ownership plan	200,600	271,400	8.00%	—%	$2,006	$2,714
Stock awards	100,300	135,700	4.00%	3.8%	1,003	1,357
Stock options	250,750	339,250	10.00%	9.1%	547	740

Total	551,650	746,350	22.00%	12.3%	$3,556	$4,811

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.18 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 2.0% equal to the average dividend yield of publicly traded thrifts; an expected option life of ten years; a risk-free interest rate of 2.97%; and a volatility rate of 18.2% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of Wolverine Bancorp, Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	100,300 Shares Awarded at Minimum of Offering Range	118,000 Shares Awarded at Midpoint of Offering Range	135,700 Shares Awarded at Maximum of Offering Range	156,060 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)

$8.00	$802,400	$944,000	$1,085,600	$1,248,480
10.00	1,003,000	1,180,000	1,357,000	1,560,600
12.00	1,203,600	1,416,000	1,628,400	1,872,720
14.00	1,404,200	1,652,000	1,899,800	2,184,840

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Wolverine Bancorp, Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	250,750 Options at Minimum of Range	295,000 Options at Midpoint of Range	339,250 Options at Maximum of Range	390,138 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)

$8.00	$1.74	$436,305	$513,300	$590,295	$678,840
10.00	2.18	546,635	643,100	739,565	850,501
12.00	2.62	656,965	772,900	888,835	1,022,162
14.00	3.05	764,788	899,750	1,034,713	1,189,921

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.

Market for Common Stock

We expect that our common stock will be listed on the Nasdaq Capital Market under the symbol “WBKC.” Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	our other uses of funds for the long-term value of shareholders;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Wolverine Bank, Wolverine Bancorp, Inc., or persons eligible to subscribe in the subscription offering. See “Taxation” for additional information.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by at least a majority of votes eligible to be cast by members of Wolverine Bank. A special meeting of members to consider and vote upon the plan of conversion has been set for                      , 2010;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval from the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center at (            )         -        , Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern time, or visit the Stock Information Center located at 5710 Eastman Avenue, Midland, Michigan between 9:00 a.m. and 5:00 p.m., Eastern time, on Wednesdays or Thursdays during the offering period. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRATION DATE], IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRATION DATE].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Our concentration of loans in our primary market area and throughout Michigan may increase our risk.

Our success depends primarily on the general economic conditions in our primary market area, which we consider to be the Great Lakes Bay Region of Michigan which is located in the eastern portion of Michigan’s lower peninsula, as well as on the Michigan economy generally. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Michigan. The economic conditions in our primary market area have a significant impact on our loans, the ability of the borrowers to repay those loans and the value of the collateral securing those loans. Unemployment rates in our primary market area as well as throughout Michigan are well above the national average of 9.5%. According to the Michigan Bureau of Labor Market Information and Strategic Initiatives, as of August 2010, the Bay City Metropolitan Statistical Area (“MSA”) had an unemployment rate of 11.5% and the Saginaw MSA had an unemployment rate of 11.8%. Additionally, in recent years, both our primary market area and Michigan have experienced either a limited or shrinking growth pattern, reflecting in part, the economic downturn. Future business and growth opportunities will be influenced by economic and demographic characteristics of our primary market area and throughout the State of Michigan.

A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect economic conditions in our market area and could adversely affect our financial condition and results of operations.

Our concentration in commercial real estate loans, including multifamily and land loans, has exposed, and will continue to expose, us to increased lending risks and related loan losses.

Our current business strategy is to continue to emphasize the origination or participation of commercial real estate loans. At June 30, 2010, our commercial real estate loans, including multifamily and land loans, totaled $134.6 million, or 53.4% of total loans. At that date, our commercial real estate loans that were delinquent 90 days or more totaled $4.5 million, or 88.3% of total delinquent loans of 90 days or more. We intend to continue to emphasize the origination of commercial real estate loans consistent with safety and soundness standards.

Commercial real estate loans generally have greater credit risk than the owner-occupied one- to four-family residential mortgage loans that we originate for retention in our loan portfolio. Repayment of commercial real estate loans generally depends, in large part, on sufficient income from the property securing the loan or the borrower’s business to cover operating expenses and debt service. These types of loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower may affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. Additionally, due to declining property values in our primary market area and in Michigan, the loan to value ratios of many of our commercial real estate loans have increased significantly from the loan to value ratios that were assigned to these loans at the time of origination. As we maintain or increase our portfolio of commercial real estate loans, our level of non-performing loans may increase.

At June 30, 2010, our 10 largest commercial real estate relationships, including multifamily and land loans, comprised $52.0 million, or 21.1% of our total loan portfolio, and $10.2 million of these loans were classified as substandard.

We have been negatively affected by current market and economic conditions. A continuation or worsening of these conditions could adversely affect our operations, financial condition and earnings.

The severe economic recession of 2008 and 2009 and the weak economic recovery since then have resulted in continued uncertainty in the financial markets and the expectation of weak general economic conditions, including high levels of unemployment, continuing at least through 2010. The resulting economic pressure on consumers and businesses has adversely affected our business, financial condition, and results of operations. The credit quality of loan and investment securities portfolios has deteriorated at many financial institutions and the values of real estate collateral supporting many commercial and residential mortgage loans have declined and may continue to decline. Our commercial and multifamily real estate loan customers have experienced increases in vacancy rates and declines in rental rates for both multifamily and commercial properties. The continuing real estate downturn also has resulted in reduced demand for the construction of new housing and in increased delinquencies in construction, residential and commercial real estate loans. Financial companies’ stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. A continuation or worsening of these conditions could result in reduced loan demand and further increases in loan delinquencies, loan losses, loan loss provisions, costs associated with monitoring delinquent loans and disposing of foreclosed property, and otherwise negatively affect our operations, financial condition and earnings.

The Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that non-performing assets as a percentage of assets for FDIC-insured financial institutions rose to 3.33% as of June 30, 2010, compared to 1.88% as of December 31, 2008. For the year ended December 31, 2009, the FDIC Quarterly Banking Profile reported that annualized return on average assets was 0.09% for FDIC-insured financial institutions compared to 0.81% for the year ended December 31, 2007. At June 30, 2010, our non-performing assets as a percentage of our total assets was 3.80%. Our annualized return on average assets was (2.48)% for the six months ended June 30, 2010 compared to a return on average assets of 0.03% for the year ended December 31, 2009.

Continued negative developments in the financial services industry and in the domestic and international credit markets may significantly affect the markets in which we do business, the market for and value of our loans and investments, and our ongoing operations, costs and profitability. Moreover, continued declines in the stock market in general, or stock values of financial institutions and their holding companies specifically, may adversely affect our stock performance.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

Our customers may not repay their loans according to the original terms, and the collateral, if any, securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which may have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable losses in our loan portfolio, requiring us to make additions to our allowance for loan losses. While our allowance for loan losses was 4.1% of total loans at June 30, 2010, additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

A portion of our loan portfolio consists of loan participations secured by properties outside of our primary market area. Loan participations may have a higher risk of loss than loans we originate because we are not the lead lender and we have limited control over credit monitoring.

We occasionally purchase loan participations secured by properties outside of our primary market area in which we are not the lead lender. Historically, the loan participations have been secured by one- to four-family residential properties and commercial properties throughout Michigan as well as by certificates of deposit. Although we underwrite these loan participations consistent with our general underwriting criteria, loan participations may have a higher risk of loss than loans we originate because we rely on the lead lender to monitor the performance of the loan. Moreover, our decision regarding the classification of a loan participation and loan loss provisions associated with a loan participation is made in part based upon information provided by the lead lender. A lead lender also may not monitor a participation loan in the same manner as we would for loans that we originate. At June 30, 2010, our loan participations totaled $8.7 million, or 3.5% of our loan portfolio, $6.5 million of which were outside our primary market area.

Additionally, because our primary market area is not a high-growth area, we expect to increase our level of loan participations following completion of the stock offering as a way to effectively deploy our net proceeds. If our underwriting of these participation loans is not sufficient, our non-performing loans may increase and our earnings may decrease.

If our non-performing assets increase, our earnings will decrease.

At June 30, 2010, our non-performing assets (which consist of non-accrual loans, loans 90 days or more delinquent, troubled debt restructurings and real estate owned) totaled $11.7 million, which is an increase of $3.4 million over our non-performing assets at December 31, 2009 and $7.2 million over our non-performing assets at December 31, 2008. Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans, and we must reserve for probable losses on non-performing loans, which are established through a current period charge to income in the provision for loan losses. There are also legal fees associated with the resolution of problem assets. Additionally, our real estate owned results in carrying costs such as taxes, insurance and maintenance fees. Further, the resolution of non-performing assets requires the active involvement of management, which can distract us from the overall supervision of operations and other income-producing activities of the Bank. Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance accordingly, which is effected by recording a provision for loan losses.

Higher Federal Deposit Insurance Corporation insurance premiums have increased our expenses and any future insurance premium increases will adversely affect our earnings.

On May 22, 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $131,000 during the quarter ended June 30, 2009, to reflect the special assessment. Any further special assessments that the Federal Deposit Insurance Corporation levies will be recorded as an expense during the appropriate period. The Federal Deposit Insurance Corporation also increased the general deposit insurance assessment rate. Therefore, our Federal Deposit Insurance Corporation general insurance premium expense will increase compared to prior periods.

The Federal Deposit Insurance Corporation also adopted a rule pursuant to which all insured depository institutions were required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. The prepayment amount was collected on December 30, 2009. The assessment rate for the fourth quarter of 2009 and for 2010 is based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 will be equal to the modified third quarter assessment rate plus an additional three basis points. In addition, each institution’s base assessment rate for each period will be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. We recorded the pre-payment as a prepaid expense, which will be amortized to expense over three years. Based on our deposits and assessment rate as of September 30, 2009, our prepayment amount was $932,000, $59,000 of which was expensed during the fourth quarter of 2009. If our FDIC assessments increase we may be required to incur additional expense if our prepaid assessments do not satisfy any such increase.

Future changes in interest rates could reduce our profits.

Our profitability largely depends on our net interest income, which can be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest earning assets, such as loans and securities; and

•	the interest expense we incur on our interest-bearing liabilities, such as deposits and borrowings.

The interest rates on our loans are generally fixed for a longer period of time than the interest rates on our deposits. Like many savings institutions, our focus on deposits as a source of funds, which either have no stated maturity or shorter contractual maturities than mortgage loans, results in our liabilities having a shorter average duration than our assets. For example, as of June 30, 2010, 15.1% of our loans had remaining maturities of 15 years or longer, while 77.7% of our certificates of deposit had remaining maturities of one year or less. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest we earn on our assets, such as loans and investments, may not increase as rapidly as the interest we pay on our liabilities, such as deposits. In a period of declining market interest rates, the interest income we earn on our assets may decrease more rapidly than the interest expense we incur on our liabilities, as borrowers prepay mortgage loans and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates generally results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.

We evaluate interest rate sensitivity using a model that estimates the change in our net portfolio value over a range of interest rate scenarios, also known as a “rate shock” analysis. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Financial reform legislation recently enacted by Congress will, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.

Congress recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term effect on us. For example, the new law provides that the Office of Thrift Supervision, which is the current primary federal regulator for Wolverine Bank, will cease to exist one year from the date of the new law’s enactment. The Office of the Comptroller of the Currency, which is currently the primary federal regulator for national banks, will become the primary federal regulator for federal thrifts. Moreover, the Board of Governors of the Federal Reserve System will supervise and regulate all savings and loan holding companies that were formerly regulated by the Office of Thrift Supervision, including Wolverine Bancorp, Inc.

Also effective one year after the date of enactment is a provision of the Dodd-Frank Act that eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse effect on our interest expense.

The Dodd-Frank Act also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

The Dodd-Frank Act will require publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Federal regulations govern the activities in which we may engage, and are primarily for the protection of depositors and the Deposit Insurance Fund. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations or legislation, could have a material impact on our results of operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. Any legislative, regulatory or policy changes adopted in the future could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Further, we expect any such new laws, rules or regulations will add to our compliance costs and place additional demands on our management team.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with credit unions, commercial banks, savings institutions, mortgage brokerage firms, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

Specifically, we are subject to a high level of competition from two sources. Chemical Bank holds an approximate 60% share of commercial bank and thrift deposits in our market in Midland County as well as a significant market share in other contiguous markets. Additionally, the Dow Chemical Employees Credit Union operates through a single office in Midland and holds in excess of $1 billion of deposits. Thus, while the presence of Dow Chemical and Dow Corning corporate headquarters in Midland provides high earnings and has limited the economic deterioration experienced in many similar Michigan jurisdictions, our ability to capture banking relationships from Dow employees is difficult due to the significant presence of these institutions. For additional information see “Business of Wolverine Bank—Competition.”

If our investment in the common stock of the Federal Home Loan Bank of Indianapolis is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.

We own common stock of the Federal Home Loan Bank of Indianapolis. We hold this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Indianapolis’s advance program. The aggregate cost and fair value of our Federal Home Loan Bank of Indianapolis common stock as of June 30, 2010 was $4.7 million based on its par value. Federal Home Loan Bank common stock is not a marketable security and can only be redeemed by the Federal Home Loan Bank. However, the Federal Home Loan Bank of Indianapolis requires five years’ advance notice to redeem common stock.

In addition, Federal Home Loan Banks may be subject to accounting rules and asset quality risks that could materially lower their regulatory capital. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the Federal Home Loan Bank of Indianapolis, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Indianapolis common stock could be deemed impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.

Our earnings have been negatively affected by the reduction of dividends by the Federal Home Loan Bank of Indianapolis since the first quarter of 2009 on its common stock.

The Federal Home Loan Bank of Indianapolis has reduced the dividends paid on its common stock since the first quarter of 2009, and may continue to pay reduced dividends, or cease paying dividends altogether, in the near future. The failure of the Federal Home Loan Bank of Indianapolis to pay full dividends for any quarter will reduce our earnings during that quarter. In addition, the Federal Home Loan Bank of Indianapolis is an important source of liquidity for us, and any restrictions on their operations may hinder our ability to use it as a liquidity source.

Risks Related to this Stock Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of Wolverine Bank and is subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2009, our return on average equity was 0.20%. Following the stock offering, we expect our consolidated equity to be between $62.3 million at the minimum of the offering range and $74.4 million at the adjusted maximum of the offering range. Based upon our earnings for the year ended December 31, 2009, and these pro forma equity levels, our return on equity would be 0.14% and 0.12% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan which we intend to adopt. Until we can increase our net interest income and noninterest income, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares of common stock.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from Wolverine Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $2.0 million at the minimum of the offering range and $3.1 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of the total shares issued in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 2.0%; the expected option life is ten years; the risk free interest rate is 2.97% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 18.2% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $2.18 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with all the stock options would be $170,100 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $312,110 at the adjusted maximum of the offering range. Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are issued directly from authorized but unissued shares by Wolverine Bancorp, Inc. (rather than repurchased in the open market), the reduction to stockholders’ equity due to the plan would be between $0.57 at the minimum of the offering range and $0.35 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, stockholders’ equity would similarly be reduced. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, stockholders’ equity per share would increase.

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded either through open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. The implementation of the stock-based benefit plan will be subject to stockholder approval and historically the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have entered into employment agreements with our President and Chief Executive Officer and our Chief Operating Officer. These agreements and any other agreements that we may enter into in the future may increase our compensation costs or increase the cost of acquiring us.

We have entered into employment agreements with David H. Dunn, our President and Chief Executive Officer and with Rick Rosinski, our Chief Operating Officer. In the event of termination of employment of Messrs. Dunn and Rosinski other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreements, and assuming the agreements were in effect, the employment agreements provide for cash severance benefits that would cost up to approximately $754,000 in the aggregate based on information as of June 30, 2010. Additionally, if, in the future, we enter into additional employment agreements or change in control agreements with other officers of Wolverine Bank, such agreements may further increase our compensation costs in the event of certain types of terminations. For additional information see “Management of Wolverine Bancorp, Inc.—Benefit Plans and Agreements.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and we may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Wolverine Bank, acquire other financial services companies or for other general corporate purposes. Wolverine Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of Wolverine Bancorp, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions. Certain prospective investors may choose to purchase shares of a company if they believe that the company will be acquired, thereby potentially increasing its stock value. Because federal regulations will restrict any such acquisition of us or Wolverine Bank for at least three years, these regulations may negatively affect our stock value.

The corporate governance provisions in our articles of incorporation and bylaws and the federal stock charter of Wolverine Bank, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our Board of Directors and may impede takeovers of the company that our board might conclude are not in the best interest of Wolverine Bancorp, Inc. or its stockholders.

Provisions in our articles of incorporation and bylaws, as well as the federal stock charter of Wolverine Bank, may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Wolverine Bancorp, Inc. more difficult. For example, our Board of Directors is divided into three classes, only one of which will stand for election annually. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. Wolverine Bank’s federal stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than Wolverine Bancorp, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Wolverine Bank. This limitation does not apply to the purchase or voting of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the federal stock charter. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law and our bylaws could require a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Wolverine Bancorp, Inc.”

We have never issued common stock and there is no guarantee that a liquid market for our common stock will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “WBKC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being eligible to be listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data of Wolverine Bank for the periods and at the dates indicated. The information at December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Wolverine Bank beginning at page F-1 of this prospectus. The information at December 31, 2007, 2006 and 2005 and for the years then ended is derived in part from audited financial statements that are not included in this prospectus. The information at June 30, 2010 and for the six months ended June 30, 2010 and 2009 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results to be achieved for the remainder of 2010 or any other period.

	At June 30, 2010	At December 31,
		2009	2008	2007	2006	2005
	(unaudited)	(In thousands)
Selected Financial Condition Data:

Total assets	$308,647	$304,739	$318,851	$312,210	$304,162	$280,016
Cash and cash equivalents	23,486	23,324	6,466	42,928	18,915	9,314
Interest earning deposits	32,990	22,719	18,952	599	800	1,300
Investment Securities – held-to-maturity	388	1,420	16,294	2,002	8,492	10,023
Loans receivable, net	237,229	245,036	266,875	256,076	265,965	250,669
Federal Home Loan Bank stock	4,700	4,700	4,700	4,643	4,313	2,927
Real estate owned, held for sale	1,016	590	851	1,150	732	67
Premises and equipment	1,752	1,872	1,759	1,979	2,273	2,725
Accrued interest receivable	967	990	1,315	1,193	1,387	1,076
Other assets	6,119	4,088	1,639	1,640	1,285	1,915
Deposits	176,471	167,490	179,383	178,832	176,308	185,261
Federal Home Loan Bank advances	85,000	90,000	92,000	86,850	82,850	51,850
Interest payable and other liabilities	5,518	1,693	2,002	2,121	2,197	2,173
Total equity capital	41,658	45,556	45,466	44,407	42,807	40,732

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)		(In thousands)
Selected Operating Data:

Interest and dividend income	$7,624	$8,812	$16,910	$18,378	$18,812	$17,969	$14,257
Interest expense	3,793	4,423	8,522	10,120	11,221	9,882	6,448

Net interest income	3,831	4,389	8,388	8,258	7,591	8,087	7,809
Provision for loan losses	3,480	1,520	3,250	1,142	188	(133)	—

Net interest income after provision for loan losses	351	2,869	5,138	7,116	7,403	8,220	7,809
Other noninterest income	412	1,001	1,720	593	600	403	595
Noninterest expense	6,661 (1)	3,187	6,715	6,093	5,569	5,473	5,424

Income (loss) before income tax expense (benefit)	(5,898)	683	143	1,616	2,434	3,150	2,980
Income tax expense (benefit)	(2,000)	234	53	557	834	1,075	1,018

Net income (loss)	$(3,898)	$449	$90	$1,059	$1,600	$2,075	$1,962

(1)	Includes $2.9 million of expense incurred in connection with the freezing of and withdrawal from our multi-employer defined benefit plan.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets) (1)	(2.48)%	0.28%	0.03%	0.33%	0.53%	0.71%	0.77%
Return on average equity (ratio of net income to average equity) (1)	(17.10)%	1.96%	0.20%	2.39%	3.73%	5.07%	5.06%
Interest rate spread (1) (2)	2.06%	2.31%	2.23%	2.11%	1.94%	2.20%	2.62%
Net interest margin (1)(3)	2.47%	2.78%	2.71%	2.64%	2.57%	2.81%	3.09%
Efficiency ratio (4)	156.99%	59.13%	66.43%	68.84%	67.99%	64.46%	64.54%
Non-interest expense to average total assets (1)	4.24%	2.00%	2.15%	1.93%	1.86%	1.88%	2.12%
Average interest earning assets to average interest-bearing liabilities	116.79%	117.03%	117.37%	116.42%	116.65%	117.70%	118.39%
Average equity to average total assets	14.51%	14.38%	14.68%	14.01%	14.32%	14.08%	15.21%

Asset Quality Ratios:
Non-performing assets to total assets	3.80%	1.80%	2.74%	1.42%	0.93%	0.62%	0.43%
Non-performing loans to total loans	4.32%	1.33%	3.09%	1.36%	0.68%	0.42%	0.45%
Allowance for loan losses to non-performing loans	95.11%	110.73%	83.79%	92.00%	170.93%	267.43%	288.34%
Allowance for loan losses to total loans	4.11%	1.77%	2.59%	1.25%	1.16%	1.14%	1.30%

Capital Ratios:
Total capital (to risk-weighted assets)	19.78%	23.34%	21.80%	21.90%	21.87%	21.30%	21.70%
Tier I capital (to risk-weighted assets)	18.51%	22.08%	20.54%	20.64%	20.82%	20.05%	20.45%
Tier I capital (to total assets)	13.14%	14.95%	14.94%	14.26%	14.22%	14.07%	14.55%

Other Data:
Number of full service offices	4	4	4	4	4	4	4
Full time equivalent employees	59	61	60	54	58	55	57

(1)	Ratios for the six months ended June 30, 2010 and 2009 are annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest earning assets for the period.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic, legal, governmental, technological and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus, except as otherwise required by securities and other applicable laws.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of Wolverine Bank for the periods and at the dates indicated. The information at December 31, 2009 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Wolverine Bank beginning at page F-1 of this prospectus. The information at September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of the results to be achieved for the remainder of 2010 or any other period.

	At September 30, 2010	At December 31, 2009
	(unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$307,628	$304,739
Cash and cash equivalents	27,411	23,324
Interest earning deposits	25,191	22,719
Investments securities – held-to-maturity	388	1,420
Loans receivable, net	240,005	245,036
Federal Home Loan Bank stock	4,700	4,700
Real estate owned, held for sale	1,006	590
Premises and equipment	1,696	1,872
Accrued interest receivable	980	990
Other assets	6,251	4,088
Deposits	176,557	167,490
Federal Home Loan Bank advances	84,000	90,000
Interest payable and other liabilities	5,253	1,693
Total equity capital	41,818	45,556

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
	(In thousands)
Selected Operating Data:

Interest and dividend income	$3,794	$4,114	$11,418	$12,927
Interest expense	1,826	2,070	5,619	6,493

Net interest income	1,968	2,044	5,799	6,434
Provision for loan losses	500	450	3,980	1,970

Net interest income after provision for loan losses	1,468	1,594	1,819	4,464
Other noninterest income	601	396	1,013	1,396
Noninterest expense	1,821	1,719	8,482	4,906

Income (loss) before income tax expense (benefit)	248	271	(5,650)	954
Income tax expense (benefit)	86	68	(1,915)	302

Net income (loss)	$162	$203	$(3,735)	$652

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2010	2009	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets) (1)	0.21%	0.27%	-1.60%	0.28%
Return on average equity (ratio of net income to average equity) (1)	1.55%	1.76%	-11.20%	1.89%
Interest rate spread (1) (2)	2.16%	2.23%	2.10%	2.28%
Net interest margin (1)(3)	2.59%	2.73%	2.51%	2.76%
Efficiency ratio (4)	70.88%	70.44%	124.52%	62.65%
Non-interest expense to average total assets (1)	2.37%	2.26%	3.63%	2.08%
Average interest-earning assets to average interest-bearing liabilities	117.64%	117.80%	117.01%	117.16%
Average equity to average total assets	13.62%	15.18%	14.25%	14.61%

Asset Quality Ratios:
Non-performing assets to total assets	3.86%	2.51%	3.86%	2.51%
Non-performing loans to total loans	4.33%	2.80%	4.33%	2.80%
Allowance for loan losses to non-performing loans	98.05%	72.96%	98.05%	72.96%
Allowance for loan losses to total loans	4.25%	2.05%	4.25%	2.05%

Capital Ratios:
Total capital (to risk-weighted assets)	20.05%	21.76%	20.05%	21.76%
Tier I capital (to risk-weighted assets)	18.79%	20.51%	18.79%	20.51%
Tier I capital (to total assets)	13.59%	14.99%	13.59%	14.99%

Other Data:
Number of full service offices	4	4	4	4
Full time equivalent employees	59	59	59	59

(1)	Ratios for the three and nine months ended September 30, 2010 and 2009 are annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at September 30, 2010 and December 31, 2009

Total assets increased $2.9 million, or 0.9%, to $307.6 million at September 30, 2010 from $304.7 million at December 31, 2009. The increase was primarily the result of an increase in cash and cash equivalents, interest earning deposits and other assets, partially offset by a decrease in net loans and investment securities, held to maturity.

Cash and cash equivalents increased $4.1 million, or 17.5%, to $27.4 million at September 30, 2010 from $23.3 million at December 31, 2009, and interest earning deposits increased $2.5 million, or 10.9%, to $25.2 million at September 30, 2010 from $22.7 million at December 31, 2009. The increases in cash and cash equivalents and in interest earning deposits were primarily the result of loan prepayments and refinances, some of which were sold into the secondary market consistent with our interest rate risk management strategy during the low interest rate environment in 2010.

Net loans decreased $5.0 million, or 2.1%, to $240.0 million at September 30, 2010 from $245.0 million at December 31, 2009 as our one-to four-family residential mortgage loans decreased by $5.4 million, to $80.5 million at September 30, 2010, from $85.8 million at December 31, 2009, primarily due to repayments, refinances and sales. Additionally, undisbursed loan funds increased $6.9 million, or 405.9%, to $8.6 million at September 30, 2010 from $1.7 million at December 31, 2009. These items were offset by an increase in construction loans of $9.6 million, or 126.3%, to $17.2 million at September 30, 2010 from $7.5 million at December 31, 2009.

Securities held to maturity, consisting of one municipal security at September 30, 2010, decreased $1.0 million to $388,000 at September 30, 2010 from $1.4 million at December 31, 2009.

Real estate owned increased $416,000, or 70.5%, to $1.0 million at September 30, 2010 from $590,000 at December 31, 2009. The increase in real estate owned resulted primarily from two one- to four-family residential mortgage properties, one non-residential property and one land property that we foreclosed on during the first half of 2010.

Other assets, consisting primarily of prepaid FDIC assessments and deferred federal taxes, increased $2.1 million, or 52.5%, to $6.2 million at September 30, 2010, from $4.1 million at December 31, 2009. The increase was primarily attributable to an increase in deferred taxes.

Deposits increased $9.0 million, or 5.4%, to $176.6 million at September 30, 2010 from $167.5 million at December 31, 2009. Certificates of deposit decreased $8.9 million, or 8.4%, to $96.7 million at September 30, 2010 from $105.7 million at December 31, 2009. Our core deposits (consisting of interest-bearing and noninterest-bearing checking accounts, money market accounts and savings accounts) increased $18.1 million, or 29.2%, to $79.9 million at September 30, 2010 from $61.8 million at December 31, 2009. We believe the increase in our core deposits resulted primarily from continuing to build relationships with our existing customers as well as our marketing efforts with new customers.

Federal Home Loan Bank advances decreased $6.0 million to $84.0 million at September 30, 2010 from $90.0 million at December 31, 2009 as a result of paying off maturing advances.

Total equity capital decreased $3.7 million, or 8.2%, to $41.8 million at September 30, 2010 from $45.6 million at December 31, 2009. The decrease resulted from a net loss of $3.7 million during the nine months ended September 30, 2010.

Comparison of Operating Results for the Nine Months Ended September 30, 2010 and 2009

General. We recorded a net loss of $3.7 million for the nine months ended September 30, 2010 compared to net income of $652,000 for the nine months ended September 30, 2009. Our net loss during the 2010 period resulted primarily from a $4.0 million provision for loan losses charge taken during the period and a one-time charge of $2.9 million taken in connection with the freezing and withdrawal from our multi-employer defined benefit pension plan. In addition to these charges, net interest income decreased $635,000 to $5.8 million for the nine months ended September 30, 2010 from $6.4 million for the nine months ended September 30, 2009 and other noninterest income decreased $383,000 to $1.0 million for the nine months ended September 30, 2010 from $1.4 million for the year earlier period.

Interest and Dividend Income. Interest and dividend income decreased $1.5 million, or 11.7%, to $11.4 million for the nine months ended September 30, 2010 from $12.9 million for the nine months ended September 30, 2009, as the average balance of interest earning assets decreased $2.3 million to $308.1 million for the nine months ended September 30, 2010 from $310.4 million for the nine months ended September 30, 2009 and the average yield on interest earning assets decreased 61 basis points to 4.94% during the 2010 period from 5.55% during the 2009 period. The decrease in our average yield on interest earning assets was due primarily to the general decline in market interest rates as well as the higher balances of low-yielding cash and cash equivalents.

The biggest component decrease in average interest earning assets was in net loans, which decreased $15.2 million, or 5.7%, to $248.7 million for the nine months ended September 30, 2010 from $263.9 million for the nine months ended September 30, 2009. Additionally, the average balance of securities held-to-maturity decreased $3.2 million, or 76.2%, to $1.0 million for the September 30, 2010 period from $4.2 million for the September 30, 2009 period. Although the average balance of other interest earning assets, consisting of interest earning demand and time deposits, increased $16.1 million, to $53.7 million during the 2010 period from $37.7 million during the 2009 period, the average yield on other interest earning assets decreased to 0.88% from 1.76%, resulting in a $141,000 decrease in interest income from other interest earning assets to $356,000 for the nine months ended September 30, 2010 from $497,000 for the nine months ended September 30, 2009.

Interest income on loans decreased $1.3 million, or 10.5%, to $11.0 million for the nine months ended September 30, 2010 from $12.3 million for the nine months ended September 30, 2009, as the average yield on loans decreased 32 basis points to 5.88% for the nine months ended September 30, 2010 from 6.20% for the nine months ended September 30, 2009 reflecting the lower market interest rate environment, and the average balance of loans decreased $15.1 million, or 5.7%, to $248.7 million for the nine months ended September 30, 2010 from $263.9 million for the nine months ended September 30, 2009.

Interest income on investment securities, other interest earning assets and FHLB of Indianapolis stock decreased $217,000, or 32.9%, to $442,000 for the nine months ended September 30, 2010 from $659,000 for the nine months ended September 30, 2009.

Interest Expense. Interest expense decreased $874,000, or 13.5%, to $5.6 million for the nine months ended September 30, 2010 from $6.5 million for the nine months ended September 30, 2009, as the average balance of interest-bearing liabilities decreased $1.6 million, or 0.6%, to $263.3 million for the nine months ended September 30, 2010 from $265.0 million for the nine months ended September 30, 2009, and the average rate we paid on these liabilities decreased 43 basis points to 2.84% from 3.27%. The biggest component decrease was in interest expense on certificates of deposit which decreased $545,000, or 19.9%, to $2.2 million for the nine months ended September 30, 2010 from $2.7 million for the nine months ended September 30, 2009, resulting from an $11.8 million decrease in the average balance of certificates of deposits to $101.8 million for the nine months ended September 30, 2010 from $113.6 million for the nine months ended September 30, 2009, and a 34 basis point decrease in the cost of these funds to 2.88% for the 2010 period from 3.22% for the 2009 period.

The average balance of our core deposits, consisting of checking accounts, money market accounts and savings accounts, increased $14.0 million, or 23.4%, to $73.6 million for the nine months ended September 30, 2010 from $59.7 million for the nine months ended September 30, 2009; however, the interest on core deposits increased $14,000 to $268,000 for the 2010 period from $254,000 for the 2009 period.

Interest expense on borrowed funds, consisting entirely of Federal Home Loan Bank advances, decreased by $343,000, or 9.8%, to $3.2 million for the nine months ended September 30, 2010 from $3.5 million for the nine months ended September 30, 2009, as our average balance of these borrowings decreased $3.8 million and the average rate paid decreased 30 basis points to 4.78% from 5.08%.

Net Interest Income. Net interest income decreased $635,000, or 9.9%, to $5.8 million for the nine months ended September 30, 2010 from $6.4 million for the nine months ended September 30, 2009, as our net interest earning assets decreased to $44.8 million from $45.5 million, our net interest rate spread decreased 18 basis points to 2.10% from 2.28% and our net interest margin decreased 24 basis points to 2.51% from 2.76%. The decreases in our net interest rate spread and net interest margin reflected our ongoing interest rate risk strategy of selling into the secondary market long-term, fixed-rate one- to four-family residential mortgage loans during the low interest rate environment as well as an increase in our non-accrual loans, which increased to $10.5 million at September 30, 2010 from $6.6 million at September 30, 2009.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $4.0 million for the nine months ended September 30, 2010 and a provision for loan losses of $2.0 million for the nine months ended September 30, 2009. The primary reason for the increase in the provision for loan losses was an increase in our non-performing loans as well as a continued decline in the economy in our primary market area and in Michigan as a whole, including increased unemployment, declining collateral values and increasing trends in delinquencies and classified assets. At September 30, 2010, non-performing loans totaled $10.9 million, or 4.33% of total loans, as compared to $7.2 million, or 2.80% of total loans, at September 30, 2009. The increase in non-performing loans was primarily in the commercial real estate loan portfolio, a higher risk portfolio compared to our one- to four-family residential mortgage loan portfolio. The allowance for loan losses to total loans receivable increased to 4.25% at September 30, 2010 from 2.05% at September 30, 2009.

The allowance for loan losses as a percentage of non-performing loans increased to 98.0% at September 30, 2010 from 73.0% at September, 2009. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at September 30, 2010 and 2009.

Noninterest Income. Noninterest income decreased by $383,000, or 27.4%, to $1.0 million for the nine months ended September 30, 2010 from $1.4 million for the nine months ended September 30, 2009. The decrease was due primarily to a $543,000 decrease in net gains on loan sales, reflecting the significant amount of fixed-rate, long term residential mortgage loans that we sold during the 2009 period.

Noninterest Expense. Noninterest expense increased $3.6 million, or 72.9%, to $8.5 million for the nine months ended September 30, 2010 from $4.9 million for the nine months ended September 30, 2009, primarily attributable to a $3.1 million increase in salaries and employee benefits expense during the 2010 period versus the year earlier period, as we incurred a $2.9 million charge in June 2010 in connection with the freezing of and withdrawal from our multi-employer defined benefit pension plan and a $484,000 increase in other expense, resulting from a $356,000 expense we incurred in connection with an external wire fraud.

Income Tax Expense (Benefit). We recorded a $1.9 million income tax benefit for the nine months ended September 30, 2010 compared to a $302,000 income tax expense for the 2009 period, reflecting the loss of $5.7 million before income tax expense during the nine months ended September 30, 2010 versus income before income tax of $954,000 for the nine months ended September 30, 2009. Our effective tax benefit rate was 33.9% for the nine months ended September 30, 2010 compared to an effective tax rate of 31.7% for the nine months ended September 30, 2009.

Comparison of Operating Results for the Three Months Ended September 30, 2010 and 2009

General. We recorded net income of $162,000 for the three months ended September 30, 2010 compared to net income of $203,000 for the three months ended September 30, 2009. Net interest income decreased $76,000 to $2.0 million for the three months ended September 30, 2010 from $2.0 million for the three months ended September 30, 2009 and other noninterest income increased $205,000 to $601,000 for the three months ended September 30, 2010 from $396,000 for the year earlier period.

Interest and Dividend Income. Interest and dividend income decreased $320,000, or 7.8%, to $3.8 million for the three months ended September 30, 2010 from $4.1 million for the three months ended September 30, 2009, as the average balance of interest earning assets increased $4.3 million to $304.3 million for the three months ended September 30, 2010 from $300.0 million for the three months ended September 30, 2009 but the average yield on interest earning assets decreased 50 basis point to 4.99% during the 2010 period from 5.49% during the 2009 period. The decrease in our average yield on interest earning assets was due primarily to the general decline in market interest rates as well as the higher balances of low-yielding cash and cash equivalents.

The biggest component decrease in average interest earning assets was in net loans, which decreased $7.6 million, or 2.9%, to $248.8 million for the three months ended September 30, 2010 from $256.4 million for the three months ended September 30, 2009. Additionally, the average balance of securities held-to-maturity decreased $1.3 million, or 76.6%, to $388,000 for the September 30, 2010 period from $1.7 million for the September 30, 2009 period. Although the average balance of other interest earning assets, consisting of interest earning demand and time deposits, increased $13.1 million, to $50.3 million during the 2010 period from $37.2 million during the 2009 period, the average yield on other interest earning assets decreased to 0.78% from 1.51%, resulting in a $43,000 decrease in interest income from other interest earning assets to $98,000 for the three months ended September 30, 2010 from $141,000 for the three months ended September 30, 2009.

Interest income on loans decreased $238,000, or 6.1%, to $3.7 million for the three months ended September 30, 2010 from $3.9 million for the three months ended September 30, 2009, as the average yield on loans decreased 19 basis points to 5.92% for the three months ended September 30, 2010 from 6.11% for the three months ended September 30, 2009, reflecting the lower market interest rate environment, and the average balance of loans decreased $7.6 million, or 2.9%, to $248.8 million for the three months ended September 30, 2010 from $256.4 million for the three months ended September 30, 2009.

Interest income on investment securities, other interest earning assets and FHLB of Indianapolis stock decreased $81,000, or 41.5%, to $114,000 for the three months ended September 30, 2010 from $195,000 for the three months ended September 30, 2009.

Interest Expense. Interest expense decreased $244,000, or 11.8%, to $1.8 million for the three months ended September 30, 2010 from $2.1 million for the three months ended September 30, 2009, as the average balance of interest-bearing liabilities increased $4.0 million, or 1.6%, to $258.7 million for the three months ended September 30, 2010 from $254.7 million for the three months ended September 30, 2009, but the average rate we paid on these liabilities decreased 43 basis points to 2.82% from 3.25%. The biggest component decrease was in interest expense on certificates of deposit which decreased $112,000 or 13.6%, to $710,000 for the three months ended September 30, 2010 from $822,000 for the three months ended September 30, 2009, resulting from a $6.3 million decrease in the average balance of certificates of deposits to $97.0 million for the three months ended September 30, 2010 from $103.4 million for the three months ended September 30, 2009, and a 25 basis point decrease in the cost of these funds to 2.93% for the 2010 period from 3.18% for the 2009 period.

The average balance of our core deposits, consisting of checking accounts, money market accounts and savings accounts, increased $16.8 million, or 27.7%, to $76.9 million for the three months ended September 30, 2010 from $60.3 million for the three months ended September 30, 2009, and the interest on core deposits increased $16,000 to $92,000 for the 2010 period from $76,000 for the 2009 period, as we were able to reprice our deposits downward in the declining market interest rate environment.

Interest expense on borrowed funds, consisting entirely of Federal Home Loan Bank advances, decreased by $147,000, or 12.5%, to $1.0 million for the three months ended September 30, 2010 from $1.2 million for the three months ended September 30, 2009, as our average balance of these borrowings decreased $6.3 million and the average rate paid decreased 31 basis points to 4.84% from 5.15%.

Net Interest Income. Net interest income decreased $76,000, or 3.7%, to $2.0 million for the three months ended September 30, 2010 from $2.0 million for the three months ended September 30, 2009, as our net interest earning assets increased to $45.6 million from $45.3 million, our net interest rate spread decreased 7 basis points to 2.16% from 2.23% and our net interest margin decreased 12 basis points to 2.59% from 2.73%. The decreases in our net interest rate spread and net interest margin reflected our ongoing interest rate risk strategy of selling into the secondary market long-term, fixed-rate one- to four-family residential mortgage loans during the low interest rate environment as well as an increase in our non-accrual loans, which increased to $10.5 million at September 30, 2010 from $6.6 million at September 30, 2009.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $500,000 for the three months ended September 30, 2010 and a provision for loan losses of $450,000 for the three months ended September 30, 2009. The primary reason for the increase in the provision for loan losses was a continued decline in the economy in our primary market area as well as in Michigan as a whole, including increased unemployment, declining collateral values and increasing trends in delinquencies and classified assets. At September 30, 2010, non-performing loans totaled $7.2 million, or 4.33% of total loans, as compared to $10.9 million, or 2.80% of total loans, at September 30, 2009. The increase in non-performing loans was primarily in the commercial real estate loan portfolio, a higher risk portfolio as compared to our one- to four-family residential mortgage loan portfolio. The allowance for loan losses to total loans receivable increased to 4.25% at September 30, 2010 as compared to 2.05% at September 30, 2009.

The allowance for loan losses as a percentage of non-performing loans increased to 98.0% at September 30, 2010 from 73.0% at September, 2009. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at September 30, 2010 and 2009.

Noninterest Income. Noninterest income increased by $205,000, or 51.8%, to $601,000 for the three months ended September 30, 2010 from $396,000 for the three months ended September 30, 2009. The increase was due primarily to a $56,000 increase in gain on loan sales and a $159,000 increase in income on real estate owned.

Noninterest Expense. Noninterest expense increased $102,000, or 5.9%, to $1.8 million for the three months ended September 30, 2010 from $1.7 million for the three months ended September 30, 2009, primarily attributable to a $100,000 increase in expense on real estate owned.

Income Tax Expense. We recorded an $86,000 income tax expense for the three months ended September 30, 2010 compared to a $68,000 income tax expense for the 2009 period. Our effective tax rate was 34.7% for the three months ended September 30, 2010 compared to an effective tax rate of 25.1% for the three months ended September 30, 2009.

Asset Quality

Non-performing loans totaled $10.9 million, or 4.33% of total loans, at September 30, 2010 compared to $10.7 million, or 4.32% of total loans at June 30, 2010 and $7.8 million, or 3.1% of total loans at December 31, 2009.

At September 30, 2010, we had 62 loans, totaling $15.2 million, for which we had temporarily extended the maturities while working on the loan renewal process. During the renewal process, the borrowers continued repayment according to the original loan terms. Of these loans, 12 loans totaling $4.6 million were classified as substandard and 8 loans, totaling $1.6 million, were classified as special mention. None of these loans was considered a troubled debt restructuring at September 30, 2010, and all of these loans were considered performing at September 30, 2010.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $23.7 million and $32.4 million, or $37.5 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	2,507,500 Shares		2,950,000 Shares		3,392,500 Shares		3,901,375 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Stock offering proceeds	$25,075		$29,500		$33,925		$39,014
Less offering expenses	(1,382)		(1,433)		(1,484)		(1,542)

Net offering proceeds	$23,693	100.0%	$28,067	100.0%	$32,441	100.0%	$37,472	100.0%

Use of net proceeds:
To Wolverine Bank	$11,846	50.0%	$14,034	50.0%	$16,221	50.0%	$18,736	50.0%
To fund loan to employee stock ownership plan	2,006	8.5%	2,360	8.4%	2,714	8.4%	3,121	8.3%

Retained by Wolverine Bancorp, Inc.	$9,841	41.5%	$11,673	41.6%	$13,506	41.6%	$15,615	41.7%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Wolverine Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Wolverine Bancorp, Inc. may use the proceeds it retains from the stock offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering;

•	to invest in mortgage-backed securities, municipal obligations or debt securities issued by agencies of, or entities sponsored by, the United States Government;

•

to finance the acquisition of other financial institutions or other financial service companies, or the deposits and assets of other institutions, including FDIC-assisted acquisitions, although we do not currently have any arrangements or agreements with respect to any such acquisitions;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Wolverine Bancorp, Inc. has not determined how much of the net offering proceeds it intends to use for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund stockholder-approved stock-based benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Wolverine Bank may use the net proceeds it receives from the stock offering:

•

to expand its banking franchise by establishing or acquiring new branches, or acquiring other financial institutions, or the deposits and assets of other financial institutions, including in FDIC-assisted acquisitions;

•	to fund new loans;

•	to repay borrowings;

•	to invest in mortgage-backed securities, municipal obligations or debt securities issued by agencies of, or entities sponsored by, the United States Government; and

•	for other general corporate purposes.

Wolverine Bank has not determined how much of the net offering proceeds it intends to use for each of the foregoing purposes. Moreover, the actual cost to acquire or open a new branch may vary significantly depending on the particular opportunity available. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities, cross-selling our products and services to our customers and, possibly, branch acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, other financial services companies, or branch offices of any such institutions.

Initially, the net proceeds we retain will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, other uses of funds for the long-term value of shareholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Wolverine Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Wolverine Bank, because initially we will have no source of income other than dividends from Wolverine Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be traded on the Nasdaq Capital Market under the symbol “WBKC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of our common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2010, Wolverine Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Wolverine Bank at June 30, 2010, and the pro forma regulatory capital of Wolverine Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Wolverine Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Wolverine Bank Historical at June 30, 2010		Pro Forma at June 30, 2010, Based Upon the Sale in the Offering of
			2,507,500 Shares		2,950,000 shares		3,392,500 Shares		3,901,375 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity (4)	$41,658	13.50%	$50,492	15.75%	$52,149	16.16%	$53,805	16.56%	$55,709	17.02%

Core capital (4)	$40,394	13.14%	$49,228	15.42%	$50,885	15.83%	$52,541	16.23%	$55,445	16.69%
Core requirement (5)	15,375	5.00	15,967	5.00	16,076	5.00	16,186	5.00	16,311	5.00

Excess	$25,019	8.14%	$33,261	10.42%	$34,089	10.83%	$36,355	11.23%	$38,134	11.69%

Tier 1 risk-based capital (3) (4)	$40,394	18.51%	$49,228	22.19%	$50,885	22.89%	$52,541	23.59%	$54,445	24.38%
Risk-based requirement	13,096	6.00	13,314	6.00	13,340	6.00	13,366	6.00	13,396	6.00

Excess	$27,298	12.51%	$35,914	16.19%	$37,545	16.89%	$39,175	17.59%	$41,049	18.38%

Total risk-based capital (3) (4)	$43,177	19.78%	$52,011	23.44%	$53,668	24.14%	$55,324	24.83%	$57,228	25.63%
Risk-based requirement	21,826	10.00	22,190	10.00	22,233	10.00	22,277	10.00	22,327	10.00

Excess	$21,351	9.78%	$29,821	13.44%	$31,435	14.14%	$33,047	14.83%	$34,901	15.63%

Reconciliation of capital infused into Wolverine Bank:
Net proceeds			$11,846		$14,034		$16,221		$18,736
Less: Common stock to be acquired by employee stock ownership plan			(2,006)		(2,360)		(2,714)		(3,121)
Less: Common stock to be acquired by stock-based benefit plans			(1,003)		(1,180)		(1,357)		(1,561)

Pro forma increase			$8,837		$10,494		$12,150		$14,054

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 (core) leverage and Tier 1 risk-based capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets. Requirements shown are “well capitalized” pursuant to prompt corrective action guidelines.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.
(4)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding in the stock offering with funds we lend and the stock-based benefit plan purchases 4% of the shares of common stock in open market purchases at $10 per share after shareholder approval. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund these plans. See “Management of Wolverine Bancorp, Inc.” for a discussion of the employee stock ownership plan and stock-based benefit plan.

(5)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

CAPITALIZATION

The following table presents the historical capitalization of Wolverine Bank at June 30, 2010 and the pro forma consolidated capitalization of Wolverine Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Wolverine Bank Historical at June 30, 2010	Wolverine Bancorp, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		2,507,500 Shares	2,950,000 shares	3,392,500 Shares	3,901,375 Shares (1)
	(Dollars in thousands)

Deposits (2)	$176,471	$176,471	$176,471	$176,471	$176,471
Borrowings	85,000	85,000	85,000	85,000	85,000

Total deposits and borrowed funds	$261,471	$261,471	$261,471	$261,471	$261,471

Stockholders’ equity:
Common stock $0.01 par value, 100,000,000 shares authorized; assuming shares outstanding as shown (3)	—	25	30	34	39
Preferred stock $0.01 par value, 50,000,000 shares authorized; no shares assumed outstanding	—	—	—	—	—
Additional paid-in capital (4)	—	23,668	28,037	32,407	37,433
Retained earnings (5)	41,658	41,658	41,658	41,658	41,658

Less:
Common stock to be acquired by employee stock ownership plan (6)	—	(2,006)	(2,360)	(2,714)	(3,121)
Common stock to be acquired by stock-based benefit plans (7)	—	(1,003)	(1,180)	(1,357)	(1,561)

Total stockholders’ equity	$41,658	$62,342	$66,185	$70,028	$74,448

Pro forma shares outstanding
Total shares outstanding		2,507,500	2,950,000	3,392,500	3,901,375

Total stockholders’ equity as a percentage of total assets (2)	13.50%	18.93%	19.86%	20.78%	21.80%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Wolverine Bancorp, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Wolverine Bancorp, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively, with the amount reserved for restricted stock awards reduced by amounts purchased in the stock offering by our 401(k) plan using its purchase priority in the stock offering. See “Management of Wolverine Bancorp, Inc.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.
(5)	The retained earnings of Wolverine Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”
(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Wolverine Bancorp, Inc. The loan will be repaid principally from Wolverine Bank’s contributions to the employee stock ownership plan. Since Wolverine Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Wolverine Bancorp, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases by Wolverine Bancorp, Inc.. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Wolverine Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Wolverine Bank and pro forma data of Wolverine Bancorp, Inc. at and for the six months ended June 30, 2010 and the year ended December 31, 2009. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	105,600 shares of common stock will be purchased by our executive officers and directors, and their associates;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from Wolverine Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 20 years;

•

Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.25% of the dollar amount of the shares of common stock sold in the stock offering. Shares purchased by our employee stock benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the stock offering, other than fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., will be $1.0 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 1.79% for the six months ended June 30, 2010 and for the year ended December 31, 2009. This represents the five-year United States Treasury Note as of June 30, 2010, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by Office of Thrift Supervisions regulations. The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.10% for the six months ended June 30, 2010 and for the year ended December 31, 2009, based on an effective tax rate of 34.0%. Pro forma earnings on net proceeds also include the estimated impact of the Michigan Business Tax, based on a rate of 0.235% of the increase in net capital resulting from the offering.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.18 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 18.2% for the shares of common stock, a dividend yield of 2.0%, an expected option life of ten years and a risk-free interest rate of 2.97%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Wolverine Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

	At or For the Six months ended June 30, 2010 Based Upon the Sale at $10.00 Per Share of
	2,507,500 Shares	2,950,000 Shares	3,392,500 Shares	3,901,375 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross Proceeds of Offering	$25,075	$29,500	$33,925	$39,014
Less: expenses	1,382	1,433	1,484	1,542

Estimated net proceeds	23,693	28,067	32,441	37,472
Less: Common stock purchased by ESOP (2)	(2,006)	(2,360)	(2,714)	(3,121)
Less: Common stock awarded under stock-based benefit plans (3)	(1,003)	(1,180)	(1,357)	(1,561)

Estimated net cash proceeds	$20,684	$24,527	$28,370	$32,790

For the Six months ended June 30, 2010
Consolidated net (loss):
Historical	$(3,898)	$(3,898)	$(3,898)	$(3,898)
Pro forma income on net proceeds	116	137	159	184
Pro forma ESOP adjustment (2)	(33)	(39)	(45)	(52)
Pro forma stock award adjustment (3)	(66)	(78)	(90)	(103)
Pro forma stock option adjustment (4)	(50)	(59)	(68)	(78)

Pro forma net (loss)	$(3,931)	$(3,937)	$(3,942)	$(3,947)

Per share net (loss)
Historical	$(1.69)	$(1.44)	$(1.25)	$(1.09)
Pro forma income on net proceeds	0.05	0.05	0.05	0.05
Pro forma ESOP adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment (3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option adjustment (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net (loss) per share (5)	$(1.70)	$(1.45)	$(1.26)	$(1.10)

Offering price as a multiple of pro forma net earnings per share	(2.94)	(3.45)	(3.97)	(4.55)
Number of shares outstanding for pro forma net (loss) per share calculations (5)	2,311,915	2,719,900	3,127,885	3,597,068

At June 30, 2010
Stockholders’ equity:
Historical	$41,658	$41,658	$41,658	$41,658
Estimated net proceeds	23,693	28,067	32,441	37,472
Less: Common stock acquired by ESOP (2)	(2,006)	(2,360)	(2,714)	(3,121)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(1,003)	(1,180)	(1,357)	(1,561)

Pro forma stockholders’ equity	$62,342	$66,185	$70,028	$74,448

Stockholders’ equity per share:
Historical	$16.61	$14.13	$12.28	$10.68
Estimated net proceeds	9.45	9.51	9.56	9.60
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$24.86	$22.44	$20.64	$19.08

Offering price as percentage of pro forma stockholders’ equity per share	40.23%	44.56%	48.45%	52.41%
Number of shares outstanding for pro forma book value per share calculations	2,507,500	2,950,000	3,392,500	3,901,375

(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Wolverine Bancorp, Inc. Wolverine Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Wolverine Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employer Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Wolverine Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 5,015, 5,900, 6,785 and 7,803 shares were committed to be released during the six months ended June 30, 2010 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Wolverine Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Wolverine Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Wolverine Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year, and (iii) the stock-based benefit plans expense reflects an effective tax rate of 34.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	If approved by Wolverine Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.18 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. Income per share computations assume that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan, equal to 200,600, 236,000, 271,400 and 312,110 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and an equal number of shares (1/20th of the total per year based on a 20-year loan) will be released each year over the term of the loan. Income per share computations assume that 5,015, 5,900, 6,785 and 7,803 shares were committed to be released during the six months ended June 30, 2010 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, resulting in employee stock ownership plan shares that have not been committed to be released during the period of 195,585, 230,100, 264,615 and 304,307 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(6)	The retained earnings of Wolverine Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

	At or For the Year Ended December 31, 2009 Based Upon the Sale at $10.00 Per Share of
	2,507,500 Shares	2,950,000 Shares	3,392,500 Shares	3,901,375 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross Proceeds of Offering	$25,075	$29,500	$33,925	$39,014
Less: expenses	1,382	1,433	1,484	1,542

Estimated net proceeds	23,693	28,067	32,441	37,472
Less: Common stock purchased by ESOP (2)	(2,006)	(2,360)	(2,714)	(3,121)
Less: Common stock awarded under stock-based benefit plans (3)	(1,003)	(1,180)	(1,357)	(1,561)

Estimated net cash proceeds	$20,684	$24,527	$28,370	$32,790

For the Year Ended December 31, 2009
Consolidated net income:
Historical	$90	$90	$90	$90
Pro forma income on net proceeds	232	275	318	367
Pro forma ESOP adjustment (2)	(66)	(78)	(90)	(103)
Pro forma stock award adjustment (3)	(132)	(156)	(179)	(206)
Pro forma stock option adjustment (4)	(100)	(118)	(135)	(156)

Pro forma net income	$24	$13	$4	$(8)

Per share net income
Historical	$0.04	$0.03	$0.03	$0.03
Pro forma income on net proceeds	0.10	0.10	0.10	0.10
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share (5)	$0.01	$—	$—	$—

Offering price as a multiple of pro forma net earnings per share (7)	1,000.00	NM	NM	NM
Number of shares outstanding for pro forma net Income per share calculations (5)	2,316,930	2,725,800	3,134,670	3,604,871

At December 31, 2009
Stockholders’ equity:
Historical	$45,556	$45,556	$45,556	$45,556
Estimated net proceeds	23,693	28,067	32,441	37,471
Less: Common stock acquired by ESOP (2)	(2,006)	(2,360)	(2,714)	(3,121)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(1,003)	(1,180)	(1,357)	(1,561)

Pro forma stockholders’ equity	$66,240	$70,083	$73,926	$78,345

Stockholders’ equity per share:
Historical	$18.17	$15.45	$13.43	$11.68
Estimated net proceeds	9.45	9.51	9.56	9.60
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$26.42	$23.76	$21.79	$20.08

Offering price as percentage of pro forma stockholders’ equity per share	37.85%	42.09%	42.89%	49.80%
Number of shares outstanding for pro forma book value per share calculations	2,507,500	2,950,500	3,392,500	3,901,375

(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Wolverine Bancorp, Inc. Wolverine Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Wolverine Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employer Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Wolverine Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 10,030, 11,800, 13,570 and 15,606 shares were committed to be released during the year ended December 31, 2009 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Wolverine Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Wolverine Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Wolverine Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year, and (iii) the stock-based benefit plans expense reflects an effective combined tax rate of 34.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	If approved by Wolverine Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.18 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income (loss) per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. Income (loss) per share computations assume that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan, equal to 200,600, 236,000, 271,400 and 312,110 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and an equal number of shares (1/20th of the total per year based on a 20-year loan) will be released each year over the term of the loan. Income (loss) per share computations assume that 10,030, 11,800, 13,570 and 15,606 shares were committed to be released during the year ended December 31, 2009 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, resulting in employee stock ownership plan shares that have not been committed to be released during the year of 190,570, 224,200, 257,830 and 296,505 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(6)	The retained earnings of Wolverine Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.
(7)	NM is not meaningful.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at June 30, 2010, December 31, 2009 and 2008, and our results of operations for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009 and 2008. This section should be read in conjunction with the financial statements and notes to the financial statements that appear elsewhere in this prospectus. Wolverine Bancorp, Inc. did not exist at June 30, 2010; and therefore, the information reflected in this section reflects the financial performance of Wolverine Bank.

Overview

At June 30, 2010, we had total assets of $308.6 million, compared to total assets of $304.7 million at December 31, 2009. During the six-months ended June 30, 2010, we had a net loss of $3.9 million resulting primarily from a one-time charge of $2.9 million taken during the six-months ended June 30, 2010 in connection with freezing and withdrawing from our multi-employer defined benefit pension plan, as well as a $3.5 million provision for loan losses taken in the period, offset in part by a $2.0 million income tax benefit. For the year ended December 31, 2009, we had net income of $90,000.

Our results of operations depend primarily on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we incur on our deposits and, to a lesser extent, our borrowings. Results of operations are also affected by service charges and other fees, provision for loan losses, gains on sales of loans originated for sale and other income. Our noninterest expense consists primarily of salaries and employee benefits, net occupancy and equipment expense, data processing, professional and services fees, FDIC deposit insurance and other real estate owned expense.

Our results of operations are also significantly affected by general economic and competitive conditions, as well as changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable laws, regulations or government policies may materially affect our financial condition and results of operations.

Historically, substantially all of our loans have been collateralized by real estate and at June 30, 2010, December 31, 2009 and December 31, 2008, one- to four-family residential mortgage loans including home equity loans and lines of credit, commercial real estate loans including multifamily loans and land loans and construction loans, comprised 95.3%, 95.4% and 96.5%, of our total loan portfolio, respectively. We expect to continue to emphasize real estate lending upon completion of our conversion and offering.

We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his or her loan, resulting in an increased principal balance during the life of the loan. We generally do not offer “subprime loans” (loans that are made with low down-payments to borrowers that have had payment delinquencies, previous loan charge-offs, judgments and bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (generally defined as loans having less than full documentation).

Business Strategy

Our business strategy is to remain a profitable, community-oriented financial institution offering deposit and loan products to retail and business customers in our primary market area. Additionally, we are seeking to expand our presence in new markets. We were established in 1933 and have operated continuously in the Great Lakes Bay Region of Michigan since that date. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We offer a broad range of financial services to consumers and businesses from our four banking offices and one loan center. Our business strategy includes the following elements:

Growing our loan portfolio by continuing to emphasize the origination of commercial and residential real estate loans, including increasing our loan participations, while maintaining strong asset quality. At June 30, 2010, commercial real estate loans, including multifamily loans and land loans, comprised 53.4% of our total loan portfolio. These loans generally are higher-yielding than one- to four-family residential mortgage loans, and also, generally, have a shorter term than our one- to four-family residential mortgage loans which helps our interest rate risk management. We intend to continue to make these types of loans a significant part of our total loan portfolio. We currently participate in commercial mortgage loans, one- to four-family residential mortgage loans and commercial non-mortgage loans collateralized by properties that are located both within and outside of our primary market area with other community banks that serve as the lead lender. We intend to increase the amount of our loan participations upon consummation of the conversion and stock offering in an effort to continue to grow our loan portfolio.

Maintaining prudent underwriting standards and aggressively monitoring our loan portfolio to maintain asset quality. We introduce loan products only when we are confident that our staff has the necessary expertise to originate and administer such loans, and that sound underwriting and collection procedures are in place. Our goal is to continue to improve our asset quality through prudent underwriting standards and the diligence of our loan collection personnel. At June 30, 2010, our ratio of non-performing loans to total loans was 4.32%. At June 30, 2010, our ratio of allowance for loan losses to non-performing loans was 95.11%, and our ratio of allowance for loan losses to total loans was 4.11%.

Reducing our overall cost of funds by emphasizing lower cost core deposits, including low cost public funds from municipalities, townships and non-profit organizations and reducing our borrowings. We offer interest-bearing and noninterest-bearing checking accounts, money market accounts and savings accounts (collectively referred to as core deposits), which generally are lower-cost sources of funds than certificates of deposit, and are less sensitive to withdrawal when interest rates fluctuate. At June 30, 2010, 43.5% of our total deposits consisted of these lower cost core deposits compared to 36.9% and 31.5% of total deposits at December 31, 2009 and 2008, respectively. Additionally, at June 30, 2010 we held approximately $19.0 million of low-cost checking money market account funds from numerous Michigan cities, townships, counties and nonprofit organizations (which we call “public funds”) due, we believe, to our successful marketing efforts, community ties, and financial stability and strength. We intend to continue emphasizing our core deposits, including public funds, as a source of funds. Additionally, we intend to reduce our borrowings from the FHLB of Indianapolis. With respect to our commercial real estate customers, we encourage commercial banking borrowers to open checking accounts with us at the time they establish a borrowing relationship with us, and we intend to continue to pursue this strategy to grow this source of lower cost deposits.

Managing interest rate risk. Successfully managing interest rate risk is, and will continue to be, an integral part of our business strategy. Management and the Board of Directors evaluate the interest rate risk inherent in our assets and liabilities, and determine the level of risk that is appropriate and consistent with our capital levels, liquidity and performance objectives. In particular, during the current low interest rate environment, we have sought to minimize the risk of originating long-term, fixed-rate one- to four-family residential mortgage loans by originating such loans for sale into the secondary market, and in particular selling substantially all of our conforming fixed-rate one- to four-family residential mortgage loans with terms of 15 years or greater. In addition, a significant portion of our loan portfolio consists of commercial real estate mortgage loans which generally have shorter terms and provide higher yields than one- to four-family residential mortgage loans. We also monitor the mix of our deposits. Our strategy is to continue managing interest rate risk in response to changes in the local and national economy and to increase our assets as we deploy the proceeds of the offering.

Expanding our banking franchise. We currently operate from four banking offices and one loan center. We intend to evaluate additional branch expansion opportunities, through acquisitions and de novo branching. In addition, we intend to evaluate acquisitions of other financial institutions, or the deposits and assets of other institutions, including in FDIC-assisted acquisitions, as opportunities present themselves (although we currently have no understandings or agreements to acquire other banks, thrifts, branches thereof or other financial services companies).

The successful implementation of these strategies will allow us to offer our clients a broad range of financial products and services. Our goal is to have full relationship banking with our clients.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with managing a public company, purchasing shares of common stock by our employee stock ownership plan, and adopting one or more stock-based benefit plans, if approved by Wolverine Bancorp, Inc.’s stockholders.

Assuming that the adjusted maximum number of shares are sold in the offering:

•

our employee stock ownership plan would acquire 312,110 shares of common stock with a $3.1 million loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $156,000 (assuming that the common stock maintains a value of $10.00 per share);

•

our stock-based benefit plan would reserve a number of shares equal to 10% of the total shares issued in the offering, or 390,137 shares, for the grant of options to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is 2.0%; the risk free interest rate is 2.97%; and the volatility rate on the common stock is 18.2%, the estimated grant-date fair value of the stock options utilizing a Black-Scholes option pricing model is $2.18 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $170,100; and

•

our stock-based benefit plan would reserve a number of shares equal to 4% of the shares issued in the offering, or 156,055 shares, for awards to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plan at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plan would be approximately $312,110.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of the stock-based benefit plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of the stock options would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.

Allowance for Loan Losses. We believe that the allowance for loan losses and related provision for loan losses are particularly susceptible to change in the near term, due to changes in credit quality which are evidenced by trends in charge-offs and in the volume and severity of past due loans. In addition, our portfolio is comprised of a substantial amount of commercial real estate loans which generally have greater credit risk than one- to four-family residential mortgage and consumer loans because these loans generally have larger principal balances and are non-homogenous.

The allowance for loan losses is maintained at a level to cover probable credit losses inherent in the loan portfolio at the balance sheet date. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses as a charge to earnings to maintain the allowance for loan losses at an appropriate level. The estimate of our credit losses is applied to two general categories of loans:

•	loans that we evaluate individually for impairment under ASC 310-10, “Receivables;” and

•	groups of loans with similar risk characteristics that we evaluate collectively for impairment under ASC 450-20, “Loss Contingencies.”

The allowance for loan losses is evaluated on a regular basis by management and reflects consideration of all significant factors that affect the collectability of the loan portfolio. The factors used to evaluate the collectability of the loan portfolio include, but are not limited to, current economic conditions, our historical loss experience, the nature and volume of the loan portfolio, the financial strength of the borrower, and estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are subject to significant revision as more information becomes available. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results. See also “Business of Wolverine Bank—Allowance for Loan Losses.”

Income Tax Accounting. The provision for income taxes is based upon income in our consolidated financial statements, rather than amounts reported on our income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on our deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. Under U.S. GAAP, a valuation allowance is required to be recognized if it is more likely than not that a deferred tax asset will not be realized. The determination as to whether we will be able to realize the deferred tax assets is highly subjective and dependent upon judgment concerning our evaluation of both positive and negative evidence, our forecasts of future income, applicable tax planning strategies, and assessments of current and future economic and business conditions. Positive evidence includes the existence of taxes paid in available carryback years as well as the probability that taxable income will be generated in future periods, while negative evidence includes any cumulative losses in the current year and prior two years and general business and economic trends. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. Any required valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings. Positions taken in our tax returns may be subject to challenge by the taxing authorities upon examination. The benefit of an uncertain tax position is initially recognized in the financial statements only when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts. Differences between our position and the position of tax authorities could result in a reduction of a tax benefit or an increase to a tax liability, which could adversely affect our future income tax expense.

We believe our tax policies and practices are critical accounting policies because the determination of our tax provision and current and deferred tax assets and liabilities have a material impact on our net income and the carrying value of our assets. We believe our tax liabilities and assets are properly recorded in the consolidated financial statements at December 31, 2009 and June 30, 2010 (unaudited) and no valuation allowance was necessary.

Comparison of Financial Condition at June 30, 2010 and December 31, 2009

Total assets increased $3.9 million, or 1.3%, to $308.6 million at June 30, 2010 from $304.7 million at December 31, 2009. The increase was primarily the result of an increase in interest earning time deposits and other assets, partially offset by a decrease in net loans.

Interest earning time deposits increased $10.3 million, or 45.2%, to $33.0 million at June 30, 2010 from $22.7 million at December 31, 2009. The increase in interest earning time deposits was primarily the result of loan prepayments and refinances, some of which were sold into the secondary market consistent with our interest rate risk management strategy during the low interest rate environment during the first half of 2010.

Net loans decreased $7.8 million, or 3.2%, to $237.2 million at June 30, 2010 from $245.0 million at December 31, 2009 as our one-to four-family residential mortgage loans decreased by $2.3 million, to $83.6 million at June 30, 2010, from $85.8 million at December 31, 2009, primarily due to repayments, refinances and sales. Additionally, undisbursed loan funds increased $2.5 million, or 142.2%, to $4.2 million at June 30, 2010 from $1.7 million at December 31, 2009. Commercial mortgage loans also decreased slightly during the period to $134.6 million at June 30, 2010 from $136.6 million at December 31, 2009. These items were offset by an increase in construction loans of $3.1 million, or 41.1%, to $10.7 million at June 30, 2010 from $7.6 million at December 31, 2009.

Securities held to maturity, consisting of one municipal security at June 30, 2010, decreased $1.0 million to $388,000 at June 30, 2010 from $1.4 million at December 31, 2009.

Other real estate owned increased $426,000, or 72.2%, to $1.0 million at June 30, 2010 from $590,000 at December 31, 2009. The increase in other real estate owned resulted primarily from three one- to four-family residential mortgage properties that we foreclosed on during the first half of 2010.

Other assets, consisting primarily of prepaid FDIC assessments and current and deferred federal taxes, increased $2.0 million, or 49.7%, to $6.1 million at June 30, 2010 from $4.1 million at December 31, 2009. The increase was primarily attributable to an increase in current and deferred taxes.

Deposits increased $9.0 million, or 5.4%, to $176.5 million at June 30, 2010 from $167.5 million at December 31, 2009. Certificates of deposit decreased $6.0 million, or 5.7%, to $99.7 million at June 30, 2010 from $105.7 million at December 31, 2009. Our core deposits (consisting of interest-bearing and noninterest-bearing checking deposits, money market accounts and savings accounts) increased $15.0 million, or 24.3%, to $76.8 million at June 30, 2010 from $61.8 million at December 31, 2009. We believe the increase in our core deposits resulted primarily from continuing to build relationships with our existing customers as well as our marketing efforts with new customers as many consumers sought the safety of insured deposits as opposed to the uncertainty of alternative investments.

Federal Home Loan Bank advances decreased $5.0 million to $85.0 million at June 30, 2010 from $90.0 million at December 31, 2009. We have used a portion of such advances to “match fund” certain fixed-rate residential mortgage loans and commercial mortgage loans in order to reduce our interest rate risk. Additionally, we have used Federal Home Loan Bank advances to lock in favorable rates during the low interest rate environment.

Interest payable and other liabilities, consisting primarily of accrued interest payable, advances by borrowers for taxes and insurance, accrued pension expense, accrued profit sharing expense and other accrued expense, increased $3.8 million, or 225.9%, to $5.5 million at June 30, 2010 from $1.7 million at December 31, 2009. The biggest increases were in accrued pension expense which increased $3.1 million to $3.2 million at June 30, 2010 from $47,000 at December 31, 2009 and advances by borrowers for taxes and insurance which increased to $949,000 at June 30, 2010 from $318,000 at December 31, 2009.

Total retained earnings decreased $3.9 million, or 8.6%, to $41.7 million at June 30, 2010 from $45.6 million at December 31, 2009. The decrease resulted from a net loss of $3.9 million during the six months ended June 30, 2010.

Comparison of Financial Condition at December 31, 2009 and 2008

Total assets decreased $14.1 million, or 4.4%, to $304.7 million at December 31, 2009 from $318.9 million at December 31, 2008. The decrease was primarily the result of a $21.8 million decrease in net loans and a $14.9 million decrease in securities held to maturity during 2009, offset in part by a $16.9 million increase in cash and cash equivalents and a $2.5 million increase in other assets, consisting primarily of prepaid FDIC assessments and current and deferred federal taxes.

Total cash and cash equivalents increased $16.9 million, or 260.7%, to $23.3 million at December 31, 2009 from $6.4 million at December 31, 2008. The increase in total cash and cash equivalents reflected normal cash management, as well as a reduction in our securities held to maturity due to maturities and calls, the proceeds from which were temporarily placed in interest earning deposits.

Net loans decreased $21.8 million, or 8.2%, to $245.0 million at December 31, 2009 from $266.9 million at December 31, 2008. The decrease resulted primarily from the sales into the secondary market of our conforming, fixed-rate one- to four-family residential mortgage loans, including refinances, that we originated for sale consistent with our interest rate risk strategy during the low interest rate environment, normal payoffs, as well as reduced demand from qualified applicants in our primary market area during the weak economy. During the year ended December 31, 2009, our one- to four-family residential mortgage loans decreased $23.8 million, or 21.7%, to $85.8 million from $109.6 million and construction loans decreased $6.9 million, or 47.6%, to $7.6 million at December 31, 2009 from $14.4 million at December 31, 2008. Commercial mortgage loans increased $9.9 million, or 7.8%, to $136.6 million at December 31, 2009 from $126.7 million at December 31, 2008. Commercial non-mortgage loans increased $2.5 million to $10.5 million at December 31, 2009 from $8.0 million at December 31, 2008.

Securities classified as held-to-maturity, consisting of U.S. government sponsored agency debt securities and municipal securities, decreased $14.9 million, or 91.3%, to $1.4 million at December 31, 2009 from $16.3 million at December 31, 2008, due to maturities and calls and management’s decision to reinvest these funds in interest earning time deposits.

Deposits decreased $11.9 million, or 6.6%, to $167.5 million at December 31, 2009 from $179.4 million at December 31, 2008. Certificates of deposit decreased $17.2 million, or 14.0%, to $105.7 million at December 31, 2009 from $122.8 million at December 31, 2008, due to normal run-off and management’s pricing decisions. Our core deposits increased $5.2 million, or 9.2%, to $61.8 million at December 31, 2009 from $56.6 million at December 31, 2008. The increases resulted primarily from increased marketing and promotional activity in an effort to attract new customers and retain existing funds, and from increased deposits resulting from the introduction of a new retail rewards checking product with favorable rates, as well as an increase in our public funds checking accounts.

FHLB advances decreased $2.0 million, or 2.2%, to $90.0 million at December 31, 2009 from $92.0 million at December 31, 2008. Interest payable and other liabilities decreased $309,000, or 15.4%, to $1.7 million at December 31, 2009 from $2.0 million at December 31, 2008.

Retained earnings increased $90,000, or 0.2%, to $45.6 million at December 31, 2009 from $45.5 million at December 31, 2008. The increase resulted from net income of $90,000 during the year ended December 31, 2009.

Comparison of Operating Results for the Six Months Ended June 30, 2010 and 2009

General. We recorded a net loss of $3.9 million for the six months ended June 30, 2010 compared to net income of $449,000 for the six months ended June 30, 2009. Our net loss during the 2010 period resulted primarily from a $3.5 million provision for loan losses charge taken during the period and a one-time charge of $2.9 million taken in connection with the freezing and withdrawal from our multi-employer defined benefit pension plan. In addition to these charges, net interest income decreased $558,000 to $3.8 million for the six months ended June 30, 2010 from $4.4 million for the six months ended June 30, 2009 and non-interest income decreased $589,000 to $412,000 for the six months ended June 30, 2010 from $1.0 million for the year earlier period.

Interest and Dividend Income. Interest and dividend income decreased $1.2 million, or 13.5%, to $7.6 million for the six months ended June 30, 2010 from $8.8 million for the six months ended June 30, 2009, as the average balance of interest earning assets decreased $5.4 million to $309.9 million for the six months ended June 30, 2010 from $315.3 million for the six months ended June 30, 2009 and the average yield on interest earning assets decreased 67 basis point to 4.92% during the 2010 period from 5.59% during the 2009 period. The decrease in our average yield on interest earning assets was due primarily to the general decline in market interest rates as well as the higher balances of low-yielding cash and cash equivalents.

The biggest component decrease in average interest earning assets was in net loans, which decreased $18.7 million, or 7.0%, to $248.7 million for the six months ended June 30, 2010 from $267.4 million for the six months ended June 30, 2009. Additionally, the average balance of securities held-to-maturity decreased $4.1 million, or 76.2%, to $1.2 million for the June 30, 2010 period from $5.3 million for the June 30, 2009 period. Although the average balance of other interest earning assets, consisting of interest earning demand and time deposits, increased $17.4 million, to $59.9 million during the 2010 period from $42.5 million during the 2009 period, the average yield on other interest earning assets decreased to 0.94% from 1.88%, resulting in a $97,000 decrease in interest income from other interest earning assets to $258,000 for the six months ended June 30, 2010 from $355,000 for the six months ended June 30, 2009.

Interest income on loans decreased $1.0 million, or 12.6%, to $7.3 million for the six months ended June 30, 2010 from $8.3 million for the six months ended June 30, 2009, as the average yield on loans decreased 37 basis points to 5.87% for the six months ended June 30, 2010 from 6.24% for the six months ended June 30, 2009 reflecting the lower market interest rate environment, and the average balance of loans decreased $18.7 million, or 7.0%, to $248.7 million for the six months ended June 30, 2010 from $267.4 million for the six months ended June 30, 2009.

Interest income on investment securities, other interest earning assets and FHLB of Indianapolis stock decreased $136,000, or 29.3%, to $328,000 for the six months ended June 30, 2010 from $464,000 for the six months ended June 30, 2009.

Interest Expense. Interest expense decreased $630,000, or 14.2%, to $3.8 million for the six months ended June 30, 2010 from $4.4 million for the six months ended June 30, 2009, as the average balance of interest-bearing liabilities decreased $4.0 million, or 1.5%, to $265.4 million for the six months ended June 30, 2010 from $269.4 million for the six months ended June 30, 2009, and the average rate we paid on these liabilities decreased 42 basis points to 2.86% from 3.28%. The biggest component decrease was in interest expense on certificates of deposit which decreased $433,000, or 22.5%, to $1.5 million for the six months ended June 30, 2010 from $1.9 million for the six months ended June 30, 2009, resulting from a $14.1 million decrease in the average balance of certificates of deposits to $103.9 million for the six months ended June 30, 2010 from $118.0 million for the six months ended June 30, 2009 and a 39 basis point decrease in the cost of these funds to 2.87% for the 2010 period from 3.26% for the 2009 period.

The average balance of our core deposits, consisting of checking accounts, money market accounts and savings accounts, increased $12.8 million, or 21.5%, to $72.2 million for the six months ended June 30, 2010 from $59.4 million for the six months ended June 30, 2009; however, the interest on core deposits decreased $2,000 to $176,000 for the 2010 period from $178,000 for the 2009 period, as we were able to reprice our deposits downward in the declining market interest rate environment.

Interest expense on borrowed funds, consisting entirely of Federal Home Loan Bank advances, decreased by $195,000, or 8.4%, to $2.2 million for the six months ended June 30, 2010 from $2.3 million for the six months ended June 30, 2009, as our average balance of these borrowings decreased $2.7 million and the average rate paid decreased 28 basis points to 4.77% from 5.05%.

Net Interest Income. Net interest income decreased $558,000, or 12.7%, to $3.8 million for the six months ended June 30, 2010 from $4.4 million for the six months ended June 30, 2009, as our net interest earning assets decreased to $44.6 million from $45.9 million, our net interest rate spread decreased 25 basis points to 2.06% from 2.31% and our net interest margin decreased 31 basis points to 2.47% from 2.78%. The decreases in our net interest rate spread and net interest margin reflected our ongoing interest rate risk strategy of selling into the secondary market long-term, fixed-rate one- to four-

family residential mortgage loans during the low interest rate environment and to increase our liquidity through increased cash and cash equivalents, as well as an increase in our non-accrual loans, which increased to $10.3 million at June 30, 2010 from $3.9 million at June 30, 2009.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $3.5 million for the six months ended June 30, 2010 and a provision for loan losses of $1.5 million for the six months ended June 30, 2009. The primary reason for the increase in the provision for loan losses was an increase in our non-performing loans as well as a continued decline in the economy in our primary market area as well as in Michigan as a whole, including increased unemployment, declining collateral values and increasing trends in delinquencies and classified assets. At June 30, 2010, non-performing loans totaled $10.7 million, or 4.32% of total loans, as compared to $4.2 million, or 1.60% of total loans, at June 30, 2009. The increase in non-performing loans was primarily in the commercial real estate loan portfolio, a higher risk portfolio as compared to our one- to four-family residential mortgage loan portfolio. The allowance for loan losses to total loans receivable increased to 4.11% at June 30, 2010 as compared to 1.77% at June 30, 2009.

The allowance for loan losses as a percentage of non-performing loans decreased to 95.1% at June 30, 2010 from 110.7% at June 30, 2009. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2010 and 2009.

Noninterest Income. Noninterest income decreased by $589,000, or 58.8%, to $412,000 for the six months ended June 30, 2010 from $1.0 million for the six months ended June 30, 2009. The decrease was due primarily to a $600,000 decrease in net gains on loan sales, reflecting the significant amount of fixed-rate, long term residential mortgage loans that we sold during the 2009 period.

Noninterest Expense. Noninterest expense increased $3.5 million, or 109.0%, to $6.7 million for the six months ended June 30, 2010 from $3.2 million for the six months ended June 30, 2009, primarily attributable to a $3.1 million increase in salaries and employee benefits expense during the 2010 period versus the year earlier period, as we incurred a $2.9 million charge in June 2010 in connection with the freezing of and withdrawal from our multi-employer defined benefit pension plan and a $478,000 increase in other expense, resulting from a $356,000 expense we incurred in connection with an external wire fraud.

Income Tax Expense (Benefit). We recorded a $2.0 million income tax benefit for the six months ended June 30, 2010 compared to a $234,000 income tax expense for the 2009 period, reflecting the loss of $5.9 million before income tax expense during the six months ended June 30, 2010 versus income before income tax of $683,000 for the six months ended June 30, 2009. Our effective tax benefit rate was 33.9% for the six months ended June 30, 2010 compared to an effective tax rate of 34.3% for the six months ended June 30, 2009.

Comparison of Operating Results for the Years Ended December 31, 2009 and 2008

General. Net income decreased to $90,000 for the year ended December 31, 2009 from $1.1 million for the year ended December 31, 2008. The decrease in net income reflected a $2.1 million increase in our provision for loan losses taken in 2009 and a $622,000 increase in our 2009 non-interest expense, which was offset in part by a $130,000 increase in net interest income and a $1.1 million increase in non-interest income and a $504,000 decrease in income tax expense in 2009.

Interest and Dividend Income. Interest and dividend income decreased $1.5 million, or 8.0%, to $16.9 million for the year ended December 31, 2009 from $18.4 million for the year ended December 31, 2008.

The decrease resulted from a $3.2 million, or 1.0%, decrease in the average balance of interest earning assets, to $309.5 million for the year ended December 31, 2009 from $312.8 million for the year ended December 31, 2008. During the year ended December 31, 2009, we decreased the average balance of our loans and investment securities. Additionally, the average yield on interest earning assets decreased 42 basis points to 5.46% for the year ended December 31, 2009 from 5.88% for the year ended December 31, 2008, due primarily to the decline in market interest rates.

Interest income on loans decreased $707,000, or 4.2%, to $16.1 million for the year ended December 31, 2009 from $16.8 million for the year ended December 31, 2008, as the average balance of loans decreased $776,000, or 0.3%, to $261.9 million for the year ended December 31, 2009 from $262.7 million for the year ended December 31, 2008, reflecting a reduced interest rate environment and an increase in the level of our non-accrual loans during 2009. The average yield on our loan portfolio decreased 25 basis points to 6.15% for the year ended December 31, 2009 from 6.40% for the year ended December 31, 2008.

Interest income on investment securities, other interest earning assets and FHLB of Indianapolis stock decreased $761,000, or 48.4%, to $810,000 for the year ended December 31, 2009 from $1.6 million for the year ended December 31, 2008. The decrease resulted primarily from a $197,000 decrease in interest income derived from our investment securities as the average balance of our investment securities decreased $3.5 million, or 49.1%, to $3.6 million for the year ended December 31, 2009 from $7.1 million for the year ended December 31, 2008, and the average yield on these securities decreased 140 basis points to 2.79% for 2009 from 4.19% for 2008 reflecting lower market rates. Additionally, interest income on other interest earning assets decreased $422,000, or 40.9%, to $608,000 for 2009 from $1.0 million for 2008, resulting from a 114 basis points decrease in the average yield of these assets to 1.55% for the year ended December 31, 2009 from 2.69% for the year ended December 31, 2008, as these assets were primarily invested in overnight funds with low rates of interest, offset in part by a $1.0 million increase in the average balance of these assets to $39.3 million for 2009 from $38.2 million for 2008, and interest income on FHLB of Indianapolis stock decreased $142,000 to $101,000 for 2009 from $243,000 for 2008 due to a reduction in the amount of dividends paid by the FHLB of Indianapolis.

Interest Expense. Interest expense decreased $1.6 million, or 15.8%, to $8.5 million for the year ended December 31, 2009 from $10.1 million for the year ended December 31, 2008. The decrease resulted primarily from a $1.5 million decrease in interest expense on deposits. The average balance of interest-bearing deposits decreased $3.9 million, or 2.2%, to $172.4 million for the year ended December 31, 2009 from $176.4 million for the year ended December 31, 2008 and the average rate we paid on deposits decreased 80 basis points to 2.25% during 2009 from 3.05% during 2008, as we were able to reprice our deposits in the declining market interest rate environment.

Interest expense on our certificates of deposit decreased $915,000 to $3.5 million for the year ended December 31, 2009 from $4.4 million for the year ended December 31, 2008, as the average balance of our certificates of deposit decreased by $3.3 million, or 2.9%, to $111.6 million in 2009 from $114.9 million in 2008 and the average rate we paid of these certificates decreased 70 basis points to 3.17% for 2009 from 3.87% for 2008, reflecting lower market interest rates.

Interest expense on our core deposits, consisting of savings accounts, money market accounts and checking accounts, decreased $600,000 to $339,000 for the year ended December 31, 2009 from $939,000 for the prior year as we were able to reduce the rates we paid on these accounts in response to lower market interest rates.

Interest expense on borrowed funds, consisting entirely of FHLB of Indianapolis advances, decreased $83,000 to $4.7 million for 2009 from $4.7 million for 2008, as our average balance of borrowings decreased $1.0 million and the average rate paid on borrowings decreased 4 basis points to 5.09% during 2009 from 5.13% during 2008.

Net Interest Income. Net interest income increased by $130,000, or 1.6%, to $8.4 million for the year ended December 31, 2009 from $8.3 million for the year ended December 31, 2008, as our net interest earning assets increased by $1.7 million to $45.8 million during 2009 from $44.1 million during 2008. In addition, our net interest rate spread increased 12 basis points to 2.23% for the year ended December 31, 2009 from 2.11% for the year ended December 31, 2008, and our net interest margin increased 7 basis points to 2.71% for the year ended December 31, 2009 from 2.64% for the year ended December 31, 2008.

Provision for Loan Losses. We recorded a provision for loan losses of $3.3 million for the year ended December 31, 2009 and a provision for loan losses of $1.1 million for the year ended December 31, 2008. The primary reasons for the increase in the provision for loan losses were an increase in our non-performing loans, including an allowance of $1.0 million attributable to one commercial loan relationship secured by non-owner occupied residential rental properties, as well as the general decline in economic conditions in our primary market area and in Michigan. At December 31, 2009, non-performing loans totaled $7.8 million, or 3.1% of total loans, as compared to $3.7 million, or 1.4% of total net loans at December 31, 2008. The increase in non-performing loans was primarily in the commercial real estate loan portfolio, a higher risk portfolio as compared to residential mortgage loans. The allowance for loans losses to total loans receivable increased to 2.59% at December 31, 2009 from 1.25% at December 31, 2008.

The allowance for loan losses as a percentage of non-performing loans decreased to 83.8% at December 31, 2009 from 92.0% at December 31, 2008. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2009 and 2008.

Noninterest Income. Noninterest income increased $1.1 million, or 190.1%, to $1.7 million for the year ended December 31, 2009 from $593,000 for the year ended December 31, 2008. The increase was due primarily to a $1.1 million increase in net gains on loan sales to $1.3 million during 2009 from $191,000 for 2008, due to the sale of $67.5 million of residential mortgage loans originated for sale during 2009.

Noninterest Expense. Noninterest expense increased $622,000, or 10.2%, to $6.7 million for the year ended December 31, 2009 from $6.1 million for the year ended December 31, 2008. This increase was primarily attributable to a $391,000 increase in FDIC insurance assessments, a $354,000 increase in salaries and other benefits and a $73,000 increase in other non-interest expense, offset in part by a $163,000 decrease in expense related to other real estate owned and a $45,000 decrease in professional and service fees expense.

Income Tax Expense. Income tax expense was $53,000 for the year ended December 31, 2009 compared to $557,000 for 2008, reflecting our substantially lower income before income tax expense for 2009 versus 2008. Our effective tax rate was 37.1% for the year ended December 31, 2009 compared to 34.5% for the year ended December 31, 2008.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. Tax-equivalent yield adjustments have not been made for tax-exempt securities. All average balances are based on month-end balances which management deems to be representative of the operations of Wolverine Bank. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At June 30,	For the Six Months Ended June 30,
	2010	2010			2009
	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest earning assets:
Total loans	5.84%	$248,735	$7,296	5.87%	$267,399	$8,348	6.24%
Securities and other:
Securities held to maturity	3.90	1,272	23	3.62	5,345	70	2.62
FHLB Stock	2.00	4,700	47	2.00	4,700	39	1.66
Other	0.90	55,201	258	0.94	37,844	355	1.88

Total interest earning assets	4.93	309,908	7,624	4.92	315,288	8,812	5.59
Non-interest earning assets		4,255			3,460

Total assets		$314,163			$318,748

Interest-bearing liabilities:
Regular savings accounts	0.08	9,432	4	0.08	8,974	3	0.06
Checking accounts	0.24	23,256	23	0.20	15,980	7	0.09
Money market accounts	0.75	39,509	149	0.75	34,490	168	0.97
Certificates of deposit	2.91	103,871	1,488	2.87	117,954	1,921	3.26

Total interest-bearing deposits	1.86	176,068	1,664	1.89	177,398	2,099	2.37
Federal Home Loan Bank advances	4.65	89,286	2,129	4.77	92,000	2,324	5.05
Other secured borrowings	—	—	—	—	—	—	—

Total interest-bearing liabilities	2.77	265,354	3,793	2.86	269,398	4,423	3.28
Non-interest-bearing liabilities		3,217			3,508

Total liabilities		268,571			272,906
Equity		45,592			45,842

Total liabilities and equity		$314,163			$318,748

Net interest income			$3,831			$4,389

Net interest rate spread (2)	2.16%			2.06%			2.31%
Net interest earning assets (3)			$44,554			$45,890

Net interest margin (4)	2.58%			2.47%			2.78%
Average interest earning assets to interest-bearing liabilities				116.79%			117.03%

(footnotes on following page)

	For the Years Ended December 31,
	2009			2008			2007
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest earning assets:
Total loans	$261,901	$16,100	6.15%	$262,677	$16,807	6.40%	$260,334	$17,089	6.56%
Securities:
U.S. Government and agency securities	3,626	101	2.79	7,118	298	4.19	5,304	233	4.39
FHLB Stock	4,700	101	2.15	4,696	243	5.17	4,566	226	4.95
Other	39,305	608	1.55	38,283	1,030	2.69	25,230	1,264	5.01

Total interest earning assets	309,532	16,910	5.46	312,774	18,378	5.88	295,434	18,812	6.37
Non-interest earning assets	3,472			3,399			4,192

Total assets	313,004			316,173			299,626

Interest-bearing liabilities:
Regular savings accounts	9,077	5	0.06	7,590	25	0.33	6,940	28	0.40
Checking accounts	16,834	19	0.11	15,125	32	0.21	14,954	52	0.35
Money market accounts	34,928	315	0.90	38,726	882	2.28	26,036	682	2.62
Certificates of deposit	111,566	3,533	3.17	114,912	4,448	3.87	118,880	5,737	4.83

Total interest-bearing deposits	172,405	3,872	2.25	176,353	5,387	3.05	166,810	6,499	3.90
Federal Home Loan Bank advances	91,308	4,650	5.09	92,296	4,733	5.13	86,465	4,722	5.46
Other secured borrowings	—	—	—	—	—	—	—	—	—

Total interest-bearing liabilities	263,713	8,522	3.23	268,649	10,120	3.77	253,275	11,221	4.43
Non-interest-bearing liabilities	3,342			3,239			3,457

Total liabilities	267,056			271,888			256,732
Equity	45,949			44,285			42,894

Total liabilities and equity	$313,004			$316,173			$299,626

Net interest income		$8,388			$8,258			$7,591

Net interest rate spread (2)			2.23%			2.11%			1.94%
Net interest earning assets (3)		$45,819			$44,125			$42,159

Net interest margin (4)			2.71%			2.64%			2.57%
Average interest earning assets to interest-bearing liabilities			117.37%			116.42%			116.65%

(1)	Yields and rates for the six months ended June 30, 2010 and 2009 are annualized.
(2)	Interest rate spread represents the difference between the yield on average interest earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest earning assets represents total interest earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated to the changes due to rate and the changes due to volume in proportion to the relationship of the absolute dollar amounts of change in each.

	Six Months Ended June 30, 2010 vs. 2009			Years Ended December 31, 2009 vs. 2008			Years Ended December 31, 2008 vs. 2007
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest earning assets:
Loans	$(564)	$(488)	$(1,052)	$(50)	$(657)	$(707)	$153	$(435)	$(282)
Held to maturity securities	(102)	55	(47)	(117)	(80)	(197)	76	(11)	65
Other	295	(384)	(89)	30	(594)	(564)	519	(736)	(217)

Total interest earning assets	$(371)	$(817)	$(1,188)	$(137)	$(1,331)	$(1,468)	$748	$(1,182)	$(434)

Interest bearing liabilities:
Regular savings accounts	—	1	1	4	(24)	(20)	2	(5)	(3)
Checking accounts	4	12	16	3	(16)	(13)	1	(21)	(20)
Money market accounts	52	(71)	(19)	(79)	(488)	(567)	298	(98)	200
Certificates of deposit	(216)	(217)	(433)	(126)	(789)	(915)	(186)	(1,103)	(1,289)

Total interest-bearing deposits	(160)	(275)	(435)	(198)	(1,317)	(1,515)	115	(1,227)	(1,112)
Federal Home Loan Bank advances	(67)	(128)	(195)	(50)	(33)	(83)	308	(297)	11

Total interest-bearing liabilities	(227)	(403)	(630)	(248)	(1,350)	(1,598)	423	(1,524)	(1,101)

Change in net interest income	$(144)	$(414)	$(558)	$111	$19	$130	$325	$342	$667

Management of Market Risk

General. Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. We are vulnerable to an increase in interest rates to the extent that our interest bearing liabilities mature or reprice more quickly than our interest earning assets. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an internal Asset/Liability Management Committee pursuant to our Interest Rate Risk Management Policy that is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Our interest rate sensitivity is monitored through the use of a net interest income simulation model which reports the cumulative and noncumulative interest rate risk gap and generates estimates of the change in our net interest income. The modeling assumes loan prepayment rates, reinvestment rates and new volumes based on historical experience and current economic conditions.

We have sought to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:

(i)	sell the majority of our long-term, fixed-rate one- to four-family residential mortgage loans that we originate;

(ii)	lengthen the weighted average maturity of our liabilities through retail deposit pricing strategies and through longer-term wholesale funding sources such as fixed-rate advances from the Federal Home Loan Bank of Indianapolis;

(iii)	invest in shorter- to medium-term investment securities and interest earning time deposits;

(iv)	originate commercial mortgage loans, including multi-family loans and land loans, commercial loans and consumer loans, which tend to have shorter terms and higher interest rates than one- to four-family residential mortgage loans, and which generate customer relationships that can result in larger noninterest-bearing demand deposit accounts; and

(v)	maintain adequate levels of capital.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the difference between the present value of an institution’s assets and liabilities (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with a report that measures the sensitivity of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our NPV.

The table below sets forth, as of June 30, 2010, the calculation of the estimated changes in our net portfolio value that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2010
				NPV as a Percentage of Present Value of Assets (3)
Change in Interest Rates		Estimated (Decrease) in NPV			Increase (Decrease)
(basis points) (1)	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	(basis points)
(Dollars in thousands)
+300	$53,465	$3,422	7%	16.72%	145
+200	53,119	3,076	6%	16.45%	117
+100	52,020	1,977	4%	15.97%	70
0	50,043	—	—	15.27%	—
-100	47,218	(2,825)	(6)%	14.37%	(91)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at June 30, 2010, in the event of a 200 basis point increase in interest rates, we would experience a 6.0% increase in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 6.0% decrease in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan sales and repayments, advances from the Federal Home Loan Bank of Indianapolis, and maturities of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. For the six months ended June 30, 2010 and the year ended December 31, 2009, our liquidity ratio averaged 19.6% and 14.4% of our total assets, respectively. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of June 30, 2010.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of: (i) expected loan demand; (ii) expected deposit flows; (iii) yields available on interest earning deposits and securities; and (iv) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest earning deposits and short- and medium-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are affected by our operating, financing, lending and investing activities during any given period. At June 30, 2010, cash and cash equivalents totaled $23.5 million. Interest earning time deposits which can offer additional sources of liquidity, totaled $33.0 million at June 30, 2010.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Statements of Cash Flows included in our financial statements.

At June 30, 2010, we had $11.3 million in loan commitments outstanding, including $3.3 million in unused lines of credit to borrowers. Certificates of deposit due within one year of June 30, 2010 totaled $77.5 million, or 43.9% of total deposits. Of this amount, approximately $27.0 million were paying above-market rates at a weighted average yield of 5.06%. These certificates were originated under our three-year guaranteed upward re-pricing certificate of deposit product and the corresponding higher interest rates reflect the higher market interest rate environment at the time that these deposits were originated. It is not our intention to pay above-market rates to keep these deposits upon maturity, and we are uncertain as to what amount of these deposits we will be able to retain. If these deposits do not remain with us, we may be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2011, although we would expect to pay lower rates on the three-year certificates which are maturing and which will either not renew or will renew at market rates. Additionally, we believe that the additional capital that we are raising in the offering will provide additional liquidity. Moreover, it is our intention as we continue to grow our commercial real estate portfolio, to emphasize lower cost deposit relationships with these commercial loan customers and thereby replace the higher cost certificates with lower cost deposits. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity is originating loans. During the six months ended June 30, 2010 and the year ended December 31, 2009, we originated $47.3 million and $149.8 million of loans, respectively, and during the year ended December 31, 2008, we originated $123.8 million of loans.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We had a net increase in total deposits of $9.0 million for the six months ended June 30, 2010, and a net decrease in total deposits of $11.9 million for the year ended December 31, 2009. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Indianapolis, which provides an additional source of funds. Federal Home Loan Bank advances were $85.0 million at June 30, 2010, a decrease of $5.0 million from December 31, 2009. Federal Home Loan Bank advances have been used primarily to fund loan demand. At June 30, 2010, we had the ability to borrow up to an additional $9.2 million from the Federal Home Loan Bank of Indianapolis and had an additional Fed Funds purchase limit of $2.0 million with a correspondent bank.

Wolverine Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2010, Wolverine Bank exceeded all regulatory capital requirements. Wolverine Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 9 — Regulatory Matters of the notes to the financial statements included in this prospectus.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of new loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 12 – Commitments and Contingent Liabilities of the notes to the financial statements included in this prospectus.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, “Improving Disclosures About Fair Value Measurements,” which added disclosure requirements about transfers in and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value was required for recurring and nonrecurring Level 2 and 3 fair value measurements. Management has determined the adoption of these provisions of this ASU only affected the disclosure requirements for fair value measurements and as a result did not have a material effect on the Bank’s financial position or results of operations. This ASU also requires that Level 3 activity about purchases, sales, issuances, and settlements be presented on a gross basis rather than as a net number as currently permitted. This provision of the ASU is effective for the Bank’s reporting period ending March 31, 2011. Management has determined that the adoption of this guidance will not have a significant impact on our financial position or results of operations.

In July 2010, the Financial Accounting Standards Board issued ASU No. 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” which added disclosure requirements about an entity’s allowance for loan losses and the credit quality of its financing receivables. The required disclosures include a roll forward of the allowance for credit losses on a portfolio segment basis and information about modified, impaired, non-accrual and past due loan and credit quality indicators. ASU 2010-20 will be effective for the Bank’s reporting period ending December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Management has determined the adoption of this guidance will not have a material effect on our financial position or results of operations.

Impact of Inflation and Changing Prices

Our financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF WOLVERINE BANCORP, INC.

Wolverine Bancorp, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Wolverine Bank. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Wolverine Bank as additional capital of Wolverine Bank. Wolverine Bancorp, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and we may repurchase shares of our common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Wolverine Bancorp, Inc., as the holding company of Wolverine Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in Wolverine Bank.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Wolverine Bank. Initially, Wolverine Bancorp, Inc. will neither own nor lease any property, but will instead pay a fee to Wolverine Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Wolverine Bank to serve as officers of Wolverine Bancorp, Inc. We will, however, use the support staff of Wolverine Bank from time to time. We will pay a fee to Wolverine Bank for the time devoted to Wolverine Bancorp, Inc. by employees of Wolverine Bank. However, these persons will not be separately compensated by Wolverine Bancorp, Inc. Wolverine Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF WOLVERINE BANK

General

Wolverine Bank is a federally chartered savings bank headquartered in Midland, Michigan. Wolverine Bank was originally chartered in 1933. At June 30, 2010, we had $308.6 million of total assets, $176.5 million of deposits and $41.7 million of total equity. We provide financial services primarily to individuals, families and businesses in the Great Lakes Bay Region of Michigan and to a lesser extent throughout all of Michigan through our three banking offices located in Midland, Michigan, which is the County Seat of Midland County, and our banking office and loan center located in Frankenmuth and Saginaw, Michigan, respectively, which are located in neighboring Saginaw County. Midland, Michigan is located approximately 120 miles northwest of Detroit and approximately 90 miles north of Lansing, Michigan, in the eastern portion of Michigan’s lower peninsula.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans including multi-family loans and land loans, one- to four-family residential mortgage loans and home equity loans and lines of credit and to a lesser extent, construction loans, commercial non-mortgage loans and consumer loans (consisting primarily of mobile home loans, automobile loans, loans secured by savings deposits and other consumer loans). At June 30, 2010, $134.6 million, or 53.4%, of our total loan portfolio was comprised of commercial real estate loans including multi-family mortgage loans and land loans, and $83.6 million, or 33.2%, of our total loan portfolio was comprised of one- to four-family residential mortgage loans. We also invest in securities, which historically have consisted primarily of U.S. government and agency debt securities, and to a lesser extent, municipal obligations.

We offer a variety of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and retirement accounts, including health savings accounts.

We offer extended hours at our branch offices, and we are dedicated to offering alternative banking delivery systems utilizing state-of-the-art technology, including ATMs, online banking, remote deposit capture and telephone banking delivery systems.

Generally, we retain in our portfolio all adjustable-rate loans that we originate, as well as fixed-rate one- to four-family residential mortgage loans with terms of less than 15 years. Consistent with prudent interest rate risk strategy and based upon the market and rate environment, we will consider holding in our portfolio longer term fixed-rate one- to four-family residential mortgage loans. Historically, as part of our interest rate risk strategy, we have sold into the secondary market substantially all of our fixed-rate one- to four-family residential mortgage loans with terms of 15 years or greater on a servicing-released basis. In 2009 we originated for sale and sold $66.2 million of fixed-rate one- to four-family residential mortgage loans, including refinances, into the secondary market in order to generate fee income and consistent with our interest rate risk strategy.

Wolverine Bank’s executive offices are located at 5710 Eastman Avenue, Midland, Michigan 48640. Our telephone number at this address is (989) 631-4280. Our website address is www.wolverinebank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

Wolverine Bank operates from three banking offices located in Midland, Michigan, one banking office and a loan center, located, in Frankenmuth and Saginaw, respectively, which are located in neighboring Saginaw County, Michigan. The Great Lakes Bay Region of Michigan which is located in the eastern portion of Michigan’s lower peninsula, approximately 120 miles north of Detroit, is our primary market area for both lending and deposits.

Our operations tend to be influenced by the economic trends experienced throughout Michigan. Wolverine Bank competes for deposits with community banking institutions, credit unions and regional and superregional financial institutions with greater financial and other resources than we have. In recent years, both our primary market area as well as Michigan as a whole has experienced limited to negative growth, reflecting in part, the economic downturn. Future business and growth opportunities will be influenced by economic and demographic characteristics of our primary market area and of Michigan.

Midland County has a total population of approximately 83,000 and Saginaw County has a total population of approximately 203,000. Our primary market area has experienced limited or negative growth from 2000 to 2010. Specifically, Midland County’s population remained nearly unchanged, over the 2000 to 2010 period while Saginaw County’s population shrank at a 0.3% compounded annual rate over the period. The foregoing demographic trends are projected to continue for both Saginaw and Midland Counties where modest population shrinkage is projected through 2015. Household growth trends coincide with the population growth trends as growth also has been modest over the 2000 to 2010 period. Households within Midland and Saginaw Counties, Michigan are expected to remain flat or shrink modestly over the next five year period.

Midland County’s per capita and median household income levels approximate Michigan and national averages. Conversely, per capita and household income levels were below these averages for Saginaw County.

Historically, our primary market area, and specifically the City and County of Midland, has been heavily dependent upon the three largest employers: The Dow Chemical Company, MidMichigan Medical Center and Dow Corning Corporation. These three entities employ approximately 10,000 persons in Midland County. The Dow Chemical Company is a major multinational producer of specialty chemicals, advanced materials, agro sciences technology-based products and solutions and Dow Corning is a producer of silicone, specialty chemicals, lubricants and healthcare products. In addition, these companies have been in the forefront of the development and commercialization of solar energy products and technologies. Historically, these companies have been very important to the local economy because of the employment opportunities and their philanthropic and outgrowth activities.

Unemployment rates in our primary market area as well as throughout Michigan are well above the national average of 9.5%. According to the Michigan Bureau of Labor Market Information and Strategic Initiatives, as of August 2010, the Bay City Metropolitan Statistical Area (“MSA”) had an unemployment rate of 11.5% and the Saginaw MSA had an unemployment rate of 11.8%. While there has been some improvement in the unemployment rate over the last twelve months, Wolverine Bank’s primary market area continues to be significantly affected by the weaknesses in the national and Michigan economies, and any recovery is expected to be slow and prolonged.

Competition

We face intense competition in our market area both in making loans and attracting deposits. We compete with credit unions which historically have had a very strong presence in Michigan. We also compete with commercial banks, savings institutions, mortgage brokerage firms, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting customers, and offer certain services that we do not or cannot provide.

Specifically, we are subject to a high level of competition from two sources. Chemical Bank holds an approximate 60% share of commercial bank and thrift deposits in our market in Midland County as well as a significant market share in other contiguous markets. Additionally, the Dow Chemical Employees Credit Union operates through a single office in Midland and holds in excess of $1 billion of deposits. Thus, while the presence of Dow Chemical and Dow Corning corporate headquarters in Midland provides high earnings and has limited the economic deterioration experienced in many similar Michigan jurisdictions, our ability to capture banking relationships from Dow employees is difficult due to the significant presence of these institutions.

Our deposit sources are primarily concentrated in the communities surrounding our banking offices located in the Great Lakes Bay Region of Michigan, and specifically the Michigan counties of Midland and Saginaw. As of June 30, 2009, the latest date for which FDIC data are available, we ranked second of eight bank and thrift institutions with offices in Midland County with a 13.9% deposit market share. When including credit unions, which have a substantial deposit market share in our primary market area, we held approximately 6.4% of the total federally insured deposits in Midland County. We are the only savings institution located in Midland County and we had nominal net deposit growth of 1.1% annually over the 2005 to 2009 period. We ranked 13th of 16 bank and thrift institutions with offices in Saginaw County with a 1.2% market share. When including credit unions, our market share dropped to 0.6% of the federally insured deposits within Saginaw County.

Lending Activities

Our principal lending activity is the origination of commercial mortgage loans including multifamily and land loans, residential mortgage loans and home equity loans, and to a lesser extent, construction loans, commercial non-mortgage loans and other consumer loans. The following table provides a historical breakdown of our loan portfolio at the end of each of our last five years and at June 30, 2010.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, including loans held for sale, by type of loan at the dates indicated.

	At June 30,		At December 31,
	2010		2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential Mortgage Loans:
One-to four-family	$83,559	33.2%	$85,832	33.8%	$109,631	40.0%	$110,620	41.9%	$114,194	41.8%	$103,798	38.9%
Home Equity	11,340	4.5	11,775	4.7	13,704	5.0	15,513	5.9	18,095	6.6	20,330	7.6
Commercial Mortgage Loans:
Commercial Real Estate (1) (2)	84,407	33.5	85,497	33.7	83,816	30.5	117,441	44.4	115,002	42.0	106,626	39.9
Multifamily	34,623	13.7	33,713	13.3	25,463	9.3	—	—	—	—	—	—
Land	15,598	6.2	17,404	6.9	17,444	6.4	—	—	—	—	—	—
Construction (3):
Residential	3,334	1.3	2,534	1.0	6,524	2.3	12,697	4.8	16,735	6.1	26,705	10.0
Residential non-owner occupied	4,235	1.7	3,631	1.5	7,699	2.9	—	—	—	—	—	—
Non-residential	3,082	1.2	1,386	0.5	185	0.1	—	—	—	—	—	—

Total mortgage loans	240,178	95.3	241,772	95.4	264,466	96.5	256,271	97.0	264,026	96.5	257,459	96.4
Commercial non-mortgage	10,511	4.2	10,521	4.1	8,069	2.9	6,874	2.6	7,174	2.6	7,800	2.9
Other consumer	1,239	0.5	1,325	0.5	1,688	0.6	1,165	0.4	2,456	0.9	1,806	0.7

Total loans	251,928	100.0%	253,618	100.0%	274,223	100.0%	264,310	100.0%	273,656	100.0%	267,065	100.0%

Other items:
Unearned fees and discounts, net	348		351		431		465		555		589
Undisbursed loan funds	4,176		1,724		3,538		4,752		4,082		12,494
Allowance for loan losses	10,175		6,507		3,379		3,017		3,054		3,313

Total loans, net	$237,229		$245,036		$266,875		$256,076		$265,965		$250,669

(1)	For the years ended December 31, 2007, 2006 and 2005, information for commercial real estate mortgage loans includes multifamily loans and land loans.
(2)	Includes $24.5 million, $24.9 million and $27.1 million of non-owner occupied one- to four-family rental properties at June 30, 2010 and December 31, 2009 and 2008, respectively.
(3)	For the years ended December 31, 2007, 2006 and 2005, information for construction loans includes residential non-owner occupied loans and non-residential loans.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2009. We have no demand loans, loans having no stated repayment schedule or maturity, or overdraft loans.

	One-to four-family Mortgage		Home Equity		Multifamily		Land		Commercial Real Estate
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Years Ending December 31,
2010	$5,925	5.37%	$2,501	5.56%	$4,914	6.62%	$15,511	5.42%	$24,262	6.16%
2011	7,422	6.21	970	6.59	218	8.50	366	4.93	11,916	6.81
2012	8,086	6.05	1,832	5.96	9,180	6.91	382	6.73	7,787	7.53
2013 to 2014	11,059	5.86	3,658	5.95	15,256	6.58	1,145	6.90	33,377	6.66
2015 to 2019	7,731	5.96	2,803	4.44	4,038	7.21	—	—	8,155	6.64
2020 to 2024	9,543	5.80	11	7.75	107	7.75	—	—	—	—
2025 and beyond	36,066	5.64	—	—	—	—	—	—	—	—

Total	$85,832	5.78%	$11,775	5.56%	$33,713	6.77%	$17,404	5.53%	$85,497	6.62%

	Construction Residential		Construction Residential Non-Owner Occupied		Construction- Non Residential		Commercial Non- Mortgage		Other Consumer		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Years Ending December 31,
2010	$322	6.00%	$2,992	5.84%	$—	—%	$1,532	4.68%	$479	4.07%	$58,438	5.82%
2011	—	—	—	—	—	—	2,381	3.57	68	7.94	23,341	6.27
2012	—	—	—	—	—	—	5,198	6.99	116	6.94	32,581	6.80
2013 to 2014	—	—	120	6.75	44	6.75	79	6.52	662	5.44	65,400	6.46
2015 to 2019	477	5.32	—	—	1,342	6.75	1,331	5.85	—	—	25,877	6.23
2020 to 2024	—	—	—	—	—	—	—	—	—	—	9,661	5.82
2025 and beyond	1,735	5.57	519	4.95	—	—	—	—	—	—	38,320	5.63

Total	$2,534	5.57%	$3,631	5.74%	$1,386	6.75%	$10,521	5.73%	$1,325	5.21%	$253,618	6.17%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2009 that are contractually due after December 31, 2010.

	Due After December 31, 2010
	Fixed	Adjustable	Total
	(In thousands)
Residential Mortgage Loans:
One-to four-family	$71,365	$8,542	$79,907
Home Equity	9,274	—	9,274
Commercial Mortgage Loans:
Commercial Real Estate	57,188	4,047	61,235
Multifamily	28,799	—	28,799
Land	1,588	305	1,893
Construction	2,315	1,922	4,237

Total mortgage loans	170,529	14,816	185,345
Commercial non-mortgage	8,466	523	8,989
Other consumer	846	—	846

Total loans	$179,841	$15,339	$195,180

Commercial Real Estate, Multifamily and Land Loans. We originate commercial real estate mortgage loans, loans on multifamily dwellings and loans on undeveloped land. At June 30, 2010, $84.4 million, or 33.5% of our loan portfolio, consisted of commercial real estate loans, $34.6 million, or 13.7% of our loan portfolio, consisted of multifamily loans, and $15.6 million, or 6.2% of our total loan portfolio, consisted of land loans. Of the $84.4 million of commercial real estate loans, $24.5 million was secured by non-owner occupied one- to four-family rental properties.

We originate commercial real estate and multifamily loans secured primarily by office buildings, strip mall centers, owner-occupied offices, hotels, condominiums, apartment buildings and developed lots. At June 30, 2010, our commercial real estate, multifamily and land loans had an average loan balance of approximately $285,000. At June 30, 2010, substantially all of our commercial real estate, multifamily and land loans were secured by properties located in Michigan. On a limited basis to existing local customers of Wolverine Bank, we have made commercial real estate loans outside of Michigan, and at June 30, 2010 we had one commercial real estate loan outside of Michigan which was collateralized by land in Colorado with a loan balance of $944,000.

Our commercial real estate, multifamily and land loans are generally written for terms of up to five years with a balloon payment at the end of the fifth year, with a 15 year amortization schedule. Our Small Business Administration (SBA) loans, and on a very limited basis other commercial real estate loans, are originated with terms of up to 10 years. The majority of our commercial real estate, multifamily and land loans have fixed interest rates. The rates on our adjustable-rate commercial real estate and multifamily loans are generally tied to the prime interest rate as reported in The Wall Street Journal and generally have a specified floor. Many of our adjustable-rate commercial real estate loans are not fully amortizing and, therefore, require a “balloon” payment at maturity. Historically, our commercial real estate, multifamily and land loans have not been subject to prepayment penalties. A portion of our commercial real estate and multifamily loans represent permanent financing for borrowers who have completed real estate construction for which we previously provided construction financing.

In underwriting commercial real estate and multifamily loans, we generally lend up to 70% of the property’s appraised value and up to 65% of the property’s appraised value if the property is unimproved land. We base our decisions to lend on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 120%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are typically obtained from commercial borrowers. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project, and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Also, if we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed.

At June 30, 2010, our largest commercial real estate loan had an outstanding balance of $4.3 million, was secured by commercial/industrial properties and condominiums, and was performing in accordance with its terms.

One- to Four-Family Residential Mortgage Loans. At June 30, 2010, $83.6 million, or 33.2% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. We offer residential mortgage loans that conform to Fannie Mae and Freddie Mac underwriting standards (conforming loans) as well as non-conforming loans. We generally underwrite our one- to four-family residential mortgage loans based on the applicant’s employment and credit history and the appraised value of the subject property. We also offer loans through various agency programs which are originated for sale.

We currently offer fixed-rate conventional mortgage loans with terms of up to 30 years that are fully amortizing with monthly loan payments, and adjustable-rate mortgage loans that generally provide an initial fixed interest rate for one year with annual interest rate adjustments thereafter, that amortize over a period up to 30 years. Private mortgage insurance is generally required for all of our one- to four-family residential mortgage loans that exceed an 80% loan-to-value ratio. At June 30, 2010, fixed-rate one- to four-family residential mortgage loans totaled $75.9 million, of which $32.9 million contained 5-year balloon payment terms, and adjustable-rate one- to four-family residential mortgage loans totaled $7.7 million.

Our one- to four-family residential mortgage loans are generally conforming loans, underwritten according to Fannie Mae and Freddie Mac guidelines. We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency for Fannie Mae and Freddie Mac, which is currently $417,000 for single-family homes. At June 30, 2010, we had 19 one- to four-family residential mortgage loans that had principal balances in excess of $417,000. At that date, our average one- to four-family residential mortgage loan had a principal balance of $101,000. We also originate loans above the lending limit for conforming loans, which we refer to as “jumbo loans.” Most of our jumbo loans are originated with a five-year fixed-rate term and a balloon payment, with up to a 30 year amortization schedule. Additionally, occasionally we will originate fixed-rate jumbo loans with terms of up to 30 years. At June 30, 2010, our largest one- to four-family residential mortgage loan had an outstanding balance of $1.4 million and was performing in accordance with its terms.

We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. In recent years there has been increased demand for long-term fixed-rate loans, as market rates have dropped and remained near historic lows. As a result, we have sold all of our fixed-rate one- to four-family residential mortgage loans that do not contain balloon payment terms as these loans have all had terms of 15 years or greater. Generally, however, we retain in our portfolio fixed-rate one- to four-family residential mortgage loans with terms of less than 15 years, although this has represented a very small percentage of the fixed-rate loans that we have originated in recent years due to the favorable long-term rates for borrowers.

We currently offer several types of adjustable-rate mortgage loans secured by residential properties with interest rates that are fixed for an initial period of one year. We offer adjustable-rate mortgage loans that are fully amortizing. After the initial fixed period, the interest rate on adjustable-rate mortgage loans generally resets every year based upon a contractual spread or margin above the one year Treasury Note, adjusted to a constant maturity, as published weekly by the Federal Reserve Board, subject to periodic and lifetime limitations on interest rate changes. Generally the initial change in interest rates on our adjustable-rate mortgage loans cannot exceed two percentage points, subsequent interest rate changes cannot exceed two percentage points and total interest rate changes cannot exceed six percentage points over the life of the loan.

Adjustable-rate mortgage loans generally present different credit risks than fixed-rate mortgage loans, primarily because the underlying debt service payments of the borrowers increase as interest rates increase, thereby increasing the potential for default and higher rates of delinquency. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Since changes in the interest rates on adjustable-rate mortgages may be limited by an initial fixed-rate period or by the contractual limits on periodic interest rate adjustments, adjustable-rate loans may not adjust as quickly to increases in interest rates as our interest-bearing liabilities.

We do not offer or purchase loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan.

We require title insurance on all of our one- to four-family residential mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. We also require flood insurance, as applicable. We do not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.

Construction Loans. We also originate construction loans for one- to four-family residential properties and commercial properties, including multifamily properties. At June 30, 2010, $10.7 million, or 4.2%, of our total loan portfolio, consisted of construction loans, $7.6 million of which were secured by one- to four-family residential real estate and $3.1 million of which were secured by commercial real estate.

We make construction loans for commercial properties, including multifamily loans and commercial “mixed-use” buildings and homes built by developers on speculation. Construction loans for commercial real estate are made in accordance with a schedule reflecting the cost of construction, and are generally limited to a 70% loan-to-completed appraised value ratio. We generally require that a commitment for permanent financing be in place prior to closing the construction loan. At June 30, 2010, our largest construction loan had a principal balance of $2.0 million and was secured by residential and commercial real estate. This loan was performing in accordance with its terms at June 30, 2010.

Construction loans for one- to four-family residential properties are originated with a maximum loan to value ratio of 70% and are generally “interest-only” loans during the construction period which typically does not exceed nine months. After this time period, the loan converts to permanent, amortizing financing following the completion of construction. Depending on the complexity of the construction project, we may choose to extend the term of an “interest-only” construction loan made on a one- to four-family residential property. At June 30, 2010, the additional unadvanced portion of these construction loans totaled $3.7 million.

Repayment of loans on income-producing property is normally expected from the property’s eventual rental income, income from the borrower’s operations, the personal resources of the guarantor, or the sale of the subject property. Repayment of construction loans is usually expected from permanent financing upon completion of construction. We typically provide the permanent mortgage financing on our construction loans on income-producing property.

Generally, before making a commitment to fund a construction loan, we require an appraisal of the property by a state-certified or state-licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary or secondary residence. Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential mortgage loans. Home equity loans may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing first mortgage loan. Our home equity loans are primarily originated with fixed rates of interest with terms of up to five years and a balloon payment and a 15-year amortization schedule. Home equity lines of credit generally are originated with variable rates tied to the prime interest rate, with an established floor and monthly payments of 2.0% of the outstanding balance.

At June 30, 2010 we had $8.8 million, or 3.5% of our total loan portfolio, in home equity loans and $2.5 million of home equity lines of credit and $2.2 million of undisbursed funds related to home equity lines of credit.

Home equity loans secured by second mortgages have greater risk than one- to four-family residential mortgage loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans, decreases in real estate values could adversely affect the value of property used as collateral for our loans.

Commercial Non-Mortgage Loans. We also originate commercial non-mortgage (term) loans and variable lines of credit. These loans are generally originated to small- and medium-sized companies in our primary market area. Our commercial non-mortgage loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. These loans are primarily secured by business assets other than real estate, such as business equipment and inventory, accounts receivable or stock. The commercial non-mortgage loans that we offer have fixed interest rates or variable-rate indexed to the prime rate as published in The Wall Street Journal, and with terms ranging from one to seven years. Our commercial non-mortgage loan portfolio consists primarily of secured loans.

At June 30, 2010, we had $10.5 million of commercial non-mortgage loans outstanding, representing 4.2% of our total loan portfolio.

When making commercial non-mortgage loans, we consider the financial statements, lending history and debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, if any. Virtually all of our loans are guaranteed by the principals of the borrower.

Commercial non-mortgage loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial non-mortgage loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial non-mortgage loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

At June 30, 2010, our largest commercial non-mortgage loan outstanding was for $4.5 million and was secured by stock. At June 30, 2010, this loan was performing in accordance with its terms.

Consumer Loans. To a lesser extent, we offer a variety of consumer loans, including new and used automobile loans, recreational vehicle loans, and loans secured by certificates of deposits and other collateral, including marketable securities. At June 30, 2010, our consumer loan portfolio totaled $1.2 million, or 0.5% of our total loan portfolio.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Originations, Purchases, Sales, Participations and Servicing. Lending activities are conducted primarily by our loan personnel operating at our main office and our loan center. All loans that we originate are underwritten pursuant to our standard policies and procedures. In addition, our one- to four-family residential mortgage loans generally incorporate Fannie Mae or Freddie Mac underwriting guidelines. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates. Our loan origination and sales activity may be adversely affected by a rising interest rate environment which typically results in decreased loan demand. Most of our commercial real estate and commercial non-mortgage loans are generated by our internal business development efforts and referrals from professional contacts. Most of our originations of one- to four-family residential mortgage loans, consumer loans and home equity loans and lines of credit are generated by existing customers, referrals from realtors, residential home builders, walk-in business and from our website.

Consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we have sold on a servicing-released basis substantially all of the conforming, fixed-rate one- to four-family residential mortgage loans with maturities of 15 years or greater that we have originated.

From time to time, we will purchase loan participations secured by properties within and outside of our primary market area in which we are not the lead lender. Historically, the loan participations have been secured by one- to four-family residential properties and commercial properties throughout Michigan as well as by certificates of deposit. In these circumstances, we follow our customary loan underwriting and approval policies. We have sufficient capital to take advantage of these opportunities to purchase loan participations, as well as strong relationships with other community banks in our primary market area and throughout Michigan that may desire to sell participations, and we intend to increase our purchases of participations in the future as a growth strategy. At June 30, 2010, our loan participations totaled $8.7 million, or 3.5% of our loan portfolio, $6.5 million of which were outside our primary market area.

We have not sold participations in loans to other banks.

The following table shows the loan origination, purchases, sale and repayment activities of Wolverine Bank, for the periods indicated.

	At June 30, 2010	For the Year Ended December 31,
		2009	2008	2007
	(In thousands)
Originations by type:
Mortgage Loans:
Residential	$15,952	$74,798	$22,237	$18,437
Commercial	19,819	49,416	60,944	39,445
Construction	7,124	11,125	19,341	14,172
Home equity	2,437	6,585	10,302	6,807
Commercial non-mortgage	1,496	6,238	9,126	3,019
Other Consumer	432	1,597	1,820	2,238

Total loans originated	47,260	149,759	123,770	84,118

Purchases:
Mortgage Loans:
Residential	—	—	3,875	2,116
Commercial non-mortgage	—	2,050	—	—

Total loans purchased	—	2,050	3,875	2,116

Sales and repayments:
Mortgage Loans:
Residential	(18,225)	(98,597)	(27,101)	(24,127)
Commercial	(21,805)	(39,525)	(51,662)	(37,006)
Construction	(4,024)	(17,982)	(17,630)	(18,210)
Home equity	(2,872)	(8,514)	(12,111)	(9,389)
Commercial non-mortgage	(1,506)	(5,836)	(7,931)	(3,319)
Other Consumer	(518)	(1,960)	(1,297)	(3,529)

Total sales and repayments	(48,950)	(172,414)	(117,732)	(95,580)

Total loans sold	(10,912)	(66,210)	(10,406)	(7,756)

Principal repayments	(38,038)	(106,204)	(107,326)	(87,824)

Total reductions	(48,950)	(172,414)	(117,732)	(95,580)

Increase (decrease) in other items, net	(6,117)	(1,234)	886	(543)

Net increase (decrease)	$(7,807)	$(21,839)	$10,799	$(9,889)

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We will also evaluate a guarantor when a guarantee is provided as part of the loan.

Wolverine Bank’s policies and loan approval limits are established by our Board of Directors. Our Manager of Commercial Underwriting may approve secured commercial loans up to $500,000 and unsecured loans up to $50,000. Similarly, our Manager of Consumer Underwriting has authority to approve secured consumer loans up to $350,000, saleable secured residential loans up to the secondary market limit (currently $417,000) and unsecured loans up to $50,000. The President and CEO may approve secured loans up to $1.0 million and unsecured loans up to $500,000. The President and CEO in combination with a Manager of Underwriting may approve secured loans up to $1,500,000 or unsecured loans up to $750,000, and these limits are increased to $2,000,000 (consumer or residential loans), $2,500,000 (commercial loans) and $1,000,000 (unsecured loans) with the addition of a second Manager of Underwriting. Two or more board members may approve loans up to $3,500,000. All loans in excess of $3,500,000 must be approved by the Board of Directors. There are higher limits for each lending authority described above for renewals or extensions.

We generally require appraisals by a rotating list of independent, licensed, third-party appraisers of all real property securing loans. All appraisers are approved by the Board of Directors annually.

Non-performing and Problem Assets

For all of our loans, once a loan is 15 days delinquent, a computer generated past due notice is mailed. Past due notices continue to be mailed monthly in the event the account is not brought current. Prior to the time a loan is 30 days past due, we attempt to contact the borrower by telephone. Thereafter we continue with follow-up calls. Generally, once a loan becomes 90 days delinquent, if no work-out efforts have been pursued, we commence the foreclosure or repossession process. A summary report of all loans 90 days or more past due, or 30 days or more past due if the loan is less than 1 year old, is provided monthly to our Board of Directors.

Loans are usually placed on non-accrual status when the payment of principal and/or interest is 90 days or more past due. Loans are also placed on non-accrual status when it is determined collection of principal or interest is in doubt or if the collateral is in jeopardy. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received and only after the loan is returned to accrual status. The loans are typically returned to accrual status if unpaid principal and interest are repaid so that the loan is current.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At the dates presented, we had no loans that were delinquent 90 days or greater and that were still accruing interest.

	At June 30, 2010	At December 31,
		2009	2008	2007	2006	2005
	(Dollars in thousands)
Non-accrual loans:
Residential Mortgage Loans:
One-to four-family	$620	$426	$—	$77	$539	$567
Home equity	76	—	—	—	—	—
Commercial Mortgage Loans: (1)
Commercial Real Estate	6,148	4,029	1,337	1,498	388	230
Multifamily	240	—	—	—	—	—
Land	3,001	2,602	1,978	—	—	—
Construction	181	183	358	190	—	—
Commercial non-mortgage	—	—	—	—	215	352
Other consumer	—	—	—	—	—	—

Total non-accrual loans (2)	10,266	7,240	3,673	1,765	1,142	1,149

Troubled debt restructurings:
One-to four-family	335	224	—	—	—	—
Commercial Real Estate	97	302	—	—	—	—

	432	526	—	—	—	—

Total non-performing loans	10,698	7,766	3,673	1,765	1,142	1,149

Real estate owned:
Residential Mortgage Loans:
One-to four-family	448	256	149	570	29	—
Commercial Mortgage Loans:
Commercial Real Estate	359	334	562	255	703	—
Land	209	—	140	—	—	—
Construction	—	—	—	325	—	—
Other consumer	—	—	—	—	—	67

Total real estate owned	1,016	590	851	1,150	732	67

Total non-performing assets	$11,714	$8,356	$4,524	$2,915	$1,874	$1,216

Ratios:
Non-performing loans to total loans	4.3%	3.1%	1.4%	0.7%	0.4%	0.5%
Non-performing assets to total assets	3.8%	2.7%	1.4%	0.9%	0.6%	0.4%

(1)	For the years ended December 31, 2007, 2006 and 2005, information for commercial real estate mortgage loans includes multifamily loans and land loans.
(2)	At June 30, 2010 and December 31, 2009, includes $5.3 million and $3.4 million of troubled debt restructurings, respectively.

For the six months ended June 30, 2010 and for the year ended December 31, 2009, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $390,000 and $298,000, respectively. We recognized interest income of $11,000 and $67,000 on such loans for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively.

At June 30, 2010, our non-accrual loans totaled $10.3 million. The non-accrual loans consisted primarily of five commercial real estate relationships with principal balances totaling $7.7 million and allowances of $2.6 million. These loans are secured by non-owner occupied one- to four-family residential properties, multifamily and commercial real estate properties and development land. We are in the foreclosure process on one of these relationships with a principal balance of $2.7 million and an allowance of $1.2 million secured by non-owner occupied one- to four-family residential properties and multifamily properties with appraised values of $2.1 million. Subsequent to June 30, 2010, a piece of development land which was included in the five largest relationships noted above was sold for $550,000. The loan securing this property had a principal balance of $909,000 and we had an allowance of $330,000 for this loan. Additionally, we have a forbearance agreement with one relationship with a principal balance of $651,000 and an allowance of $62,000 that is secured by development land and one- to four-family residential properties. There is a relationship with a principal balance of $1.7 million and an allowance of $540,000 secured by commercial real estate that is in a workout arrangement with estimated value of $1.3 million. Another relationship with a principal balance of $1.7 million and an allowance of $451,000 is secured by development land and commercial real estate that has an estimated value of $2.3 million. Foreclosure is not expected with this relationship.

Other than as disclosed in the above tables, there are no other loans at June 30, 2010 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Troubled Debt Restructurings. Troubled debt restructurings are defined under ASC 310-40 to include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates or on terms materially less favorable than current market rates. We periodically modify loans to extend the term or make other concessions to help borrowers stay current on their loans and to avoid foreclosure. We generally do not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At June 30, 2010 and December 31, 2009, we had $5.7 million and $3.9 million, respectively, of troubled debt restructurings, of which $5.3 million and $3.4 million at June 30, 2010 and December 31, 2009, respectively, were included as non-accruals loans in the preceding table. At June 30, 2010 our troubled debt restructuring related to 13 loans, 11 of which related to commercial real estate.

Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2010
Residential Mortgage Loans:
One-to four-family	1	$96	3	$594	4	$690
Home equity	1	76	—	—	1	76
Commercial Mortgage Loans:
Commercial Real Estate	—	—	5	3,327	5	3,327
Multifamily	—	—	1	240	1	240
Land	—	—	1	909	1	909
Construction	—	—	—	—	—	—

Total mortgage loans	2	172	10	5,070	12	5,242

Commercial non-mortgage	—	—	—	—	—	—
Other consumer	—	—	—	—	—	—

Total loans	2	$172	10	$5,070	12	$5,242

At December 31, 2009
Residential Mortgage Loans:
One-to four-family	5	$253	5	$400	10	$653
Home equity	—	—	—	—	—	—
Commercial Mortgage Loans:
Commercial Real Estate	1	147	5	1,134	6	1,281
Multifamily	—	—	—	—	—	—
Land	1	42	8	2,181	9	2,223
Construction	—	—	—	—	—	—

Total mortgage loans	7	442	18	3,715	25	4,157

Commercial non-mortgage	—	—	—	—	—	—
Other consumer	—	—	—	—	—	—

Total loans	7	$442	18	$3,715	25	$4,157

At December 31, 2008
Residential Mortgage Loans:
One-to four-family	1	$47	—	$—	1	$47
Home equity	—	—	—	—	—	—
Commercial Mortgage Loans:
Commercial Real Estate	1	960	2	378	3	1,338
Multifamily	—	—	—	—	—	—
Land	1	157	1	150	2	307
Construction	2	253	2	356	4	609

Total mortgage loans	5	1,417	5	884	10	2,301

Commercial non-mortgage	—	—	—	—	—	—
Other consumer	—	—	—	—	—	—

Total loans	5	$1,417	5	$884	10	$2,301

At December 31, 2007
Residential Mortgage Loans:
One-to four-family	1	$10	1	$77	2	$87
Home equity	—	—	—	—	—	—
Commercial Mortgage Loans (1):
Commercial Real Estate	1	565	8	1,498	9	2,063
Multifamily	—	—	—	—	—	—
Land	—	—	—	—	—	—
Construction	2	253	1	190	3	443

Total mortgage loans	4	828	10	1,765	14	2,593

Commercial non-mortgage	—	—	—	—	—	—
Other consumer	1	—	—	—	1	—

Total loans	5	$828	10	$1,765	15	$2,593

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)

At December 31, 2006
Residential Mortgage Loans:
One-to four-family	1	$117	2	$539	3	$656
Home equity	—	—	—	—	—	—
Commercial Mortgage Loans (1):
Commercial Real Estate	—	—	3	388	3	388
Multifamily	—	—	—	—	—	—
Land	—	—	—	—	—	—
Construction	1	117	—	—	1	117

Total mortgage loans	2	234	5	927	7	1,161

Commercial non-mortgage	—	—	2	215	2	215
Other consumer	1	11	—	—	1	11

Total loans	3	$245	7	$1,142	10	$1,387

At December 31, 2005
Residential Mortgage Loans:
One-to four-family	1	$93	3	$567	4	$660
Home equity	1	22	—	—	1	22
Commercial Mortgage Loans (1):
Commercial Real Estate	1	69	3	230	4	299
Multifamily	—	—	—	—	—	—
Land	—	—	—	—	—	—
Construction	—	—	—	—	—	—

Total mortgage loans	3	184	6	797	9	981

Commercial non-mortgage	—	—	1	352	1	352
Other consumer	—	—	—	—	—	—

Total loans	3	$184	7	$1,149	10	$1,333

(1)	For the years ended December 31, 2007, 2006 and 2005, information for commercial real estate mortgage loans includes multifamily loans and land loans.

Total delinquent loans increased by $1.0 million to $5.2 million at June 30, 2010 from $4.2 million at December 31, 2009. The increase in delinquent loans was due primarily to an increase of $1.2 million in commercial mortgage loans delinquent 90 days or more.

Real Estate Owned and Foreclosed Assets. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. In addition, we could repossess certain collateral, including automobiles and other titled vehicles, called other repossessed assets. At June 30, 2010, we had $1.0 million in real estate owned.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the afore-mentioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.

When we classify assets as either substandard or doubtful, we undertake an impairment analysis which may result in allocating a portion of our general loss allowances to a specific allowance for such assets as we deem prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When we classify a problem asset as doubtful, we charge the asset off. For other classified assets, we provide a specific allowance for that portion of the asset that is considered uncollectible. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our amounts of classified assets, assets designated as special mention and criticized assets (classified assets and loans designated as special mention) as of June 30, 2010 and December 31, 2009, 2008, 2007, 2006 and 2005. At the dates presented we had no assets classified as doubtful. At June 30, 2010, we had specific allowances of $3.9 million for our substandard assets and $92,000 for special mention assets.

	At June 30, 2010	At December 31,
		2009	2008	2007	2006	2005

Classified Assets:
Substandard	$26,495	$25,881	$12,481	$3,480	$1,933	$2,137

Total classified assets	26,495	25,881	12,481	3,480	1,933	2,137

Special mention	16,636	13,504	4,735	1,444	1,567	509

Total criticized assets	$43,131	$39,385	$17,216	$4,924	$3,500	$2,646

Of the $26.5 million of substandard assets at June 30, 2010, $23.1 million were comprised of commercial real estate loans, $2.2 million were comprised of one- to four-family residential mortgage loans and approximately $1.3 million were comprised of real estate owned, home equity and construction loans.

Of the $25.9 million of substandard assets at December 31, 2009, $23.1 million were comprised of commercial real estate loans, $2.0 million were comprised of one- to four-family residential mortgage loans and approximately $870,000 were comprised of real estate owned, home equity, consumer and construction loans.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows, the loan’s observable market value, or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not deemed impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment. Although our policy allows for a general valuation allowance on certain smaller-balance, homogenous pools of loans classified as substandard, we have historically evaluated every loan classified as substandard, regardless of size, for impairment in establishing a specific allowance.

In addition, as an integral part of their examination process, the Office of Thrift Supervision will periodically review our allowance for loan losses. Such agency may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans, including troubled debt restructurings, that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Generally, loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in thousands)

Balance at beginning of period	$6,507	$3,379	$3,379	$3,017	$3,054	$3,313	$3,135

Charge-offs:
Residential Mortgage Loans:
One-to four-family	(21)	—	(104)	—	(128)	—	—
Home equity	—	—	—	—	—	—	—
Commercial Mortgage Loans:
Commercial Real Estate	(68)	(321)	(351)	(390)	(161)	(262)	—
Multifamily	(54)	—	—	(575)	—	—	—
Land	(58)	(140)	(140)	(75)	—	—	—
Construction	—	—	—	—	(49)	—	—
Commercial non-mortgage	—	—	—	—	(70)	(51)	—
Other consumer	(5)	(1)	(10)	(5)	(11)	(1)	(4)

Total charge-offs	(206)	(462)	(605)	(1,045)	(419)	(314)	(4)

Recoveries:
Residential Mortgage Loans:
One-to four-family	26	5	21	85	1	27	37
Home equity	—	—	—	—	—	—	—
Commercial Mortgage Loans (1):
Commercial Real Estate	110	105	326	73	138	128	127
Multifamily	54	12	48	36	—	—	—
Land	198	42	85	68	—	—	—
Construction	5	—	—	—	53	—	—
Commercial non-mortgage	—	—	—	—	—	33	8
Other consumer	1	2	3	3	2	—	10

Total recoveries	394	166	483	265	194	188	182

Net (charge-offs) recoveries	188	(296)	(122)	(780)	(225)	(126)	178
Provision (recovery to allowance) for loan losses	3,480	1,520	3,250	1,142	188	(133)	—

Balance at end of period	$10,175	$4,603	$6,507	$3,379	$3,017	$3,054	$3,313

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.2%	(0.2)%	0.0%	(0.3)%	(0.1)%	0.0%	0.0%
Allowance for loan losses to non-performing loans at end of period	95.1%	110.7%	83.8%	92.0%	170.9%	267.4%	288.3%
Allowance for loan losses to total loans at end of period	4.1%	1.8%	2.6%	1.3%	1.2%	1.1%	1.3%

(1)	For the years ended December 31, 2007, 2006 and 2005, information for commercial real estate mortgage loans includes multifamily loans and land loans.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30, 2010		At December 31,
			2009		2008
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential Mortgage Loans:
One-to four-family	$2,040	33.2%	$1,246	33.8%	$1,173	40.0%
Home equity	266	4.5	161	4.7	145	5.0
Commercial Mortgage Loans:
Commercial Real Estate	4,130	33.5	3,019	33.7	1,227	30.5
Multifamily	1,866	13.7	949	13.3	270	9.3
Land	1,240	6.2	838	6.9	305	6.4
Construction	357	4.2	129	3.0	155	5.3
Commercial non-mortgage	247	4.2	148	4.1	86	2.9
Other consumer	29	0.5	17	0.5	18	0.6

Total allocated allowance	10,175	100.0	6,507	100.0	3,379	100.0

Total	$10,175	100.0%	$6,507	100.0%	$3,379	100.0%

			At December 31,
	2007		2006		2005
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential Mortgage Loans:
One-to four-family	$945	41.9%	$1,263	41.8%	$1,162	38.9%
Home equity	133	5.9	180	6.6	208	7.6
Commercial Mortgage Loans (1):
Commercial Real Estate	1,759	44.4	1,347	42.0	1,571	39.9
Multifamily	—	—	—	—	—	—
Land	—	—	—	—	—	—
Construction	111	4.8	169	6.1	273	10.0
Commercial non-mortgage	59	2.6	71	2.6	80	2.9
Other consumer	10	0.4	24	0.9	19	0.7

Total allocated allowance	3,017	100.0	3,054	100.0	3,313	100.0

Total	$3,017	100.0%	$3,054	100.0%	$3,313	100.0%

(1)	For the years ended December 31, 2007, 2006 and 2005, information for commercial real estate mortgage loans includes multifamily loans and land loans.

The allowance for loan losses increased $3.7 million, or 56.4%, to $10.2 million at June 30, 2010 from $6.5 million at December 31, 2009. The increase was based upon management’s evaluation of the adequacy of the allowance for loan losses and was a result of a continued declining economic conditions in 2010, declining collateral values in our primary market area, increases in classified assets and increasing historical loss rates. At June 30, 2010, the allowance for loan losses represented 4.1% of total loans compared to 2.6% of total loans at December 31, 2009.

The allowance for loan losses increased $3.1 million, or 92.6%, to $6.5 million at December 31, 2009 from $3.4 million at December 31, 2008. The increase was based upon management’s evaluation of the adequacy of the allowance for loan losses and was a result of a continued declining economic conditions in 2009, declining collateral values in our primary market area, increases in classified assets and increasing historical loss rates. At December 31, 2009, the allowance for loan losses represented 2.6% of total loans compared to 1.3% of total loans at December 31, 2008.

Investments

We conduct investment transactions in accordance with our board approved investment policy which is reviewed at least annually by the Loan and Finance Committee of the Board, and any changes to the policy are subject to ratification by the full Board of Directors. This policy dictates that investment decisions give consideration to the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, minimizing exposure to credit risk, potential returns and consistency with our interest rate risk management strategy. Authority to make investments under approved guidelines is delegated to our management investment committee, comprised of our President and Chief Executive Officer and our Chief Operating Officer and Treasurer. All investments are reported to the Board of Directors for ratification at the next regular board meeting.

Our current investment policy permits us to invest in any legally permissible investment security, including U.S. Treasury obligations, agency debt securities insured and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae and other eligible federal agencies, municipal securities, banker’s acceptances, certificates of deposit, overnight investments and eligible mutual funds.

We do not engage in any speculative trading or any transactions in short sales, options, mortgage derivative products or other financial derivative products. In recent years we have not purchased any mortgage-backed securities. As a federal savings bank, Wolverine Bank is generally not permitted to invest in equity securities, although this general restriction will not apply to Wolverine Bancorp, Inc., which may acquire up to 5% of voting securities of any company without regulatory approval.

ASC 320-10, “Investment – Debt and Equity Securities” requires that, at the time of purchase, we designate a security as held to maturity, available-for-sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not maintain a trading portfolio.

U.S. Government and Agency Debt Securities. While United States Government and federal agency securities generally provide lower yields than other investments, including interest earning certificates of deposit, we maintain these investments, to the extent appropriate, for liquidity purposes and as collateral for borrowings.

Municipal Obligations. At June 30, 2010 we held one municipal obligation totaling $388,000. Our policy allows us to purchase municipal securities of credit-worthy issuers. We are not permitted to invest more than 2.0% of our total assets in municipal obligations.

Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated, excluding Federal Home Loan Bank of Indianapolis stock and federally insured interest earning time deposits. All of such securities were classified as held-to-maturity.

	At June 30, 2010		At December 31,
			2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

U.S. Government sponsored agencies	$—	$—	$1,000	$1,016	$15,634	$15,702	$2,002	$2,012
Municipal obligations	388	388	420	420	660	660	—	—

Total	$388	$388	$1,420	$1,436	$16,294	$16,362	$2,002	$2,012

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2010 are summarized in the following table. At such date, all of our securities were held to maturity. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. The yields on municipal securities have not been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)

Held to maturity securities
Municipals	—	—	—	—	388	3.90%	—	—	388	388	3.90%

Total	$—	—%	$—	—%	$388	3.90%	$—	—%	$388	$388	3.90%

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our lending and investment activities. We also borrow, primarily from the Federal Home Loan Bank of Indianapolis, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are the proceeds from the sale of loans originated for sale, scheduled loan payments, maturing investments, loan prepayments, Federal Home Loan Bank of Indianapolis advances, retained earnings and income on other earning assets.

Deposits. We generate deposits primarily from the areas in which our branch offices are located. We rely on our competitive pricing, convenient locations and customer service to attract and retain both retail and commercial deposits. Additionally, we have attracted deposits from numerous Michigan cities, townships, counties and nonprofit organizations due to our successful marketing efforts, community ties, and financial stability and strength.

We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, checking accounts, money market accounts, certificates of deposit and retirement accounts. At June 30, 2010, we had $4.1 million in brokered deposits, of which approximately $1.0 million were through the Certificate of Deposit Account Registry Service (“CDARS”) network. When a customer makes a deposit and requests the full protection of FDIC insurance, but where such deposit exceeds applicable limits, we use the CDARS network to place the funds into certificates of deposit issued by banks in the network so that the full amount of the deposit is insured by the FDIC.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies, including the cost of alternate sources of funds, and market interest rates, liquidity requirements, interest rates paid by competitors and our deposit growth goals.

At June 30, 2010, we had a total of $99.7 million in certificates of deposit, of which $77.5 million had remaining maturities of one year or less. Of this $77.5 million with maturities of one year or less, approximately $27.0 million were paying above-market rates at a weighted average yield of 5.06%. These certificates were originated under our three-year guaranteed upward re-pricing certificate of deposit product and the corresponding higher rates reflect the higher market interest rate environment at the time that these deposits were originated. It is not our intention to pay above-market rates to keep these deposits upon maturity, and we are uncertain as to what amount of these deposits we will be able to retain.

The following tables set forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	For the Six Months Ended June 30, 2010			For the Year Ended December 31, 2009
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Savings accounts	$9,432	5.4%	0.08%	$9,077	5.3%	0.06%
Checking accounts	23,256	13.2	0.20%	16,834	9.8	0.11%
Money market accounts	39,509	22.4	0.75%	34,928	20.2	0.90%
Certificates of deposit	103,871	59.0	2.87%	111,566	64.7	3.17%

Total deposits	$176,068	100.0%	1.89%	$172,405	100.0%	2.25%

	For the Years Ended December 31,
	2008			2007
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Savings accounts	$7,590	4.3%	0.33%	$6,940	4.1%	0.40%
Checking accounts	15,125	8.5	0.21%	14,954	9.0	0.35%
Money market accounts	38,726	22.0	2.28%	26,036	15.6	2.62%
Certificates of deposit	114,912	65.2	3.87%	118,880	71.3	4.83%

Total deposits	$176,353	100.0%	3.05%	$166,810	100.0%	3.90%

As of June 30, 2010, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $52.0 million. The following table sets forth the maturity of those certificates as of June 30, 2010.

At June 30, 2010
(In thousands)

Three months or less	$10,305
Over three months through six months	15,814
Over six months through one year	13,983
Over one year to three years	8,901
Over three years	3,002

Total	$52,005

The following table sets forth the amount of our certificates of deposit classified by interest rate as of the dates indicated.

	At June 30, 2010	At December 31,
		2009	2008	2007
	(In thousands)
Interest Rate:
Less than 2.00%	$40,964	$44,715	$9,786	$5
2.00% to 2.99%	9,369	6,130	28,957	511
3.00% to 3.99%	12,553	14,026	38,554	9,960
4.00% to 4.99%	6,545	15,618	36,114	65,172
5.00% to 5.99%	30,199	25,109	8,841	41,578
6.00% to 6.99%	58	63	569	568
7.00% to 7.99%	—	—	—	—

Total	$99,688	$105,661	$122,821	$117,794

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit at June 30, 2010.

	At June 30, 2010
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
2.99% and below	$40,887	$5,210	$3,497	$739	$50,333	50.5%
3.00% to 3.99%	9,047	1,891	762	853	12,553	12.5
4.00% to 4.99%	916	1,039	1,787	2,803	6,545	6.6
5.00% to 5.99%	26,640	2,159	469	931	30,199	30.3
6.00% to 6.99%	13	45	—	—	58	0.1
7.00% to 7.99%	—	—	—	—	—	—

Total	$77,503	$10,344	$6,515	$5,326	$99,688	100.00%

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Indianapolis. At June 30, 2010, we had access to additional Federal Home Loan Bank advances of up to $9.2 million with the purchase of additional FHLB stock. The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands)
Balance at end of period	$85,000	$92,000	$90,000	$92,000	$86,850
Average balance during period	$89,286	$92,000	$91,308	$92,296	$86,465
Maximum outstanding at any month end	$90,000	$92,000	$92,000	$93,000	$92,850
Weighted average interest rate at end of period	4.65%	5.02%	5.02%	5.02%	5.32%
Average interest rate during period	4.77%	5.05%	5.09%	5.13%	5.46%

The following table sets forth at June 30, 2010 the amount of our borrowings by the year of maturity and the average rate paid. At June 30, 2010 the average rate paid on our borrowings was 4.65%.

Matures During the Year Ending December 31,	At June 30, (Dollars in thousands)
2010	8,000	5.64%
2011	11,000	5.07%
2012	7,000	4.93%
2013	14,000	3.49%
2014	13,000	3.04%
2015	9,000	4.96%
2016	16,000	5.64%
2017	7,000	5.19%

Properties

We operate from our main office in Midland, Michigan, and from our two branch offices located in Midland, Michigan, our one branch office located in Frankenmuth, Michigan and our loan center located in Saginaw, Michigan. The net book value of our premises, land and equipment was $1.8 million At June 30, 2010. The following tables set forth information with respect to our banking offices, including the expiration date of leases with respect to leased facilities.

Address	Leased or Owned	Year Acquired or Leased	Expires
Main Office:
5710 Eastman Avenue Midland, Michigan 48640	Owned	1979	n/a

Branch Offices:

Downtown Office: 118 Ashman Street Midland, Michigan 48640	Leased	2005	2010

S. Saginaw Road Office: 1015 S. Saginaw Road Midland, Michigan 48640	Owned	1974	n/a

Frankenmuth Office: 464 N. Main Street Frankenmuth, Michigan 48734	Owned	1978	n/a

Loan Center:

Saginaw Loan Center: 3200 Tittabawassee Road, Suite 2 Saginaw, Michigan 48604	Leased	1999	2010

*	Downtown office includes an option to renew the lease for 2 additional terms of 5 years each, and the Saginaw Loan Center is a month-to-month lease.

Subsidiary Activities

Upon completion of the conversion, Wolverine Bank will become the wholly owned subsidiary of Wolverine Bancorp, Inc. Wolverine Bank has one subsidiary, Wolserv Corporation, a Michigan corporation which has a membership interest in a title company.

Legal Proceedings

At June 30, 2010, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

Wolverine Bank will enter into an agreement with Wolverine Bancorp, Inc. to provide it with certain administrative support services, whereby Wolverine Bank will be compensated at not less than the fair market value of the services provided. In addition, Wolverine Bank and Wolverine Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2010, we had 51 full-time employees and 20 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

Wolverine Bank is supervised and examined by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors, and not for the protection of stockholders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Wolverine Bank also is a member of and owns stock in the Federal Home Loan Bank of Indianapolis, which is one of the twelve regional banks in the Federal Home Loan Bank System. Wolverine Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, which governs reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Wolverine Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. Wolverine Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Wolverine Bank’s loan documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Wolverine Bancorp, Inc., Wolverine Bank and their operations.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, are transferred to the Comptroller of the Currency within one year of the July 21, 2010 date of enactment of the new legislation, unless extended by up to six months by the Secretary of the Treasury. The thrift charter has been preserved and a new Deputy Comptroller of the Currency will supervise and examine federal savings associations and savings banks.

As a savings and loan holding company following the conversion, Wolverine Bancorp, Inc. will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Wolverine Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws. Moreover, under the Dodd-Frank Act, the functions of the Office of Thrift Supervision relating to savings and loan holding companies and their subsidiaries, as well as rulemaking and supervision authority over thrift holding companies, will be transferred to the Federal Reserve Board.

The material regulatory requirements that are or will be applicable to Wolverine Bank and Wolverine Bancorp, Inc. are described below. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Wolverine Bank and Wolverine Bancorp, Inc. A description of the Office of Thrift Supervision’s Acquisition of Control regulations may be found at “Restrictions on Acquisition of Wolverine Bancorp, Inc.—Change in Control Regulations.”

New Federal Legislation

The recently enacted Dodd-Frank Act will significantly change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act will eliminate our current primary federal regulator, the Office of Thrift Supervision, and will require Wolverine Bank to be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Board of Governors of the Federal Reserve System to supervise and regulate all savings and loan holding companies like Wolverine Bancorp, Inc., in addition to bank holding companies which it currently regulates. As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, will apply to savings and loan holding companies like Wolverine Bancorp, Inc., unless an exemption exists. These capital requirements are substantially similar to the capital requirements currently applicable to Wolverine Bank, as described in “—Federal Banking Regulation—Capital Requirements.” The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. Bank holding companies with assets of less than $500 million are exempt from these capital requirements. Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Wolverine Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The legislation also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013. Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate and solicit votes for their own candidates using a company’s proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Wolverine Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Wolverine Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Wolverine Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system), and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At June 30, 2010, Wolverine Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2010, Wolverine Bank’s largest lending relationship with a single or related group of borrowers totaled $10.0 million, which represented 21.0% of unimpaired capital and surplus. We utilized the special lending limits for small business loans for this expanded lending authority which allows a savings institution to lend up to an additional 10% of its unimpaired capital and surplus. Therefore, Wolverine Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, Wolverine Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Wolverine Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

Wolverine Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At June 30, 2010, Wolverine Bank maintained approximately 82.2% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized. A savings bank may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We anticipate that our liquidity levels will increase following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Wolverine Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Wolverine Bank. Wolverine Bancorp, Inc. will be an affiliate of Wolverine Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

Wolverine Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Wolverine Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Wolverine Bank’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital and 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a savings bank that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2010, Wolverine Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009. Non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

Pursuant to the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”), the Federal Deposit Insurance Corporation is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. The Dodd-Frank Act mandates that the statutory minimum reserve ratio of the Deposit Insurance Fund increase from 1.15% to 1.35% of insured deposits by September 30, 2020. Banks with assets of less than $10 billion are exempt from any additional assessments necessary to increase the reserve fund above 1.15%.

As part of a plan to restore the reserve ratio to 1.15%, the Federal Deposit Insurance Corporation imposed a special assessment on all insured institutions equal to five basis points of assets less Tier 1 capital as of June 30, 2009, which was payable on September 30, 2009. Our total expense for the special assessment was $131,000.

In addition, the Federal Deposit Insurance Corporation has increased its quarterly deposit insurance assessment rates and amended the method by which rates are calculated. Beginning in the second quarter of 2009, institutions are assigned an initial base assessment rate ranging from 12 to 45 basis points of deposits depending on risk category. The initial base assessment is then adjusted based upon the level of unsecured debt, secured liabilities and brokered deposits, to establish a total base assessment rate ranging from seven to 77.5 basis points.

On November 12, 2009, the Federal Deposit Insurance Corporation approved a final rule requiring insured depository institutions to prepay on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. Estimated assessments for the fourth quarter of 2009 and for all of 2010 are based upon the assessment rate in effect on September 30, 2009, with three basis points added for the 2011 and 2012 assessment rates. In addition, a 5% annual growth in the assessment base is assumed. Prepaid assessments are to be applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future. Any unused prepayments will be returned to the institution on June 30, 2013. We recorded the pre-payment as a prepaid expense, which will be amortized to expense over three years. Based on our deposits and assessment rate as of September 30, 2009, our prepayment amount was $932,000.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not believe we are taking or are subject to any action, condition or violation that could lead to termination of our deposit insurance.

The deposit insurance assessment rates are in addition to the assessments for payments on the bonds issued in the late 1980s by the Financing Corporation, or FICO, to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. The FICO payments will continue until the FICO bonds mature in 2017 through 2019. Excluding the special assessment noted above, our expense for the assessment of deposit insurance and the FICO payments was $285,000 for 2009 and $25,000 for 2008. The FDIC also established 1.25% of estimated insured deposits as the designated reserve ratio of the DIF. The FDIC is authorized to change the assessment rates as necessary, subject to the previously discussed limitations, to maintain the required reserve ratio of 1.25%.

We are participating in the FDIC’s Temporary Account Guarantee (“TAG”) program, which is a part of the FDIC’s Temporary Liquidity Guarantee Program (“TLG program”). The purpose of the TLG program is to strengthen confidence and encourage liquidity in the banking system. Under the TAG, funds in non-interest-bearing accounts, in interest-bearing transaction accounts with interest rates of 0.50% or less and in Interest on Lawyers Trust Accounts will have a temporary unlimited guarantee from the FDIC until June 30, 2012. The coverage of the TAG is in addition to and separate from coverage available under the FDIC’s general deposit insurance rules, which insure accounts up to $250,000.

Temporary Liquidity Guarantee Program. On October 14, 2008, the FDIC announced a new program – the Temporary Liquidity Guarantee Program. The Debt Guarantee component of this program guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and December 31, 2009, subsequently extended until April 30, 2010. The FDIC will pay the unpaid principal and interest on FDIC-guaranteed debt instruments upon the uncured failure of the participating entity to make timely payments of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until December 31, 2012. In return for the FDIC’s guarantee, participating institutions will pay the FDIC a fee based on the amount and maturity of the debt. We opted not to participate in this part of the Temporary Liquidity Guarantee Program.

The other component of the Temporary Liquidity Guarantee Program, the Transaction Account Guarantee Program, provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2010. A fee ranging from an annualized

15 to 25 basis points depending upon an institution’s risk profile, is assessed quarterly on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. We opted to participate in this component of the Temporary Liquidity Guarantee Program.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Wolverine Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Indianapolis, Wolverine Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2010, Wolverine Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Wolverine Bank are subject to state usury laws and federal laws concerning interest rates. Wolverine Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Wolverine Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, Wolverine Bancorp, Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Wolverine Bancorp, Inc. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Wolverine Bancorp, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. However, under the Dodd-Frank Act, the functions of the Office of Thrift Supervision relating to savings and loan holding companies and their non-insured subsidiaries, as well as rulemaking and supervision authority over thrift holding companies, will be transferred to the Federal Reserve Board no later than one year from the effective date of the legislation, subject to extension of up to six months if requested by the Secretary of the Treasury. See “Risk Factors – Financial reform legislation recently enacted by Congress will, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.”

Permissible Activities. Under present law, the business activities of Wolverine Bancorp, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including Wolverine Bancorp, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

We may be subject to further reporting and audit requirements beginning with the year ending December 31, 2011 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. Wolverine Bancorp, Inc. and Wolverine Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Wolverine Bancorp, Inc. and Wolverine Bank.

Method of Accounting. For federal income tax purposes, Wolverine Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2009, Wolverine Bank had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At June 30, 2010, Wolverine Bank had a net operating loss which is expected to be carried back resulting in no net operating loss carryforward.

Corporate Dividends. We may exclude from our income 100% of dividends received from Wolverine Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Wolverine Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Companies headquartered in Michigan, such as Wolverine Bancorp, Inc., are subject to a Michigan capital tax which is an assessment of 0.235% of a company’s consolidated net capital, based on a rolling five-year average. Other applicable state taxes include generally applicable sales, use and real property taxes.

As a Maryland business corporation, Wolverine Bancorp, Inc. will be required to file annual franchise tax return with the State of Maryland.

MANAGEMENT OF WOLVERINE BANCORP, INC.

Shared Management Structure

The directors of Wolverine Bancorp, Inc. are the same persons who are the directors of Wolverine Bank. In addition, each executive officer of Wolverine Bancorp, Inc. is also an executive officer of Wolverine Bank. We expect that Wolverine Bancorp, Inc. and Wolverine Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of Wolverine Bancorp, Inc. and Wolverine Bank

The following table sets forth information regarding the executive officers of Wolverine Bancorp, Inc. and Wolverine Bank and their ages as of June 30, 2010.

Name	Age	Position

David H. Dunn	58	President and Chief Executive Officer
Rick A. Rosinski	47	Chief Operating Officer and Treasurer

The executive officers of Wolverine Bancorp, Inc. and Wolverine Bank are elected annually.

Directors of Wolverine Bancorp, Inc. and Wolverine Bank

Wolverine Bancorp, Inc. has eight directors. Directors serve three-year staggered terms. Directors of Wolverine Bank will be elected by Wolverine Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of June 30, 2010, the years when they began serving as directors of Wolverine Bank and when their current term expires:

Name	Position(s) Held With Wolverine Bancorp, Inc.	Age	Director Since	Current Term Expires

Roberta N. Arnold	Director	55	2004	2012
Eric P. Blackhurst	Director	49	2009	2012
Herbert L. Camp	Director	70	1981	2011
Richard M. Reynolds	Chairman of the Board	60	1985	2011
David H. Dunn	President, Chief Executive Officer and Director	58	1987	2011
Ron R. Sexton	Director	64	1983	2012
J. Donald Sheets	Director	49	2007	2013
Joseph M. VanderKelen	Director	49	2004	2013

Director Qualifications

In considering and identifying individual candidates for Director, our Nominating Committee and our Board of Directors takes into account several factors which they believe are important to the operations of the Company as a community banking institution. With respect to specific candidates, the Board and Committee assess the specific qualities and experience that such individuals possess, including: (1) overall familiarity and experience with the market areas served by the Company and the community groups located in such communities; (2) knowledge of the local real estate markets and real estate professionals; (3) contacts with and knowledge of local businesses operating in the Company’s market area; (4) professional and educational experience, with particular emphasis on real estate, legal, accounting or financial services; (5) experience with the local governments and agencies and political activities; (6) any adverse regulatory or legal actions involving the individual or entity controlled by the individual; (7) the integrity, honesty and reputation of the individual; (8) experience or involvement with other local financial services companies and potential conflicts that may develop; (9) the past service with the Company or its subsidiaries and contributions to their operations; and (10) the independence of the individual. While the Board of Directors and the Committee do not maintain a written policy on diversity which specifies the qualities or factors the Board or Committee must consider when assessing Board members individually or in connection with assessing the overall composition of the Board, the Board and Committee take into account: (1) the effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members; (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition; and (3) the number of independent outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors. Additionally, the charter of the Nominating Committee includes a statement that it and the Board of Directors believe that diversity is an important component of a Board of Directors, including such factors as background, skills, experience, expertise, gender, race and culture.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of President and Chief Executive Officer David H. Dunn and Richard M. Reynolds, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Dunn is not independent because he is one of our executive officers. Mr. Reynolds is not independent because Mr. Dunn was previously a member of the compensation committee of MidMichigan Health where Mr. Reynolds serves as President and Chief Executive Officer. Mr. Dunn has subsequently resigned from this committee. There were no transactions not required to be reported under “—Transactions With Certain Related Persons,” below that were considered in determining the independence of our directors.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director. Each director is also a director of Wolverine Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

Roberta N. Arnold is President and Chief Executive Officer of the Charles J. Strosacker Foundation, a charitable foundation headquartered in Midland, Michigan, which grants to various entities in the mid-Michigan region. The foundation focuses on education, social services, art, culture and community projects that improve the quality of life for its communities. Ms. Arnold’s position with the Charles J. Strosacker Foundation, her knowledge of the region and her contacts with community leaders provides the Board with insight to the many growth efforts being made in the Company’s and Wolverine Bank’s market area.

Eric P. Blackhurst is Assistant General Counsel for The Dow Chemical Company, a multinational science and technology corporation headquartered in Midland, Michigan. Mr. Blackhurst has held his current position since 2009 and has held positions of increasing importance with Dow since 1990. Mr. Blackhurst’s extensive corporate, legal and international experience, including experience serving as legal counsel to executives at a major corporation, provides the Board with general business acumen and critical insights into legal matters involving the Company and Wolverine Bank.

Herbert L. Camp is a physician and is employed with MidMichigan Physicians Group, a multi-specialty physician practice serving the Great Lakes Bay Region and surrounding communities in Michigan. Dr. Camp joined the Board of Wolverine Bank in 1981; and accordingly, his Board tenure provides the Board with valuable institutional knowledge of the development of Wolverine Bank over the past 29 years. Additionally, Dr. Camp’s extensive contacts in the community with both customers and businesses assist the Bank with business generation.

David H. Dunn is our President and Chief Executive Officer. He has been employed with Wolverine Bank since 1981 and has served as our President and Chief Executive Officer since 1987. Mr. Dunn’s significant local banking experience and continued participation in the financial industry trade associations provides the Board with a perspective on the day to day operations of Wolverine Bank and assists the Board in assessing the trends and developments in the financial institutions industry on a local and national basis. Additionally, Mr. Dunn is active in civic and charitable organizations in Michigan, and his extensive ties to the community provide the Company and Wolverine Bank with important business generation and product offerings.

Richard M. Reynolds has served since July 2008 as President and Chief Executive Officer of MidMichigan Health, a not-for-profit health system with more than 4,500 employees, physicians and volunteers, headquartered in Midland, Michigan. MidMichigan Health provides comprehensive health care, including hospitals, urgent care centers, home care, nursing homes, physicians, medical offices and other specialty health services throughout a 12-county region in central Michigan. Prior to his appointment as President and Chief Executive Officer of MidMichigan Health, from July 2004 until July 2008, Mr. Reynolds served as Executive Vice President of MidMichigan Health and President of MidMichigan Medical Center-Midland, and from 1980 until 2004, Mr. Reynolds served as Senior Vice President and Treasurer and Chief Financial Officer. Mr. Reynolds’ executive management experience provides the Board with general business acumen. Additionally, his extensive contacts with not-for-profit entities and his knowledge of our market communities and community leaders and politicians provides the Board with insight into dealing with such communities, and assists the Board in assessing local government actions which may affect the Company and Wolverine Bank.

Ron R. Sexton is retired. For 28 years prior to his retirement in 2005, Mr. Sexton held positions of increasing responsibility in financial management, rising to the level of Treasurer, with Dow Corning Corporation, a multinational corporation headquartered in Midland, Michigan which produces silicones, specialty chemicals, lubricants and healthcare products. Prior to joining Dow Corning, Mr. Sexton was employed as a certified public accountant. Mr. Sexton’s years of experience as an auditor, accountant, director of mergers and acquisitions and treasurer of a major corporation, including expertise in financial accounting, provides the Board and the Audit Committee of the Board with valuable financial and accounting experience.

J. Donald Sheets is Executive Vice President and Chief Financial Officer of Dow Corning Corporation, positions he has held since 2003. Mr. Sheets’ broad financial and commercial experience provides the Board with general business acumen. Additionally, his experience in financial reporting, including auditing and accounting, economic evaluation and corporate transactions, provides the Board and the Audit Committee of the Board insight into the accounting and reporting issues faced by the Company and by Wolverine Bank and assists the Board with strategic transactions involving the Company and Wolverine Bank.

Joseph VanderKelen is the President and Owner of Snow Machines, Inc., a global supplier of snow machines and snowmaking equipment, and construction and engineering services, located in Midland, Michigan. Mr. VanderKelen’s experience in managing the operations of a business enterprise provides the Board with general business acumen and insight in assessing strategic transactions involving the Company and Wolverine Bank.

Executive Officer Who Is Not a Director:

Rick A. Rosinski, CMA, CFM has been employed with Wolverine Bank since 1982, including as the Assistant Treasurer from 1985 to 1993, Treasurer from 1993 to 2005, and most recently since 2005, as the Chief Operating Officer and Treasurer. Mr. Rosinski has over 28 years of experience in the financial services industry, and his responsibilities include supervision and oversight of the following departments and functional areas: Accounting; Information Systems; Deposit and Loan Operations; Human Resources; Credit Analysis; Compliance; and Asset/Liability Management. Mr. Rosinski is a member of the Institute of Management Accountants and Financial Managers Society.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2009, the Board of Directors of Wolverine Bancorp, Inc. did not meet and the Board of Directors of Wolverine Bank had 12 regular meetings, one annual meeting and no special meetings. The Board of Directors of Wolverine Bancorp, Inc. has established the following standing committees: the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. Each of these committees operates under a written charter, which governs their composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees, and the number of meetings held by the comparable committee of Wolverine Bank. The Board of Directors of Wolverine Bancorp, Inc. has designated directors Ron R. Sexton and J. Donald Sheets as “Audit Committee Financial Experts” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission. Pursuant to Nasdaq and SEC rules which require certain board committees of listed companies to be comprised entirely of independent directors, neither Mr. Dunn nor Mr. Reynolds will serve on any of these Committees until such time as he would be deemed an independent director.

	Nominating and Governance Committee	Compensation	Audit

	Herbert L. Camp*	Joseph M. VanderKelen*	Ron R. Sexton *

	Roberta N. Arnold	Roberta N. Arnold	Richard M. Reynolds

	Eric P. Blackhurst**	David H. Dunn	Eric P. Blackhurst **

	David H. Dunn	Richard M. Reynolds	J. Donald Sheets

	Richard M. Reynolds	J. Donald Sheets **

Number of Meetings in 2009:	1	2	3

*	Denotes committee chair as of June 30, 2010.
**	Board member to join the committee of Wolverine Bancorp, Inc.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes for the year ended December 31, 2009 the total compensation paid to or earned by our President and Chief Executive Officer, David H. Dunn, and our two other most highly compensated executive officers. Each individual listed in the table below is referred to as a named executive officer.

Summary Compensation Table For the Year Ended December 31, 2009
Name and principal position	Year	Salary ($)	Bonus ($)	Nonqualified deferred compensation earnings ($)(1)	All other compensation ($)(2)	Total ($)
David H. Dunn President and Chief Executive Officer	2009	184,725	56,000	221	36,595	277,541
Rick A. Rosinski Chief Operating Officer and Treasurer	2009	94,492	22,500	85	8,175	125,252
Jill Gushow (3) Chief Strategic Officer	2009	105,317	—	—	7,625	112,942

(1)	The amounts in this column represent the above-market earnings (defined for these purposes as the difference between 3.50%, which is the annual amount of interest paid on the deferred account balances, and 3.16%, which is 120% of the IRS applicable federal long-term rate) paid under the Wolverine Bank 2006 Long Term Incentive Plan. No above-market earnings were paid under the Wolverine Bank 2002 Long Term Incentive Plan.
(2)	The amounts in this column reflect what Wolverine Bank paid for, or reimbursed, the applicable named executive officer for the various benefits and perquisites received. A break-down of the various elements of compensation in this column is set forth in the table provided below.
(3)	Ms. Gushow resigned as our Chief Strategic Officer effective December 17, 2009.

All Other Compensation
Name	Auto Expenses ($)		Board and Other Fees ($)		Employer Contributions to 401(k) Plan ($)	Life Insurance Premiums Paid ($)	Total All Other Compensation ($)
David H. Dunn	7,021	(1)	19,000		9,800	774	36,595
Rick A. Rosinski	—		3,250	(2)	4,680	245	8,175
Jill Gushow	—		3,250	(2)	4,213	162	7,625

(1)	Represents amount taxed to Mr. Dunn for his use of an automobile provided by Wolverine Bank.
(2)	Represents fees paid to Mr. Rosinski and Ms. Gushow for service as secretary to the Board of Directors.

Benefit Plans and Agreements

Employment Agreement. Wolverine Bank entered into an employment agreement with Mr. Dunn, effective June 1, 2009. Upon completion of the conversion, Wolverine Bank intends to enter into an amended employment agreement with Mr. Dunn and a new employment agreement with Mr. Rosinski (each referred to below as the “executives” or “executive”). The agreement with Mr. Dunn provides for a three-year term and the agreement with Mr. Rosinski provides for a two-year term, each subject to annual renewal. The base salaries under the employment agreements are $186,123 for Mr. Dunn and $97,726 for Mr. Rosinski. In addition to base salary, the agreements provides for, among other things, the executive’s right to participate in employee benefit plans and to receive fringe benefits applicable to senior executives. Upon termination of the executive’s employment for cause, as defined in the agreements, the executives would have no right to receive compensation or other benefits for any period after termination.

The executives are entitled to severance payments and benefits in the event of their termination of employment under specified circumstances including their termination by Wolverine Bank for reasons other than for cause, disability or death, or in the event the executive resigns within 90 days following (i) a material diminution in base salary, (ii) a material diminution in the nature or scope of the executive’s authority resulting in a reduction of the responsibility, scope, or importance of the executive’s position, (iii) a material change to the geographic location of the executive’s office, or (iv) a material breach of the employment agreement by Wolverine Bank. In the event of the executive’s involuntary termination or resignation following the occurrence of one of the circumstances identified above, Mr. Dunn would be entitled to receive his base salary and the additional contributions that he would have earned under the Wolverine Bank 401(k) plan and ESOP for a period of up to 36 months (24 months for Mr. Rosinski), provided, however, that the executive’s payments will be reduced by the salary received from another employer if he becomes employed by a third party during such 36 month period (24 month period for Mr. Rosinski). In addition, the executive will continue to receive vesting credit under any outstanding stock option or equity grant during the term the executive is receiving cash severance payments. Mr. Dunn would be entitled to the continuation of his life, medical, and dental coverage for 36 months (24 months for Mr. Rosinski) following his termination date, provided however that such benefits will cease immediately upon the date on which Wolverine Bank is no longer obligated to provide the executive with his severance payments as described above. Section 409A of the Internal Revenue Code may require that a portion of the above severance payments cannot be made until six months after termination of employment if the executive is a “specified employee” as defined under Section 409A of the Internal Revenue Code.

In the event of a change in control, followed within 12 months by the executive’s termination for a reason other than for cause or if the executive terminates voluntarily under specified circumstances that constitute a good reason constructive termination (as defined in each of the agreements), Mr. Dunn will receive an amount equal to three times (two times for Mr. Rosinski) his base salary and the amount of contributions that would have been earned under the Wolverine Bank 401(k) plan and ESOP for three years (two years for Mr. Rosinski), payable in a lump sum. We will also continue to pay for each executive’s life, health, vision and dental coverage for up to three years (two years for Mr. Rosinski).

The executive’s right to receive the severance payments and benefits described above is conditioned upon: (i) the executive executing a separation and release agreement in the form approved by the board; and (ii) the executive’s compliance with certain restrictions on his ability to compete, or solicit business or employees of Wolverine Bank during the period in which the executive is receiving severance payments and benefits from Wolverine Bank.

Assuming the agreements were in effect and the executives had been terminated in connection with a change in control based on the compensation information included in “Management of Wolverine Bancorp, Inc. —Executive Officer Compensation,” Mr. Dunn and Mr. Rosinski would have received aggregate severance payments of approximately $558,365 and $195,453, respectively, based upon each executive’s current level of compensation.

Long Term Incentive Plans. Wolverine Bank maintains three Long Term Incentive Plans. Mr. Dunn is the only participant in the Wolverine Bank Long Term Incentive Plan, effective as of January 1, 2002, and Messrs. Dunn and Rosinski are the only participants in the Wolverine Bank Long Term Incentive Plans, effective as of January 1, 2006 (collectively, the “Long Term Incentive Plans”). Prior to June 30, 2010, the Long Term Incentive Plans generally provided that a bonus could be earned during a three-year performance measurement period, depending on the satisfaction of various performance metrics of Wolverine Bank, and that the amount of the bonus, if any, must be deferred for at least four years following the completion of the performance measurement period. Effective as of June 30, 2010, Wolverine Bank amended the Long Term Incentive Plans to provide that no further bonuses may be earned under the plans and that interest will continue to be credited annually using an interest rate equal to the one year U.S. Treasury Note rate plus the average yield cost analysis spread rate earned by Wolverine Bank, FSB.

In August 2010, the Board of Directors amended the Long Term Incentive Plans to permit the amounts credited on behalf of Messrs. Dunn and Rosinski to be invested in the common stock of Wolverine Bancorp, Inc. In August 2010, the Board of Directors also adopted a rabbi trust to hold shares of common stock of Wolverine Bancorp, Inc. that may be purchased with the amounts credited under the Long Term Incentive Plans. Shares of common stock of Wolverine Bancorp, Inc. purchased with amounts credited under the Long Term Incentive Plans will be distributed in the form of common stock of Wolverine Bancorp, Inc.

401(k) Plan. Wolverine Bank maintains the Wolverine Bank 401(k) Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). Employees who have completed three consecutive months of service will be eligible to participate in the 401(k) Plan. However, employees will not be eligible to receive employer contributions until they attain age 21 and have completed one year of service.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 100% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code. For 2010, the salary deferral contribution limit is $16,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. In addition to salary deferral contributions, Wolverine Bank will make a matching contribution equal to 100% of the participant’s salary deferral contributions for the plan year that is not in excess of 3% of the participant’s annual salary, plus 50% of the participant’s salary deferral contributions in excess of 3% of his or her annual salary but not in excess of 5% of annual salary. In addition, Wolverine Bank may also provide a discretionary employer contribution, which is shared among all eligible participants. A participant is always 100% vested in his or her salary deferral contributions and employer matching contributions. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of a participant’s termination of employment with Wolverine Bank.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options. In connection with the conversion, the 401(k) Plan was amended to add another investment alternative, the Wolverine Bancorp, Inc. Stock Fund. The stock fund permits a participant to invest his or her 401(k) Plan funds in Wolverine Bancorp, Inc. common stock.

Cash Profit Sharing. Historically, Wolverine Bank has paid a discretionary cash profit sharing award to many of its employees, including the named executive officers. Employees that are covered under Wolverine Bank’s incentive pay program are not eligible for this discretionary cash profit sharing award. The discretionary cash profit sharing award is not paid pursuant to a written plan. In 2009, Wolverine Bank elected to award $179,701 to all eligible employees. The amount of an employee’s cash profit sharing award depends on a number of factors, including his or her performance, full-time or part-time status and level of responsibility.

Defined Benefit Pension Plan. Wolverine Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, a multi-employer pension plan (the “Pension Plan”). Effective July 1, 2010, the annual benefit provided to employees under the Pension Plan was frozen and Wolverine Bank plans to withdraw from the Pension Plan in September 2010. Freezing the Pension Plan eliminated all future benefit accruals; however, the accrued benefit as of July 1, 2010 will remain. During the year ended December 31, 2009, Wolverine Bank recognized $279,000. In connection with freezing and withdrawing from the Pension Plan, Wolverine Bank recognized a $2.9 million expense, which it accrued in the fiscal quarter ending June 30, 2010 in accordance with generally accepted accounting principles.

Employee Stock Ownership Plan. In connection with the conversion, Wolverine Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2011 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Wolverine Bancorp, Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Wolverine Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Wolverine Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become vested in his or her account balance at a rate of 20% per year over a 6-year period, beginning in the second year. Participants who were employed by Wolverine Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Wolverine Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Wolverine Bancorp, Inc.’s earnings.

Director Compensation

The following table sets forth for the year ended December 31, 2009 certain information as to the total remuneration we paid to our directors other than Mr. Dunn. Information with respect to director fees paid to Mr. Dunn is included above in “Executive Officer Compensation—Summary Compensation Table.”

Directors Compensation Table For the Year Ended December 31, 2009
Name	Fees earned or paid in cash ($)	Nonqualified deferred compensation earnings ($)(1)	All Other Compensation ($)	Total ($)
Roberta N. Arnold	15,500	—	—	15,500
Eric P. Blackhurst	16,000	—	—	16,000
Herbert L. Camp	15,000	—	—	15,000
Richard M. Reynolds (2)	30,500	—	—	30,500
William Schmidt (3)	9,000	—	—	9,000
Ron R. Sexton	20,500	—	—	20,500
J. Donald Sheets	20,500	—	—	20,500
Joseph M. VanderKelen	15,500	—	—	15,500

(1)	No above-market earnings were paid to the directors under the Wolverine Bank Directors Deferral Plan.
(2)	Mr. Reynolds was appointed as Chairman of the Board in March 2009.
(3)	Mr. Schmidt retired as Chairman of the Board in March 2009.

Director Fees

Each individual who serves as a director of Wolverine Bank earns annual attendance and committee fees. For the year ended December 31, 2009, the chairman of the board and each director was paid a fee of $2,000 and $1,000, respectively, for each board meeting attended. Additionally, for each committee meeting attended, each director was paid a fee of $1,000 if the director served as chairperson of the committee or $500 if the director served as a member of the committee.

Each person who serves as a director of Wolverine Bancorp, Inc. also serves as a director of Wolverine Bank and earns director and committee fees only in his or her capacity as a board or committee member of Wolverine Bank. Upon completion of the conversion, we expect that directors of Wolverine Bank will continue to receive directors’ fees equivalent to the fees paid prior to the conversion and that Wolverine Bancorp, Inc. will not pay director or committee fees.

Director Plans

Directors Deferral Plan. Wolverine Bank adopted the Wolverine Bank Directors Deferral Plan, effective January 1, 2005. Each director who has not reached age 70 is eligible to participate in the plan. The plan allows for a participant to elect to defer all or a portion of his or her director fees to the plan for each plan year. All amounts contributed to the plan are credited to a bookkeeping account established on behalf of each participant. The participant’s account balance will be credited with earnings on the last day of each plan year based on an applicable rate of return determined by the human resources committee of the board, which has been a rate equal to the Five-Year U.S. Treasury Rate. Each participant will have the right to elect a specified date for the payment of his or her account balance, with the payment to be made or commence on January 1 of the calendar year immediately following the specified date. Additionally, each participant can elect for his or her account balance to be paid in a lump sum or in periodic installment payments payable annually over a period of five, ten, fifteen, or another elected period of time.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Wolverine Bancorp, Inc. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Wolverine Bank or Wolverine Bancorp, Inc.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Wolverine Bank to our executive officers and directors in compliance with federal banking regulations. At June 30, 2010, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Wolverine Bank, and did not involve more than the normal risk of collectability or present other unfavorable features

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our executive officers and directors and their related entities was $2.0 million at June 30, 2010. As of June 30, 2010, these loans were performing according to their original terms and were made in compliance with federal banking regulations.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Wolverine Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 105,600 shares of common stock (for a total subscription amount of $1,056,000), including subscriptions through funds held by the individuals in Wolverine Bank’s 401(k) Plan and Wolverine Bank’s Long Term Incentive Plans, which is equal to 4.2% of the shares of common stock to be sold in the offering at the minimum of the offering range. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Roberta N. Arnold	5,000	$50,000	*	%
Eric P. Blackhurst	3,500	35,000	*
Herbert L. Camp	100	1,000	*
David H. Dunn	30,000	300,000	1.2
Richard M. Reynolds	25,000	250,000	1.0
Rick A. Rosinski	5,000	50,000	*
Ron R. Sexton	7,000	70,000	*
J. Donald Sheets	5,000	50,000	*
Joseph M. VanderKelen	25,000	250,000	1.0

All directors and executive officers as a group (Nine persons)	105,600	$1,056,000	4.2%

*	Less than 1%.

THE CONVERSION; PLAN OF DISTRIBUTION

The Board of Directors of Wolverine Bank has approved the plan of conversion. The plan of conversion must also be approved by Wolverine Bank’s members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

General

The Board of Directors of Wolverine Bank approved the plan of conversion on July 12, 2010, as amended on August 30, 2010. Pursuant to the plan of conversion, Wolverine Bank will convert from the mutual form of organization to the fully stock form. In the conversion, we will organize a new Maryland stock holding company named Wolverine Bancorp, Inc. which will sell shares of common stock to the public in an initial public stock offering. When the conversion is completed, all of the capital stock of Wolverine Bank will be owned by Wolverine Bancorp, Inc., and all of the common stock of Wolverine Bancorp, Inc. will be owned by public stockholders.

We intend to retain between $9.8 million and $13.5 million of the net proceeds of the offering, or $15.6 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Wolverine Bank. The conversion will be consummated only upon the issuance of at least 2,507,500 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Michigan Counties of Midland, Saginaw, Bay, Clare, Gladwin, Isabella, Gratiot, Shiawassee, Genesee and Tuscola. In addition, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community or syndicated community offering. The community offering or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Wolverine Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of Wolverine Bank and at the Central Regional Office and the Washington, D.C. Office of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to Wolverine Bank’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase our capital to support future growth;

•

to have greater flexibility to structure and finance the expansion of our operations, including potential cash or stock acquisitions of other financial institutions, including FDIC-assisted transactions, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

Historically, Wolverine Bank has operated as a traditional mutual savings bank dedicated primarily to offering residential mortgage loans and various deposit products to customers in the Great Lakes Bay Region, Michigan market area. As a traditional mortgage lender, Wolverine Bank has experienced very limited growth during the past five years. However, the significant changes in the financial services industry that have occurred in recent years as a result of the collapse of the financial markets in 2008, the severe nationwide economic recession that followed, and the increased regulatory burden of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and implementing regulations and policies, have severely strained the financial and managerial resources of community banks and will continue to do so in the future. Management believes that Wolverine Bank will be better equipped to address these challenges as a larger, well-capitalized bank in a stock holding company structure. While our mutual savings bank charter enabled us in the past to operate successfully in our local market, it is not suitable for our future growth and market expansion plans. Specifically, mutual institutions cannot raise capital or issue stock to acquire other financial institutions. Moreover, selling institutions often want the acquiring institution’s stock or a combination of stock and cash as consideration for a merger. Lastly, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Wolverine Bank has not required these capital tools and stock incentives in the past, they will be essential to our business strategy of growth and expansion beyond our local market area, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of June 30, 2010, Wolverine Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital. As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Wolverine Bank at the special meeting of members is required to approve the plan of conversion. The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval to the plan of conversion.

A special meeting of members to consider and vote upon the plan of conversion has been set for                     , 2010.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Wolverine Bank at the time of the conversion will be the directors of Wolverine Bank and of Wolverine Bancorp, Inc. after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Wolverine Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Wolverine Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors, and certain of our borrowers, are members of, and have voting rights in, Wolverine Bank as to all matters requiring membership action. Upon completion of the conversion, depositors and borrower members will cease to be members of Wolverine Bank and will no longer have voting rights. Upon completion of the conversion, all voting rights in Wolverine Bank will be vested in Wolverine Bancorp, Inc. as the sole stockholder of Wolverine Bank. The stockholders of Wolverine Bancorp, Inc. will possess exclusive voting rights with respect to Wolverine Bancorp, Inc. common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Wolverine Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Wolverine Bank has both a deposit account in Wolverine Bank and a pro rata ownership interest in the net worth of Wolverine Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Wolverine Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Wolverine Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Wolverine Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Wolverine Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Wolverine Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of June 30, 2009 and [supplemental date] who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Wolverine Bancorp, Inc. as the holder of Wolverine Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $45,000, and will be reimbursed for its expenses. In the event RP Financial, LC. Is required to update the appraisal more than one time, it will receive an additional fee of $5,000 for each such update to the valuation appraisal. Other than the fees and expenses related to the appraisal engagement, we have not paid any fees or expenses to RP Financial, LC. during the previous three years. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and our peer group. Because our trailing twelve months pro forma reported and core earnings reflected losses, RP Financial, LC. concluded that the resulting negative price-to-earnings multiples were not meaningful, and RP Financial, LC. did not place significant weight on the pro forma price-to-earnings approach in reaching its conclusions. In addition, because RP Financial, LC. concluded that asset size is not a strong determinant of market value, RP Financial, LC. did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. RP Financial, LC. placed the greatest emphasis on the price-to- book approaches in estimating pro forma market value.

In the application of the price-to-book value approaches, RP Financial, LC. reflected several qualitative adjustments relative to the average and median pricing ratios indicated by the peer group companies. In the areas of financial condition, asset growth, dividends, liquidity of the shares, management and the effect of government regulations and regulatory report, RP Financial, LC. concluded that “no adjustment” was warranted to the valuation relative to the peer group companies. In the area of profitability, growth and viability of earnings, RP Financial, LC. concluded that a moderate downward adjustment was warranted to reflect our less attractive reported and core earnings and pro forma return on equity in comparison to the peer group companies. In evaluating the primary market area, RP Financial, LC. concluded with a moderate downward adjustment to reflect the less attractive demographic trends in our central Michigan markets when compared to the primary market areas of the peer group companies as well as the strong level of our competition from two larger institutions that maintain a dominant share of the deposit market. Finally, RP Financial, LC. concluded with a downward valuation adjustment for marketing of the issue, primarily reflecting the difficulty of selling a new issue in market conditions exhibiting significant volatility for financial stocks in relation to the valuations of the seasoned companies comprising the peer group.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of August 13, 2010, the estimated pro forma market value of Wolverine Bancorp, Inc. ranged from $25.1 million to $33.9 million, with a midpoint of $29.5 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 2,507,500 shares, the midpoint of the offering range will be 2,950,000 shares and the maximum of the offering range will be 3,392,500 shares, or 3,901,375 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for Wolverine Bancorp, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on earnings for the twelve months ended June 30, 2010 and book value as of June 30, 2010, except as noted in the table above where company information is as of March 31, 2010, the most recent information available as of the time of the appraisal. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 16.4% on a price-to-book value basis and a discount of 24.3% on a price-to-tangible book value basis. The pricing ratios result from our generally having higher levels of equity but lower core earnings than the companies in the peer group on a pro forma basis. The pricing ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. In reviewing and approving the valuation, our Board of Directors considered the range of price-to-book value ratios and price-to-tangible book value ratios at the different ranges of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the others.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Wolverine Bancorp, Inc. (pro forma)(1)
Maximum, as adjusted	(14.66)x	52.41%	52.41%
Maximum	(12.80)x	48.45%	48.45%
Midpoint	(11.18)x	44.56%	44.56%
Minimum	(9.53)x	40.23%	40.23%

Valuation of peer group companies using stock prices as of August 13, 2010
Averages	16.31x	59.78%	64.04%
Medians	16.54x	57.96%	65.25%
Peer Group Companies
Citizens Community Bancorp, Inc (CZWI)	13.67x	37.17%	42.01%
FFD Financial Corp (FFDF)	19.14x	74.90%	74.90%
First Capital, Inc. (FCAP)	21.12x	90.02%	101.78%
First Clover Leaf Financial Corp. (FCLF)	NM	56.58%	67.73%
First Federal of Northern Michigan (FFNM)	NM	33.37%	34.52%
First Savings Financial Group (FSFG)	15.47x	60.12%	71.29%
LSB Financial Corp. (LSBI)	NM	46.87%	46.87%
North Central Bancshares (FFFD)	16.54x	52.81%	52.81%
River Valley Bancorp (RIVR)	17.65x	86.62%	85.71%
Wayne Savings Bancshares (WAYN)	10.56x	59.34%	62.76%

(1)	Based on earnings for the twelve months ended June 30, 2010 and book value as of June 30, 2010.

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $25.1 million or more than $39.0 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Wolverine Bank as a going concern and should not be considered as an indication of the liquidation value of Wolverine Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $39.0 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 3,901,375 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $39.0 million and a corresponding increase in the offering range to more than 3,901,375 shares, or a decrease in the minimum of the valuation range to less than $25.1 million and a corresponding decrease in the offering range to fewer than 2,507,500 shares, then we may promptly return with interest at a rate of 0.05% per annum all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on June 30, 2009 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 35,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on June 30, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding June 30, 2009.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase up to 8% of the shares of common stock in the offering with the remaining shares in this purchase priority allocated to our 401(k) plan.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on [supplemental date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at [supplemental date]. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor and each borrower member on the voting record date of [other member date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at 12:00 noon, Eastern time, on [expiration date], unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 2,507,500 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at a rate of 0.05% per annum and all deposit account withdrawal authorizations will be canceled. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond [final date], which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Michigan Counties of Midland, Saginaw, Bay, Clare, Gladwin, Isabella, Gratiot, Shiawassee, Genesee and Tuscola (collectively, the “Community”).

Purchasers in the community offering may purchase up to 35,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Community, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in the Community, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares ordered by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date]. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [final date], which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than [extension date], unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order. Purchasers in the syndicated community offering are eligible to purchase up to 35,000 shares of common stock, subject to the overall purchase limitations. See

“—Limitations on Common Stock Purchases.” Unless the Office of Thrift Supervision permits otherwise, accepted orders for Wolverine Bancorp, Inc. common stock in the syndicated community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 50,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 29% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OTS, the maximum number of shares of common stock that may be subscribed for or purchased in the offering by any person or entity together with any associate or group of persons acting in concert, may be increased to an amount not to exceed 5.0% of the outstanding shares of our common stock at the completion of the offering (excluding our employee stock ownership plan and 401(k) plan). In the event that the maximum purchase limitation is increased to 5.0% of the shares issued in the offering, this limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock issued in the offering do not exceed in the aggregate 10.0% of the total shares of the common stock issued in the offering.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Michigan counties of Midland, Saginaw, Bay, Clare, Gladwin, Isabella, Gratiot, Shiawassee, Genesee and Tuscola.

The term “associate” of a person means:

(1)	any corporation or organization, other than Wolverine Bank, Wolverine Bancorp, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Wolverine Bank or Wolverine Bancorp, Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Wolverine Bank or Wolverine Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Wolverine Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meet with the Board of Directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $50,000, payable in four consecutive monthly installments commencing July 2010, and a success fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription offering and community offering, each if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans (except individual retirement accounts). The management fee will be credited against the fee payable upon the consummation of the conversion.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a management fee not to exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will include the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort up to a maximum of $25,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $70,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	assist us in establishing and managing the Stock Information Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $25,000, and we have made an advance payment of $10,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee. We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $2,500. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Wolverine Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 noon, Eastern time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [extension date] would require the Office of Thrift Supervision’s approval. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before [expiration date], the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Wolverine Bank and will earn interest at a rate of 0.05% per annum from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at a rate of 0.05% per annum from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 noon, Eastern time, on [expiration date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by [expiration date]. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or to any branch office or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Wolverine Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Wolverine Bancorp, Inc.; or

(2)	authorization of withdrawal from Wolverine Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Wolverine Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at a rate of 0.05% per annum subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Wolverine Bank and will earn interest at a rate of 0.05% per annum from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on a Wolverine Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Wolverine Bancorp, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Wolverine Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Wolverine Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Wolverine Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Wolverine Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Wolverine Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Wolverine Bancorp, Inc. checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call our Stock Information Center at (            )             -             Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern time, or visit the Stock Information Center located at 5710 Eastman Avenue, Midland, Michigan between 9:00 a.m. and 5:00 p.m., Eastern time on Wednesdays or Thursdays during the offering period. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Wolverine Bank prior to the conversion, all claims of creditors of Wolverine Bank, including those of depositors of Wolverine Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Wolverine Bank remaining, members of Wolverine Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Wolverine Bank immediately prior to liquidation. In the unlikely event that Wolverine Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Wolverine Bancorp, Inc. as the holder of Wolverine Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Wolverine Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Wolverine Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Wolverine Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Wolverine Bank, would be entitled, on a complete liquidation of Wolverine Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Wolverine Bancorp, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Wolverine Bank on June 30, 2009 and [supplemental date], respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2009 and [supplemental date], respectively, bears to the balance of all deposit accounts in Wolverine Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2009 and [supplemental date], as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Wolverine Bancorp, Inc., as the sole stockholder of Wolverine Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Wolverine Bank, Wolverine Bancorp, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Wolverine Bank or Wolverine Bancorp, Inc. would prevail in a judicial proceeding.

Wolverine Bank and Wolverine Bancorp, Inc. have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Wolverine Bank to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Wolverine Bank will not recognize any gain or loss upon the receipt of money from Wolverine Bancorp, Inc. in exchange for shares of common stock of Wolverine Bank.

3.	The basis and holding period of the assets received by Wolverine Bank, in stock form, from Wolverine Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Wolverine Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Wolverine Bank, in stock form, in the same dollar amount and under the same terms as held at Wolverine Bank, in mutual form. In addition, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize gain or loss upon receipt of an interest in a liquidation account in Wolverine Bank in exchange for their ownership interests in Wolverine Bank.

5.	The basis of the account holders deposit accounts in Wolverine Bank, in stock form, will be the same as the basis of their deposit accounts in Wolverine Bank, in mutual form. The basis of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Wolverine Bancorp, Inc. common stock, provided that the amount to be paid for Wolverine Bancorp, Inc. common stock is equal to the fair market value of Wolverine Bancorp, Inc. common stock.

7.	The basis of the shares of Wolverine Bancorp, Inc. common stock purchased in the offering will be the purchase price. The holding period of the Wolverine Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Wolverine Bancorp, Inc. on the receipt of money in exchange for shares of Wolverine Bancorp, Inc. common stock sold in the offering.

In the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of Wolverine Bancorp, Inc. common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above. RP Financial, LC.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Wolverine Bancorp, Inc. could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Wolverine Bank, the members of Wolverine Bank,

Wolverine Bancorp, Inc. and the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Wolverine Bancorp, Inc. or Wolverine Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Wolverine Bancorp, Inc.’s registration statement. Advice regarding the Michigan state income tax consequences consistent with the federal tax opinion has been issued by BKD, LLP, tax advisors to Wolverine Bank and Wolverine Bancorp, Inc.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Wolverine Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Wolverine Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of Thrift Supervision regulations prohibit Wolverine Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF WOLVERINE BANCORP, INC.

Although the Board of Directors of Wolverine Bancorp, Inc. is not aware of any effort that might be made to obtain control of Wolverine Bancorp, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Wolverine Bancorp, Inc.’s articles of incorporation to protect the interests of Wolverine Bancorp, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Wolverine Bank, Wolverine Bancorp, Inc. or Wolverine Bancorp, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Wolverine Bancorp, Inc.’s articles of incorporation and bylaws, Wolverine Bank’s federal stock charter, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Wolverine Bancorp, Inc.’s articles of incorporation and bylaws and Wolverine Bank’s federal stock charter, reference should be made in each case to the document in question, each of which is part of Wolverine Bank’s application for conversion with the Office of Thrift Supervision, and except for Wolverine Bank’s federal stock charter, Wolverine Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Wolverine Bancorp, Inc.’s Articles of Incorporation and Bylaws

Wolverine Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Wolverine Bancorp, Inc. more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Wolverine Bank and prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Wolverine Bancorp, Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Wolverine Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Wolverine Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Wolverine Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Wolverine Bancorp, Inc. and its subsidiaries and on the communities in which Wolverine Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Wolverine Bancorp, Inc.;

•	whether a more favorable price could be obtained for Wolverine Bancorp, Inc.’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Wolverine Bancorp, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of Wolverine Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Wolverine Bancorp, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, a majority of the total number of directors that Wolverine Bancorp, Inc. would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Wolverine Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. Wolverine Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Wolverine Bancorp, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Wolverine Bancorp, Inc. that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Wolverine Bancorp, Inc. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the Board of Directors into three staggered classes;

(iii)	The ability of the Board of Directors to fill vacancies on the board;

(iv)	The ability of the Board of Directors to amend and repeal the bylaws;

(v)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Wolverine Bancorp, Inc.;

(vi)	The authority of the Board of Directors to provide for the issuance of preferred stock;

(vii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(viii)	The number of stockholders constituting a quorum or required for stockholder consent;

(ix)	The indemnification of current and former directors and officers, as well as employees and other agents, by Wolverine Bancorp, Inc.;

(x)	The limitation of liability of officers and directors to Wolverine Bancorp, Inc. for money damages; and

(xi)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Wolverine Bank’s Federal Stock Charter

The federal stock charter of Wolverine Bank will provide that for a period of five years from the closing of the conversion, no person other than Wolverine Bancorp, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Wolverine Bank. This provision does not apply to any tax-qualified employee benefit plan of Wolverine Bank or Wolverine Bancorp, Inc. or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK

General

Wolverine Bancorp, Inc. is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Wolverine Bancorp, Inc. currently expects to issue in the offering up to 3,901,375 shares of common stock. Wolverine Bancorp, Inc. will not issue shares of preferred stock in the stock offering. Each share of Wolverine Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Wolverine Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Wolverine Bancorp, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Wolverine Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Wolverine Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Wolverine Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Wolverine Bancorp, Inc. will have exclusive voting rights in Wolverine Bancorp, Inc. They will elect Wolverine Bancorp, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Wolverine Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Wolverine Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of Wolverine Bank are vested in its Board of Directors, who elect the officers of Wolverine Bank and who fill any vacancies on the Board of Directors. Voting rights of Wolverine Bank are vested exclusively in the owners of the shares of capital stock of Wolverine Bank, which will be Wolverine Bancorp, Inc., and voted at the direction of Wolverine Bancorp, Inc.’s Board of Directors. Consequently, the holders of the common stock of Wolverine Bancorp, Inc. will not have direct control of Wolverine Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Wolverine Bank, Wolverine Bancorp, Inc., as the holder of 100% of Wolverine Bank’s capital stock, would be entitled to receive all assets of Wolverine Bank available for distribution, after payment or provision for payment of all debts and liabilities of Wolverine Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Wolverine Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Wolverine Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Wolverine Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Wolverine Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Wolverine Bancorp, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

CHANGE IN ACCOUNTANTS

Prior to this stock offering, the financial statements of Wolverine Bank were audited by Doeren Mayhew. At the time Doeren Mayhew performed audit services for Wolverine Bank, Wolverine Bank was not a public company and was not subject to Securities and Exchange Commission regulations. In connection with this offering and the filing of Wolverine Bancorp, Inc.’s registration statement, on June 3, 2010, Wolverine Bank engaged BKD, LLP, an independent registered public accounting firm, to audit its consolidated financial statements as of and for the years ended December 31, 2009 and December 31, 2008. These financial statements, including BKD, LLP’s Audit Report thereon, are included in this prospectus and in the registration statement. We had no relationship with BKD, LLP in any way during the years ended December 31, 2009 or 2008 or during any period subsequent to December 31, 2009 prior to engaging BKD, LLP.

In connection with our decision to conduct the conversion and stock offering, on May 7, 2010, Doeren Mayhew, our former independent registered public accounting firm, declined to stand for re-election as the independent public accounting firm for Wolverine Bank. This decision was approved by the audit and compliance committee of our Board of Directors.

During the past two years, there has not been any disagreement between Doeren Mayhew and Wolverine Bank whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which, if not resolved to the satisfaction of Doeren Mayhew, would have caused Doeren Mayhew to make a reference to the subject matter of the disagreement in connection with its reports.

Doeren Mayhew’s reports on the financial statements of Wolverine Bank for the past two years have not contained an adverse opinion or disclaimer of opinion, or been modified as to uncertainty, audit scope or accounting principles.

We have provided Doeren Mayhew with a copy of the disclosure contained in this prospectus, which was received by Doeren Mayhew on September 7, 2010. Doeren Mayhew has issued a letter stating that it agrees with our disclosure on this matter. This letter is included as an exhibit to our registration statement filed with the Securities and Exchange Commission.

EXPERTS

The financial statements of Wolverine Bank as of December 31, 2009 and 2008, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of BKD, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. RP Financial, LC. has consented to the publication herein of the summary of its report to Wolverine Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL AND TAX MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Wolverine Bancorp, Inc. and Wolverine Bank, has issued to Wolverine Bancorp, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. BKD, LLP has issued to Wolverine Bancorp, Inc. and Wolverine Bank its opinion regarding the state income tax consequences of the conversion. BKD, LLP has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Kilpatrick Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Wolverine Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Wolverine Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Wolverine Bank has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Central Regional Office of the Office of Thrift Supervision, located at 1 South Wacker Drive, Suite 2000, Chicago, Illinois 60606. Our plan of conversion is available, upon request, at each of our branch offices.

In connection with the offering, Wolverine Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Wolverine Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Wolverine Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

***

Separate financial statements for Wolverine Bancorp, Inc. have not been included in this prospectus because Wolverine Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

201 N Illinois Street, Suite 700 P.O. Box 44998 Indianapolis, IN 46244-0998 317.383.4000 Fax 317.383.4200 www.bkd.com

Report of Independent Registered Public Accounting Firm

Audit Committee and Board of Directors

Wolverine Bank, FSB

Midland, Michigan

We have audited the accompanying consolidated balance sheets of Wolverine Bank, FSB as of December 31, 2009 and 2008, and the related consolidated statements of income, retained earnings and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate, in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wolverine Bank, FSB as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13, the Company changed its method of accounting for income taxes and accrued liabilities by retroactively restating prior years’ financial statements in 2009.

BKD, LLP

Indianapolis, Indiana

August 19, 2010

Wolverine Bank, FSB

Consolidated Balance Sheets

June 30, 2010 (Unaudited) and

December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

	June 30, 2010	December 31
		2009	2008
	(Unaudited)
Assets
Cash and due from banks	$515	$424	$453
Interest-earning demand deposits	22,971	22,900	6,013

Cash and cash equivalents	23,486	23,324	6,466
Interest-earning time deposits	32,990	22,719	18,952
Held to maturity securities	388	1,420	16,294
Loans, net of allowance for loan losses of $10,175 (unaudited), $6,507 and $3,379	237,229	245,036	266,875
Premises and equipment, net	1,752	1,872	1,759
Federal Home Loan Bank stock	4,700	4,700	4,700
Real estate owned	1,016	590	851
Accrued interest receivable	967	990	1,315
Other assets	6,119	4,088	1,639

Total assets	$308,647	$304,739	$318,851

Liabilities and Retained Earnings
Liabilities
Deposits	$176,471	$167,490	$179,383
Federal Home Loan Bank advances	85,000	90,000	92,000
Interest payable and other liabilities	5,518	1,693	2,002

Total liabilities	266,989	259,183	273,385

Commitments and Contingencies

Retained Earnings - substantially restricted	41,658	45,556	45,466

Total liabilities and retained earnings	$308,647	$304,739	$318,851

See Notes to Consolidated Financial Statements

Wolverine Bank, FSB

Consolidated Statements of Operations

Six Months Ended June 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

	Six Months Ended June 30		Years Ended December 31
	2010	2009	2009	2008
	(Unaudited)
Interest and Dividend Income
Loans	$7,296	$8,348	$16,100	$16,807
Investment securities and other	328	464	810	1,571

Total interest and dividend income	7,624	8,812	16,910	18,378

Interest Expense
Deposits	1,664	2,099	3,872	5,387
Borrowings	2,129	2,324	4,650	4,733

Total interest expense	3,793	4,423	8,522	10,120

Net Interest Income	3,831	4,389	8,388	8,258

Provision for Loan Losses	3,480	1,520	3,250	1,142

Net Interest Income After Provision for Loan Losses	351	2,869	5,138	7,116

Noninterest Income
Service charges and fees	128	128	272	278
Net gains on loan sales	213	813	1,311	191
Other	71	60	137	124

Total noninterest income	412	1,001	1,720	593

Noninterest Expense
Salaries and employee benefits	4,782	1,705	3,734	3,380
Net occupancy and equipment expense	373	409	807	799
Data processing expense	103	102	204	200
Federal deposit insurance corporation premiums	142	268	416	25
Professional and service fees	176	141	321	366
Real estate owned expense	104	59	205	368
Other	981	503	1,028	955

Total noninterest expense	6,661	3,187	6,715	6,093

Income (Loss) Before Income Tax	(5,898)	683	143	1,616

Provision for Income Taxes	(2,000)	234	53	557

Net Income (Loss)	$(3,898)	$449	$90	$1,059

See Notes to Consolidated Financial Statements

Wolverine Bank, FSB

Consolidated Statements of Retained Earnings

Six Months Ended June 30, 2010 (Unaudited) and

Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Balance, January 1, 2008	$44,407
Net income	1,059

Balance, December 31, 2008	45,466
Net income	90

Balance, December 31, 2009	45,556
Net loss (unaudited)	(3,898)

Balance, June 30, 2010 (Unaudited)	$41,658

See Notes to Consolidated Financial Statements

Wolverine Bank, FSB

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

	Six Months Ended June 30		Years Ended December 31
	2010	2009	2009	2008
	(Unaudited)
Operating Activities
Net income (loss)	$(3,898)	$449	$90	$1,059
Items not requiring (providing) cash
Depreciation	123	128	274	277
Provision for loan losses	3,480	1,520	3,250	1,142
Deferred income taxes	(823)	(100)	(851)	(407)
Loss on other real estate owned	50	242	314	123
Loans originated for sale	(10,989)	(42,511)	(66,210)	(10,406)
Proceeds from loans sold	11,202	43,324	67,521	10,597
Gain on sale of loans	(213)	(813)	(1,311)	(191)
Changes in
Interest receivable and other assets	(1,185)	(1,180)	(1,252)	377
Interest payable and other liabilities	3,825	1,431	(309)	(207)

Net cash provided by operating activities	1,572	2,490	1,516	2,364

Investing Activities
Net change in interest-bearing deposits	(10,271)	(7,460)	(3,767)	(18,353)
Purchase of held to maturity securities	—	—	—	(20,297)
Proceeds from sales of held to maturity securities	—	—	—	500
Proceeds from calls and maturities of held to maturity securities	1,032	14,634	14,875	5,505
Net change in loans	3,530	10,318	17,326	(12,714)
Proceeds from sale of real estate owned	321	897	1,189	945
Purchase of FHLB stock	—	—	—	(57)
Purchase of premises and equipment	(3)	(144)	(388)	(57)

Net cash provided by (used in) investing activities	(5,391)	18,245	29,235	(44,528)

Financing Activities
Net change in demand deposits, money market, NOW and savings accounts	14,954	1,846	5,267	(4,476)
Net change in certificates of deposit	(5,973)	(15,823)	(17,160)	5,027
Proceeds from Federal Home Loan Bank advances	10,000	—	—	10,000
Repayment of Federal Home Loan Bank advances	(15,000)	—	(2,000)	(4,850)

Net cash provided by (used in) financing activities	3,981	(13,977)	(13,893)	5,701

Increase (Decrease) in Cash and Cash Equivalents	162	6,758	16,858	(36,463)

Cash and Cash Equivalents, Beginning of Period	23,324	6,466	6,466	42,929

Cash and Cash Equivalents, End of Period	$23,486	$13,224	$23,324	$6,466

Supplemental Disclosures of Cash Flows Information
Interest paid	$3,822	$4,476	$8,676	$10,049
Income taxes paid	—	1,085	1,725	595
Loans transferred to real estate	797	1,007	1,263	773

See Notes to Consolidated Financial Statements

Wolverine Bank, FSB

Notes to Consolidated Financial Statements

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Wolverine Bank, FSB (Company) is a federally chartered mutual savings bank whose primarily engaged in providing a full range of banking and financial services to individual and corporate customers in central Michigan. The Bank is subject to competition from other financial institutions. The Company is subject to the regulation of the Office of Thrift Supervision and undergoes periodic examinations.

The Company’s wholly owned subsidiaries, Wolserv Financial, LLC, Wolserv Investment Group and Wolserv Corporation are included in the consolidated financial statements. Effective October 31, 2009, the Company dissolved Wolserv Financial, LLC and Wolserv Investment Group. Wolserv Corporation has a partial ownership interest in a title company.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and financial instruments.

Unaudited Interim Financial Statements

The interim consolidated financial statements at June 30, 2010 and for the six months ended June 30, 2010 and 2009 and the related footnote information are unaudited. Such unaudited interim financial statements have been prepared in accordance with the requirements for presentation of interim financial statements of Regulation S-X and are in accordance with U.S. GAAP. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the results of operations for the interim periods. The results of operations for the six months ended June 30, 2010, are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

Securities

Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on securities are determined on the specific-identification method.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan. The amounts of loans held for sale as of June 30, 2010 (unaudited) and December 31, 2009 and 2008 were not significant.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured. Accrued interest for loans placed on nonaccrual status is reversed against interest income. Loan origination and commitment fees, net of direct origination costs, are deferred and recognized over the expected life of the related loan as an adjustment to the yield using a method which approximates the level-yield method. When loans are sold, any remaining unamortized fees are recognized as an adjustment of the gain (loss) on the sale of such loans.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line and accelerated methods over the estimated useful lives of the assets ranging from 7 to 40 years for buildings and improvements and 3 to 5 years for furniture and equipment.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost, and evaluated for impairment.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiaries.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with difficult circumstances and challenges which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans. The consolidated financial statements have been prepared using values and information currently available to the Company.

At June 30, 2010 and December 31, 2009, the Company held $134,628 (unaudited) and $136,614 in loans collateralized by commercial real estate. Due to national, state and local economic conditions, values for commercial and development real estate have declined, and the market for these properties is less strong than in the past.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Reclassifications

Certain reclassifications have been made to the 2008 and 2009 financial statements to conform to the financial statement presentation. There reclassification had no effect on net income.

Note 2: Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2010 and December 31, 2009 was $25 (unaudited) and $25.

Effective October 3, 2008, the FDIC’s insurance limits increased to $250. At June 30, 2010 and December 31, 2009, the Company’s interest-bearing cash accounts exceeded federally insured limits by $1,940 (unaudited) and $828. Additionally, at June 30, 2010 and December 31, 2009, approximately $19,437 (unaudited) and $20,641 of cash is held by the FHLB of Indianapolis and Federal Reserve Bank of Chicago, which is not federally insured.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Note 3: Securities

The amortized cost and approximate fair values of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Held to Maturity Securities:
June 30, 2010 (Unaudited)
Municipals	$388	$—	$—	$388

December 31, 2009
U.S. Government sponsored agencies	$1,000	$16	$—	$1,016
Municipals	420	—	—	420

	$1,420	$16	$—	$1,436

December 31, 2008
U.S. Government sponsored agencies	$15,634	$68	$—	$15,702
Municipals	660	—	—	660

	$16,294	$68	$—	$16,362

The amortized cost and fair value of securities at June 30, 2010 and December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)

Within one year	$—	$—	$—	$—
One to five years	—	—	1,000	1,016
Five to ten years	388	388	—	—
After ten years	—	—	420	420

Totals	$388	$388	$1,420	$1,436

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

During 2008, the Company sold $500 of held-to-maturity securities and realized no gain or loss. The Company elected to sell these securities due to the deteriorating financial condition of the issuer, which changed the Company’s original intent of holding those securities to the contractual maturity. There were no sales of securities during the six months ended June 30, 2010 and 2009 (unaudited) or the year ended December 31, 2009.

Note 4: Loans and Allowance for Loan Losses

Categories of loans include:

	June 30, 2010	December 31
		2009	2008
	(Unaudited)

Real Estate
Fixed-rate residential	$75,860	$77,288	$102,804
Adjustable-rate residential	7,699	8,544	6,827
Commercial real estate	134,628	136,614	126,723
Construction	10,651	7,551	14,408
Home equity	11,340	11,775	13,704
Commercial non-real estate	10,511	10,521	8,069
Consumer	1,239	1,325	1,688

Total loans	251,928	253,618	274,223

Less
Net deferred loan fees, premiums and discounts	348	351	431
Undisbursed portion of loans	4,176	1,724	3,538
Allowance for loan losses	10,175	6,507	3,379

Net loans	$237,229	$245,036	$266,875

Activity in the allowance for loan losses was as follows:

	Six Months Ended June 30		Years Ended December 31
	2010	2009	2009	2008
	(Unaudited)

Balance, beginning of period	$6,507	$3,379	$3,379	$3,017
Provision charged to expense	3,480	1,520	3,250	1,142
Losses charged off, net of recoveries of $394 (unaudited), $166 (unaudited), $483 and $265	188	(296)	(122)	(780)

Balance, end of period	$10,175	$4,603	$6,507	$3,379

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

The Company has entered into lending transactions with certain executive officers, directors and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties is as follows:

	June 30, 2010	December 31, 2009
	(Unaudited)

Beginning balance	$2,410	$1,241
New loans	284	1,864
Paydowns	663	695

Ending balance	$2,031	$2,410

As of June 30, 2010 and December 31, 2009, the Company has $92,545 (unaudited) and $90,729 of loans outstanding to lessors of rental properties including $54,566 (unaudited) and $50,614 of residential and $37,979 (unaudited) and $40,115 of nonresidential properties.

Impaired loans totaled $25,943 (unaudited), $13,868 and $2,522 at June 30, 2010 and December 31, 2009 and 2008, respectively. An allowance for loan losses of $4,246 (unaudited), $3,009 and $470 relates to impaired loans at June 30, 2010 and December 31, 2009 and 2008, respectively. There were no impaired loans at June 30, 2010 (unaudited) and December 31, 2009 and 2008 that did not have a specific allowance for loan losses.

Interest income of $176 (unaudited), $77 and $4 was recognized on average impaired loans of $16,246 (unaudited), $8,772 and $2,522 for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Cash collected on impaired loans for the six months ended June 30, 2010 and during 2009 and 2008 was $180 (unaudited), $56 and $4, respectively.

At June 30, 2010 (unaudited) and December 31, 2009 and 2008, there were no accruing loans delinquent 90 days or more. Nonaccruing loans at June 30, 2010 and December 31, 2009 and 2008 were $10,266 (unaudited), $7,240 and $3,673, respectively.

Restructured loans included in total impaired loans as noted above totaled $5,700 and $3,800 as of June 30, 2010 (unaudited) and December 31, 2009, respectively. The Company has no commitments to lend additional funds to borrowers whose loans are impaired.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Note 5: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	June 30, 2010	December 31
		2009	2008
	(Unaudited)

Land	$546	$546	$546
Buildings and improvements	3,383	3,383	3,245
Furniture, fixtures and equipment	2,497	2,494	2,244

	6,426	6,423	6,035
Less accumulated depreciation	(4,674)	(4,551)	(4,276)

Net premises and equipment	$1,752	$1,872	$1,759

Note 6: Other Assets and Other Liabilities

	June 30, 2010	December 31
		2009	2008
	(Unaudited)

Other Assets
Current and deferred taxes	$4,969	$2,972	$1,307

Prepaid FDIC premiums	740	873	8
Other prepaid contracts	344	150	214
Other assets	66	93	110

	$6,119	$4,088	$1,639

	June 30, 2010	December 31
		2009	2008
	(Unaudited)

Other Liabilities
Accrued interest payable	$321	$350	$504
Advances by borrowers for taxes and insurance	949	318	359
Accounts payable	96	269	120
Outstanding checks	173	94	153
Accrued pension expense	3,170	47	(11)
Accrued profit sharing expense	337	280	600
Accrued directors’ fees	109	106	83
Other accrued expenses	363	229	194

	$5,518	$1,693	$2,002

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Note 7: Deposits

Deposits are summarized as follows:

	June 30, 2010	December 31
		2009	2008
	(Unaudited)

Savings accounts	$9,476	$9,267	$8,778
Checking accounts	25,683	20,863	15,914
Money market accounts	41,624	31,699	31,870
Certificates of deposit	99,688	105,661	122,821

	$176,471	$167,490	$179,383

Interest expense by deposit type for the six months ended June 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009 and 2008 is as follows:

	Six Months Ended June 30,		Years Ended December 31
	2010	2009	2009	2008
	(Unaudited)

Savings accounts	$4	$3	$5	$25
Checking accounts	23	7	19	32
Money market accounts	149	168	315	881
Certificates of deposit	1,488	1,921	3,533	4,449

	$1,664	$2,099	$3,872	$5,387

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

At June 30, 2010 and December 31, 2009, scheduled maturities of certificates of deposit for the years ending December 31, are as follows:

	June 30, 2010	December 31, 2009
	(Unaudited)

2010	$47,817	$76,670
2011	35,015	9,752
2012	7,077	6,372
2013	4,736	3,582
2014	1,090	3,672
Thereafter	3,953	5,613

	$99,688	$105,661

Time deposits of $100 or more were $52,005 (unaudited), $54,782 and $63,314 at June 30, 2010 and December 31, 2009 and 2008.

Note 8: Federal Home Loan Bank Advances

Federal Home Loan Bank advances totaled $85,000 (unaudited), $90,000 and $92,000 at June 30, 2010 and December 31, 2009 and 2008. At December 31, 2009, the advances are at fixed rates and bear interest at rates ranging from 2.80% to 5.99% and are secured by loans under a blanket collateral agreement as well as specific deposits at the Federal Home Loan Bank totaling $166,721. At June 30, 2010 (unaudited), the advances are at fixed rates and bear interest at rates ranging from 2.45% to 5.95% and are secured by loans under a blanket collateral agreement as well as specific deposits at the Federal Home Loan Bank totaling $144,553. Advances are subject to restrictions or penalties in the event of prepayment.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

At June 30, 2010 and December 31, 2009, scheduled maturities of advances for the years ending December 31, are as follows:

	June 30, 2010	December 31, 2009
	(Unaudited)

2010	$8,000	$23,000
2011	11,000	11,000
2012	7,000	7,000
2013	14,000	14,000
2014	13,000	3,000
Thereafter	32,000	32,000

	$85,000	$90,000

At June 30, 2010 and December 31, 2009, advances totaling $7,000 (unaudited) and $27,000 may, at certain dates, be converted to adjustable rate advances by the FHLB. If converted, the advances may be prepaid without penalty.

Note 9: Income Taxes

The provision for income taxes includes these components:

	Six Months Ended June 30		Years Ended December 31
	2010	2009	2009	2008
	(Unaudited)		(Restated)

Taxes currently payable	$(1,177)	$333	$904	$964
Deferred income taxes	(823)	(100)	(851)	(407)

Income tax expense (benefit)	$(2,000)	$233	$53	$557

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	Six Months Ended June 30		Years Ended December 31
	2010	2009	2009	2008
	(Unaudited)		(Restated)

Computed at the statutory rate (34%)	$(2,005)	$232	$48	$549
Increase (decrease) resulting from
Tax exempt interest	—	(1)	(1)	(1)
Other	5	2	6	9

Actual tax expense (benefit)	$(2,000)	$233	$53	$557

Effective tax rate	33.9%	34.3%	37.1%	34.5%

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	June 30, 2010	December 31
		2009	2008
	(Unaudited)

Deferred tax assets
Allowance for loan losses	$2,012	$2,212	$1,388
Pension plan	1,078	—	—
Depreciation	24	24	62
Nonaccrual loan interest	104	126	46
Deferred loan fees	163	127	159
Deferred compensation	151	131	232
Other real estate owned	106	106	2
Other	41	49	37

	3,679	2,775	1,926

Deferred tax liabilities
FHLB stock dividends	58	58	58
FHLB prepaid penalty	81	—	—
Other	—	—	2

	139	58	60

Net deferred tax asset	$3,540	$2,717	$1,866

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Retained earnings at June 30, 2010 (unaudited) and December 31, 2009 and 2008, include approximately $2,019 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $686 at June 30, 2010 (unaudited) and December 31, 2009 and 2008.

ASC Topic 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not identify any uncertain tax positions that it believes should be recognized in the consolidated financial statements. The open tax years subject to examination by taxing authorities are the years subsequent to 2005.

Note 10: Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of June 30, 2010 (unaudited) and December 31, 2009 and 2008, that the Company meets all capital adequacy requirements to which it is subject.

As of June 30, 2010 (unaudited) and December 31, 2009, the most recent notification from the Office of Thrift Supervision categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s category.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

The Company’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2010 (Unaudited)
Total risk-based capital (to risk-weighted assets)	$43,177	19.8%	$17,562	8.0%	$21,953	10.0%
Tier I capital (to risk-weighted assets)	40,394	18.5	8,781	4.0	13,172	6.0
Tier I capital (to adjusted total assets)	40,394	13.1	9,263	3.0	15,438	5.0
Tier I capital (to adjusted tangible assets)	40,394	13.1	6,175	2.0	N/A	N/A
Tangible capital (to adjusted tangible assets)	40,394	13.1	4,631	1.5	N/A	N/A

As of December 31, 2009
Total risk-based capital (to risk-weighted assets)	$48,336	21.8%	$17,737	8.0%	$22,172	10.0%
Tier I capital (to risk-weighted assets)	45,556	20.5	8,869	4.0	13,303	6.0
Tier I capital (to adjusted total assets)	45,556	14.9	9,144	3.0	15,240	5.0
Tier I capital (to adjusted tangible assets)	45,556	14.9	6,096	2.0	N/A	N/A
Tangible capital (to adjusted tangible assets)	45,556	14.9	4,572	1.5	N/A	N/A

As of December 31, 2008
Total risk-based capital (to risk-weighted assets)	$48,219	21.9%	$17,616	8.0%	$22,020	10.0%
Tier I capital (to risk-weighted assets)	45,466	20.6	8,808	4.0	13,212	6.0
Tier I capital (to adjusted total assets)	45,466	14.3	9,565	3.0	15,942	5.0
Tier I capital (to adjusted tangible assets)	45,466	14.3	6,377	2.0	N/A	N/A
Tangible capital (to adjusted tangible assets)	45,466	14.3	4,783	1.5	N/A	N/A

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

The following is a reconciliation of the Bank’s equity capital under generally accepted accounting principles in the United States of America to Tangible and Tier 1 capital and Total Capital (as defined by the OTS) at June 20, 2010 (unaudited) and December 31, 2009 and 2008:

	June 30, 2010	December 31
		2009	2008
	(Unaudited)

Equity capital	$41,658	$45,556	$45,466
Disallowed deferred tax asset	(1,264)	—	—
Tangible and Tier 1 capital	40,394	45,556	45,466
Allowance for loan losses	2,783	2,780	2,753

Total capital	$43,177	$48,336	$48,219

Note 11: Employee Benefits

The Company is a participant in the multi-employer Pentegra Defined Benefit Plan for Financial Institutions (PDBPFI), which covers substantially all of the Company’s officers and employees. The PDBPFI plan provides monthly retirement benefits based on the employee’s basic compensation and years of service. The Company’s contributions are determined by the PDBPFI plan and generally represent the normal cost of the plan plus any funding shortfall requirements. Pension expense was approximately $3,126 (unaudited) and $107 (unaudited) for the six months ended June 30, 2010 and 2009 and $279 and $274 for the years ended December 31, 2009 and 2008.

The Company has deferred compensation plans covering certain management employees and directors which will be payable upon the terms of the contracts. The liability accrued at June 30, 2010 and December 31, 2009 and 2008 was $279 (unaudited), $279 and $600. The amount of expense recorded for the six months ended June 30, 2010 and 2009 was $0 (unaudited) and $0 (unaudited), respectively. The amount recorded as expense for the years ended December 31, 2009 and 2008 was $60 and $74, respectively.

The Company has a retirement savings 401(k) plan covering substantially all employees. Employees may contribute up to 50% of their compensation with the Company matching 100% of the employee’s contribution on the first 3% of the employee’s compensation and 50% of the employee’s contributions that exceed 3% but does not exceed 5%. Employer contributions charged to expense during the six months ended June 30, 2010 and 2009 were $32 (unaudited) and $28 (unaudited), respectively. Employer contributions charged to expense for the years ended 2009 and 2008 were $68 and $66, respectively.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Note 12: Disclosures About Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets under the valuation hierarchy. The Company has no assets or liabilities measured at fair value on a recurring basis and no liabilities measured at fair value on a nonrecurring basis.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2010 (Unaudited) and December 31, 2009 and 2008:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

June 30, 2010 (Unaudited)
Impaired loans	$20,363	$—	$—	$20,363

December 31, 2009
Impaired loans	$10,859	$—	$—	$10,859

December 31, 2008
Impaired loans	$2,052	$—	$—	$2,052

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

The following table presents estimated fair values of the Company’s financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	June 30,		December 31
	2010		2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Unaudited)
Financial assets
Cash and cash equivalents	$23,486	$23,486	$23,324	$23,324	$6,466	$6,466
Interest bearing time deposits	32,990	32,990	22,719	22,719	18,952	18,952
Held to maturity securities	388	388	1,420	1,436	16,294	16,362
Loans, net of allowance for loan losses	237,229	244,447	245,036	252,150	266,875	271,067
Federal Home Loan Bank stock	4,700	4,700	4,700	4,700	4,700	4,700
Interest receivable	967	967	990	990	1,315	1,315

Financial liabilities
Deposits	176,471	178,479	167,490	169,323	179,383	182,026
Federal Home Loan Bank advances	85,000	92,943	90,000	95,352	92,000	99,545
Interest payable	321	321	350	350	504	504

The following methods and assumptions were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest-Bearing Time Deposits, Federal Home Loan Bank Stock, Interest Receivable and Interest Payable

The carrying amount approximates fair value.

Held to Maturity Securities

Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

Loan commitments and letters-of-credit generally have short-term, variable rate features and contain clauses which limit the Company’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

Note 13: Commitments and Contingent Liabilities

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

At year-end, these financial instruments are summarized as follows:

	June 30, 2010	December 31
		2009	2008
	(Unaudited)

Commitments to extend credit	$7,995	$6,021	$8,501
Unused portions of lines of credit	3,301	3,112	4,542
Standby letters of credit	115	115	795
Commercial letters of credit	427	55	44

At June 30, 2010 (unaudited) and December 31, 2009, the Company had $1,279 and $236 of fixed rate loan commitments with interest rates ranging from 4.625% to 4.875% and 4.875% to 4.875%. There is no material difference between the notional amount and the estimated fair value of off-balance sheet items.

Note 14: Restatement of Previously Reported Financial Statements

Subsequent to December 31, 2009, it was determined that the previously reported accrued income taxes were overstated as of December 31, 2008 and previously reported income tax expense was understated for the year ended December 31, 2009. In addition, previously reported other liabilities were overstated as of December 31, 2009 and 2008. These errors and the related corrections impacted the consolidated financial statements as summarized below:

Consolidated Balance Sheets

	December 31, 2009			December 31, 2008
	As Previously Reported with reclassifications	As Restated	Total Effect	As Previously Reported with reclassifications	As Restated	Total Effect

Other assets	—	—	—	$909	$1,639	$730
Total assets	—	—	—	$318,121	$318,851	$730
Interest payable and other liabilities	$1,963	$1,693	$(270)	$2,272	$2,002	$(270)
Total liabilities	$259,453	$259,183	$(270)	$273,655	$273,385	$(270)
Retained earnings	$45,286	$45,556	$270	$44,466	$45,466	$1,000
Total liabilities and retained earnings	$304,739	$304,739	$—	$318,121	$318,851	$730

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

Consolidated Statements of Income

	December 31, 2009
	As Previously Reported	As Restated	Total Effect

Provision for income taxes (benefit)	$(677)	$53	$730
Net income	$820	$90	$(730)

Consolidated Statements of Cash flows

	December 31, 2009			December 31, 2008
	As Previously Reported with reclassifications	As Restated	Total Effect	As Previously Reported with reclassifications	As Restated	Total Effect

Net income	$820	$90	$(730)	—	—	—
Deferred income taxes	$(1,581)	$(851)	$(730)	—	—	—
Change in interest receivable and other assets	—	—	—	$1,107	$377	$730
Change in interest payable and other liabilities	$(579)	$(309)	$(270)	$(477)	$(207)	$(270)

Note 15: Plan of Conversion and Change in Corporate Form

On July 12, 2010, the Board of Directors of the Company adopted a plan of conversion (Plan), as amended on August 30, 2010. The Plan is subject to the approval of the Office of Thrift Supervision (OTS) and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Company at a special meeting. The Plan sets forth that the Company proposes to convert into a stock savings bank structure with the establishment of a stock holding company (New Company), as parent of the Company. The Company will convert to the stock form of ownership, followed by the issuance of all of the Company’s outstanding stock to the New Company. Pursuant to the Plan, the Company will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Company’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe for up to 8% of the common stock sold in the offering. The New Company is being organized as a corporation incorporated under the laws of the State of Maryland and will own all of the outstanding common stock of the Company upon completion of the conversion.

Wolverine Bank, FSB

Notes to Consolidated Financial Statements—(Continued)

As of June 30, 2010 (Unaudited) and December 31, 2009 and 2008 (Restated),

and Six Months Ended June 30, 2010 and 2009 (Unaudited),

and Years Ended December 31, 2009 and 2008 (Restated)

(Dollars in Thousands)

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At June 30, 2010, the Company had incurred an insignificant amount of deferred conversion costs in the form of retainers paid and included in other assets on the accompanying June 30, 2010, balance sheet. The Company had incurred no deferred conversion costs as of December 31, 2009 or 2008. At the completion of the conversion to stock form, the Company will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefits of eligible savings account holders who maintain deposit accounts in the Company after conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Company’s assets, liabilities and equity unchanged as a result.

Note 16: Subsequent Events

During June 2010, the Board of Directors of the Company elected to freeze the future accrual of benefits under the PDBFI and withdrew from the plan. Accordingly, the Company recorded expense in the amount of approximately $3,200 to accrue for the related plan liability. No benefits will accrue under the plan subsequent to June 30, 2010.

Subsequent events have been evaluated through August 19, 2010, which is the date the consolidated financial statements were available to be issued.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Wolverine Bancorp, Inc. or Wolverine Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Wolverine Bancorp, Inc. or Wolverine Bank since any of the dates as of which information is furnished herein or since the date hereof.

WOLVERINE BANCORP, INC.

(Proposed Holding Company for

Wolverine Bank)

Up to 3,392,500 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 3,901,375 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

November     , 2010

Until [expiration date] or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)

*	Registrant’s Legal Fees and Expenses	$475,000
*	Registrant’s Accounting Fees and Expenses	125,000
*	Conversion Agent and Data Processing Fees	27,500
*	Marketing Agent Fees (1)	438,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	95,000
*	Appraisal Fees and Expenses	57,500
*	Printing, Postage, Mailing and EDGAR Fees	150,000
*	Filing Fees (OTS, Nasdaq, FINRA and SEC)	69,250
*	Business Plan Fees and Expenses	48,000
*	Other	64,750

*	Total	$1,550,000

*	Estimated
(1)	Wolverine Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Wolverine Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1	Engagement Letter between Wolverine Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Wolverine Bank, Wolverine Bancorp, Inc., and Keefe, Bruyette & Woods, Inc.*

2	Plan of Conversion*

3.1	Articles of Incorporation of Wolverine Bancorp, Inc.*

3.2	Bylaws of Wolverine Bancorp, Inc.*

4	Form of Common Stock Certificate of Wolverine Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1	Federal Tax Opinion*

8.2	Michigan Tax Opinion*

10.1	Employment Agreement of David H. Dunn*

10.2	Employment Agreement of Rick A. Rosinski*

10.3	2002 Long Term Incentive Plan, as amended*

10.4	2006 Long Term Incentive Plan, as amended for Dunn*

10.5	2006 Long Term Incentive Plan, as amended for Rosinski*

16	Change in Certifying Accountants Letter *

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of BKD LLP

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Wolverine Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with FinPro, Inc.*

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Wolverine Bank*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Midland, State of Michigan on November 5, 2010.

WOLVERINE BANCORP, INC.

By:	/S/ DAVID H. DUNN
David H. Dunn
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Wolverine Bancorp, Inc. (the “Company”) hereby severally constitute and appoint David H. Dunn as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said David H. Dunn may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said David H. Dunn shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ DAVID H. DUNN David H. Dunn	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2010

/S/ RICK A. ROSINSKI Rick A. Rosinski	Chief Operating Officer and Treasurer (Principal Financial and Accounting Officer)	November 5, 2010

/S/ RICHARD M. REYNOLDS Richard M. Reynolds	Chairman of the Board	November 5, 2010

/S/ ROBERTA N. ARNOLD Roberta N. Arnold	Director	November 5, 2010

/S/ ERIC P. BLACKHURST Eric P. Blackhurst	Director	November 5, 2010

/S/ HERBERT L. CAMP Herbert L. Camp	Director	November 5, 2010

Ron R. Sexton	Director

/S/ J. DONALD SHEETS J. Donald Sheets	Director	November 5, 2010

/S/ JOSEPH M. VANDERKELEN Joseph M. VanderKelen	Director	November 5, 2010

As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333-169432

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 2

REGISTRATION STATEMENT

ON

FORM S-1

Wolverine Bancorp, Inc.

Midland, Michigan

EXHIBIT INDEX

1.1	Engagement Letter between Wolverine Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Wolverine Bank, Wolverine Bancorp, Inc., and Keefe, Bruyette & Woods, Inc.*

2	Plan of Conversion*

3.1	Articles of Incorporation of Wolverine Bancorp, Inc.*

3.2	Bylaws of Wolverine Bancorp, Inc.*

4	Form of Common Stock Certificate of Wolverine Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1	Federal Tax Opinion*

8.2	Michigan Tax Opinion*

10.1	Employment Agreement of David H. Dunn*

10.2	Employment Agreement of Rick A. Rosinski*

10.3	2002 Long Term Incentive Plan, as amended*

10.4	2006 Long Term Incentive Plan, as amended for Dunn*

10.5	2006 Long Term Incentive Plan, as amended for Rosinski*

16	Change in Certifying Accountants Letter*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of BKD LLP

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Wolverine Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with FinPro, Inc.*

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Wolverine Bank*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.